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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                  SCHEDULE 14C
                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

       INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             ---------------------

Check the appropriate box:

[X]  Preliminary Information Statement          [ ]  Confidential, for use of the Commission
[ ]  Definitive Information Statement           only (as permitted by Rule 14c-5(d)(2))

                         GAYLORD CONTAINER CORPORATION
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]  Fee paid previously with preliminary materials.
[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

                            CALCULATION OF TOTAL FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                      AGGREGATE NUMBER OF     PER UNIT PRICE OR      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO  SECURITIES TO WHICH      OTHER UNDERLYING     AGGREGATE VALUE OF
     WHICH TRANSACTION APPLIES       TRANSACTION APPLIES(1)  VALUE OF TRANSACTION     TRANSACTION(1)     TOTAL FEE(1)(2)
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value
  $.0001 per share (including the
  associated rights to purchase
  preferred stock), of Gaylord
  Container Corporation ("Common
  Stock").........................         7,683,658                $1.17               $8,989,879            $827
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) As of March 4, 2002, there were approximately 7,683,658 shares of Common Stock outstanding and owned by Gaylord stockholders other than Temple-Inland Acquisition Corporation and Inland Investments LLC. In the merger described in the accompanying Information Statement, each share of Common Stock not held by Temple-Inland Acquisition Corporation and Inland Investments LLC will (subject to appraisal rights) be converted into the right to receive $1.17 in cash.

(2) The amount of the filing fee, calculated in accordance with Section 13(e) of the Securities Exchange Act of 1934, as amended, equals $92 per million dollars of the aggregate cash payment in the merger to Gaylord stockholders other than Temple-Inland Acquisition Corporation and Inland Investments LLC. Such fee is offset in its entirety as set forth below.

[ ]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

AMOUNT PREVIOUSLY PAID: $6,072              FILING PARTY:  Temple-Inland Inc. and
                                                           Temple-Inland Acquisition
FORM, SCHEDULE OR REGISTRATION NO.:         Corporation
  Schedule TO, File No. 005-39843           DATE FILED:   January 22, 2002

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--------------------------------------------------------------------------------

                       GAYLORD CONTAINER CORPORATION LOGO

                         GAYLORD CONTAINER CORPORATION
                               500 LAKE COOK ROAD
                                   SUITE 400
                           DEERFIELD, ILLINOIS 60015

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 5, 2002

To the Stockholders of
Gaylord Container Corporation:

     Notice is hereby given that a Special Meeting of the Stockholders of Gaylord Container Corporation, a Delaware corporation (the "Company"), will be held in the offices of Temple-Inland Inc., 303 South Temple Drive, Diboll, Texas, at 9:00 a.m. CST, on Friday, April 5, 2002, for the following purposes:

          1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 21, 2002, (the "Merger Agreement"), by and among Temple-Inland Inc., a Delaware corporation ("Parent"), Temple-Inland Acquisition Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (the "Purchaser"), and the Company, and approve the proposed merger of the Purchaser with and into the Company, with the Company surviving as an indirect, wholly-owned subsidiary of Parent (the "Merger"). Each share of the Company's common stock outstanding (other than shares owned beneficially or of record by Parent or any subsidiary of Parent or held in the treasury of the Company, all of which will be canceled and retired without payment of any consideration therefor, and other than shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the Delaware General Corporation Law (the "DGCL")), shall be converted into the right to receive $1.17 per share in cash, without interest. The Merger Agreement is more fully described in the accompanying Information Statement, and a copy of the Merger Agreement is attached to the Information Statement as Annex A.

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The Company's Board of Directors is not aware of, and does not intend to raise, any other matters to be considered at the Special Meeting.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. IF YOU WISH TO VOTE YOUR SHARES, YOU MAY DO SO ONLY BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

     PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR STOCK AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS AFTER THE MERGER IS EFFECTIVE REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES AND RECEIPT OF PAYMENT FOR YOUR SHARES.

     Only stockholders of record at the close of business on March 14, 2002 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. A list of those stockholders will be available for examination for proper purposes during ordinary business hours at the offices of the Company at 500 Lake Cook Road, Suite 400, Deerfield, Illinois 60015, for the 10-day period before the Special Meeting.

     Under the Company's Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of 66 2/3% of the issued and outstanding common stock is the only vote that is necessary to adopt the Merger Agreement and approve the Merger at the Special Meeting. AS A RESULT OF THE PURCHASE OF SHARES PURSUANT TO THE TENDER OFFER CONTEMPLATED BY THE MERGER AGREEMENT, PARENT, THROUGH ITS AFFILIATES, HAS THE RIGHT TO VOTE A SUFFICIENT NUMBER OF OUTSTANDING SHARES AT THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES THEREBY ASSURING SUCH ADOPTION AND APPROVAL. Pursuant to the Merger Agreement, Parent and its affiliates are obligated to vote the shares owned by them in favor of adopting the Merger Agreement and approving the Merger. Accordingly, the Company has decided not to solicit proxies from its stockholders. The Company currently anticipates that the Merger will be consummated on April 5, 2002 or as promptly as practicable thereafter.

     Under Delaware law, holders of common stock who do not vote to adopt the Merger Agreement and approve the Merger and who otherwise strictly comply with applicable requirements of Section 262 ("Section 262") of the DGCL (including, but not limited to, delivering a written demand for appraisal to the Company prior to the vote on the adoption of the Merger Agreement and approval of the Merger at the Special Meeting) may demand payment in cash from the Company of the fair value of such stockholder's shares. THIS NOTICE AND THE ENCLOSED INFORMATION STATEMENT CONSTITUTE NOTICE OF APPRAISAL RIGHTS TO HOLDERS OF SHARES PURSUANT TO SECTION 262. Holders of shares who wish to assert appraisal rights, if available, should comply with the procedures set forth in Section 262 (a copy of which is attached as Annex B to the enclosed Information Statement). A stockholder who elects to exercise appraisal rights must mail or deliver such stockholder's written demand to the Company at, 303 South Temple Drive, Diboll, Texas 75941, Attention: General Counsel. Appraisal rights under Section 262 are also discussed in the Information Statement under the heading "Appraisal Rights."

     The affirmative vote of holders of 66 2/3% of the shares of the Company's common stock outstanding and entitled to vote at the Special Meeting is necessary to adopt the Merger Agreement and approve the Merger. Parent, through its affiliates, owns a sufficient number of shares to ensure such adoption and approval at the Special Meeting and will vote all of its shares in favor of the proposal. As a result, the affirmative vote of no other stockholder will be required to adopt the Merger Agreement and approve the Merger.

     An Information Statement containing a detailed description of the matters to be considered at the Special Meeting accompanies this notice.

                                          By order of the Board of Directors,

                                          /s/ LESLIE K. O'NEAL
                                          --------------------------------------
                                          LESLIE K. O'NEAL
                                          Secretary

Deerfield, Illinois
March -- , 2002

                         GAYLORD CONTAINER CORPORATION
                               500 LAKE COOK ROAD
                                   SUITE 400
                           DEERFIELD, ILLINOIS 60015

                             ---------------------

                             INFORMATION STATEMENT

                   FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
                         GAYLORD CONTAINER CORPORATION
                          TO BE HELD ON APRIL 5, 2002

                             ---------------------

     This Information Statement is being furnished by the Board of Directors of Gaylord Container Corporation, a Delaware corporation (the "Company"), to the holders of record at the close of business on March 14, 2002 (the "Record Date") of the outstanding shares of the Company's Class A Common Stock, par value $0.0001 per share (the "Common Stock"), including the associated rights to purchase preferred stock issued pursuant to the Rights Agreement, dated June 12, 1995 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as rights agent (the "Rights" and, together with the Common Stock, the "Shares"), in connection with the Agreement and Plan of Merger, dated as of January 21, 2002 (the "Merger Agreement"), by and among Temple-Inland Inc., a Delaware corporation ("Parent"), Temple-Inland Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the "Purchaser"), and the Company, a copy of which is attached hereto as Annex A.

     The Merger is the second and final step in a two-step transaction provided for by the Merger Agreement. Pursuant to the Merger Agreement, (i) Parent caused the Purchaser to commence a cash tender offer (the "Offer") for all the outstanding Shares at a purchase price of $1.17 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, and (ii) the Purchaser will be merged with and into the Company (the "Merger"). The Offer expired on February 28, 2002, and 48,323,652 Shares were validly tendered and not withdrawn pursuant to the Offer. The Purchaser and Inland Investments LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Parent ("Inland Investments"), which is the assignee of part of the Purchaser's rights to purchase Shares tendered, have accepted for payment and purchased all Shares tendered, which constitute approximately 86.3% of the total outstanding Shares. Pursuant to the Merger, each Share outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than Shares owned beneficially or of record by Parent or any subsidiary of Parent or held in the treasury of the Company, all of which will be canceled and retired without payment of any consideration therefor, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights ("Dissenting Shares") under the Delaware General Corporation Law (the "DGCL")), shall be converted into the right to receive $1.17 per Share in cash, without interest (the "Merger Consideration"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation"), indirectly wholly-owned by Parent.

     In accordance with the Company's Amended and Restated Certificate of Incorporation, the Merger Agreement requires the adoption and approval by the affirmative vote of the holders of 66 2/3% of the outstanding Shares. After the consummation of the Offer, the Purchaser and Inland Investments collectively own of record 48,323,652 Shares, or approximately 86.3% of the outstanding Shares. AS A RESULT OF THE PURCHASE OF SHARES PURSUANT TO THE OFFER, THE PURCHASER AND INLAND INVESTMENTS HAVE THE RIGHT TO VOTE A SUFFICIENT NUMBER OF OUTSTANDING SHARES AT THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES, THEREBY ASSURING SUCH ADOPTION AND APPROVAL. Pursuant to the Merger Agreement, the Purchaser and Inland Investments are obligated to vote the Shares owned by them in favor of adopting the Merger Agreement and approving the Merger. Accordingly, the Company has decided not to solicit proxies from its stockholders.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. IF YOU WISH TO VOTE YOUR SHARES, YOU MAY DO SO ONLY BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

     The Company currently anticipates that the Merger will be consummated on April 5, 2002 or as promptly as practicable thereafter. The Effective Time of the Merger will be the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, which is expected to occur on or about April 5, 2002, and in no event earlier than 20 days after the mailing of this Information Statement to the Company's stockholders.

     Under Delaware law, holders of Shares who do not vote to adopt the Merger Agreement and who otherwise strictly comply with applicable requirements of
Section 262 of the DGCL may dissent from the Merger and demand payment in cash from the Company of the fair value of their Shares. This Information Statement constitutes notice of appraisal rights to holders of Shares pursuant to the DGCL. Holders of Shares who wish to assert appraisal rights, if available, should comply with the procedures set forth in Section 262 of the DGCL (a copy of which is attached as Annex B to this Information Statement).

     Concurrent with the Offer, Parent's designee commenced separate tender offers (the "Notes Offers to Purchase") to purchase all of the then outstanding 9 3/8% Senior Notes due 2007 (the "9 3/8% Senior Notes"), 9 3/4% Senior Notes due 2007 (the "9 3/4% Senior Notes") and 9 7/8% Senior Subordinated Notes due 2008 (the "9 7/8% Subordinated Notes" and, together with the 9 3/8% Senior Notes and the 9 3/4% Senior Notes, the "Notes"), of the Company, and related consent solicitations to amend certain provisions of the indentures under which such Notes were issued (the "Consent Solicitations," and together with the Notes Offers to Purchase, the "Notes Tender Offers"). The Notes Tender Offers were made at a price of $900 for each $1,000 principal amount of 9 3/4% Senior Notes, $900 for each $1,000 principal amount of 9 3/4% Senior Notes, and $400 for each $1,000 principal amount of 9 7/8% Subordinated Notes, payable in cash. The Notes Tender Offers expired at 12:00 midnight, New York City time, on February 28, 2002. Upon consummation of the Notes Tender Offers, Parent's assignee Inland Investments acquired $198,668,000 in aggregate principal amount of the 9 3/8% Senior Notes, $221,642,500 in aggregate principal amount of the 9 3/4% Senior Notes, and $209,095,000 in aggregate principal amount of the 9 7/8% Subordinated Notes, representing approximately 99.3%, 98.5%, and 83.6% of the aggregate principal amount of the respective series of Notes. With Parent's lowering of the minimum note condition with respect to the 9 7/8% Subordinated Notes to 82.6% on February 22, 2002, the tenders of such amounts satisfied the minimum note condition to the Offer with respect to each series of Notes.

     This Information Statement is first being mailed on or about March -- , 2002.

           THE DATE OF THIS INFORMATION STATEMENT IS MARCH  -- , 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
PRICE RANGE OF SHARES AND DIVIDENDS.........................    5
CHANGE OF CONTROL...........................................    5
THE MERGER..................................................    6
  Background of the Merger..................................    6
  Recommendation of the Independent Special Committee and
     the Gaylord Board......................................   18
  Reasons for the Merger; Factors Considered by the
     Independent Special Committee and the Gaylord Board....   19
  Opinion of Deutsche Banc Alex. Brown Inc. ................   22
  Opinion of Rothschild Inc. ...............................   22
  Interests of Certain Persons in the Merger................   23
  Indemnification...........................................   28
  Payment for Shares........................................   28
  Appraisal Rights..........................................   29
  Certain Federal Income Tax Considerations.................   32
  Accounting Treatment......................................   33
  Regulatory Approvals......................................   33
  Certain Litigation........................................   34
  Preferred Share Purchase Rights...........................   36
THE MERGER AGREEMENT........................................   36
  The Merger................................................   36
  Composition of the Company Board..........................   37
  Conditions to the Merger..................................   37
  Termination...............................................   37
  Fees and Expenses.........................................   38
  Amendment.................................................   38
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT....   38
WHERE YOU CAN FIND MORE INFORMATION.........................   39
DELIVERY OF DOCUMENTS TO MULTIPLE STOCKHOLDERS SHARING AN
  ADDRESS...................................................   39
INCORPORATION OF DOCUMENTS BY REFERENCE.....................   39
FORWARD-LOOKING STATEMENTS AND INFORMATION..................   40
OTHER MATTERS...............................................   40

ANNEX A     AGREEMENT AND PLAN OF MERGER

ANNEX B     SECTION 262 OF THE DELAWARE GENERAL CORPORATION
            LAW -- APPRAISAL RIGHTS

ANNEX C     OPINION OF DEUTSCHE BANC ALEX. BROWN INC.

ANNEX D     OPINION OF ROTHSCHILD INC.

                               SUMMARY TERM SHEET

     This Information Statement is being sent to advise you of a special meeting to be held on April 5, 2002, at the time and place specified in the attached Notice of Special Meeting, or at any adjournments or postponements thereof. The special meeting has been called to adopt the merger agreement, by and among Temple-Inland, Temple-Inland Acquisition Corporation, a subsidiary of Temple-Inland Inc., and Gaylord Container Corporation, and approve the merger of Temple-Inland Acquisition Corporation with and into Gaylord. The following are some of the questions you, as one of the stockholders of Gaylord, may have and answers to those questions. This summary term sheet does not contain all of the information that is important to you. We urge you to read carefully the remainder of this Information Statement and the Annexes, as well as the information we incorporate by reference.

WHAT IS THE DATE, TIME AND PLACE OF THE SPECIAL MEETING?

     The special meeting of stockholders of Gaylord will be held on April 5, 2002 at 9:00 a.m. CST in the offices of Temple-Inland Inc., 303 South Temple Drive, Diboll, Texas.

WHAT ARE STOCKHOLDERS BEING ASKED TO APPROVE AT THE SPECIAL MEETING?

     At the special meeting, the stockholders of Gaylord will be asked to consider and vote on the adoption and approval of the merger agreement and the merger. The merger agreement is attached as Annex A to this Information Statement. Stockholders will also be asked to consider such other business as may properly come before the meeting.

WHO IS ENTITLED TO VOTE? WHAT VOTE IS REQUIRED?

     Record Date; Quorum. The board of directors of Gaylord has fixed the close of business on March 14, 2002 as the record date for the determination of the Gaylord stockholders entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, Gaylord had outstanding
 -- shares of common stock held of record by approximately -- registered holders. Each outstanding share of common stock is entitled to one vote on all matters coming before the special meeting. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the meeting.

     Required Vote; No Additional Votes Required. Under Delaware law, the merger agreement must be adopted by the affirmative vote of the majority of the outstanding shares of the Company's common stock. Pursuant to Gaylord's amended and restated certificate of incorporation, the merger must be approved by the affirmative vote of the holders of 66 2/3% of the outstanding shares of the Company's common stock. As a result of the tender offer described below, Temple-Inland Acquisition Corporation and Inland Investments LLC own 48,323,652 shares of Gaylord, or approximately 86.3% of the outstanding shares, and will vote those shares in favor of the adoption of the merger agreement and approval of the merger. Accordingly, the requirements of Delaware law and Gaylord's amended and restated certificate of incorporation will be satisfied without the affirmative vote of any other stockholder.

     Treatment of Abstentions and Non-Votes. The inspectors of election will treat shares of Gaylord common stock that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the special meeting. The inspectors of election will treat "broker non-votes" (i.e., shares held by brokers that are represented at a meeting but with respect to which the broker does not have discretionary authority to vote) as shares that are present and entitled to vote for purposes of establishing a quorum. Since Gaylord's amended and restated certificate of incorporation requires that the merger must be approved by the affirmative vote of 66 2/3% of the outstanding shares of Gaylord common stock, abstentions and broker non-votes will have the same effect as votes against adoption and approval.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. IF YOU WISH TO VOTE YOUR SHARES, YOU MAY DO SO ONLY BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

WHAT WILL BE THE EFFECT OF THE MERGER? WHAT WILL HAPPEN TO MY SHARES?

     Gaylord will be the surviving corporation of the merger, but it will continue to exist only as an indirect, wholly-owned subsidiary of Temple-Inland. Each outstanding share of Gaylord, not already tendered and purchased by Temple-Inland Acquisition Corporation or Inland Investments LLC pursuant to the offer, and other than those shares that are held by stockholders, if any, who properly exercise their dissenters' rights under Delaware law, will be converted into the right to receive $1.17 in cash, without interest. Accordingly, your equity interest in Gaylord will be terminated. See "The Merger -- Payment for Shares."

     Pursuant to the merger agreement, the directors, officers, certificate of incorporation and by-laws of Temple-Inland Acquisition Corporation will become the directors, officers, certificate of incorporation and by-laws of Gaylord. See "The Merger -- Composition of the Company Board."

     Following the consummation of the merger, the shares of Gaylord will be delisted from the American Stock Exchange and the registration of the shares under the Securities Exchange Act will be terminated.

     IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF ANY CERTIFICATES YOU HOLD REPRESENTING SHARES IN GAYLORD. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED THESE INSTRUCTIONS.

WHAT ACTIONS PRECEDED THIS MERGER?

     The merger is the second and final step in a two-step transaction provided for by the merger agreement. Pursuant to the merger agreement, Temple-Inland caused Temple-Inland Acquisition Corporation to commence a tender offer for all the issued and outstanding common stock of Gaylord. This tender offer expired on February 28, 2002 and approximately 48.3 million shares of Gaylord were validly tendered. Parent, through its affiliates, purchased all shares tendered in the offer. See "The Merger -- Background of the Merger."

     Following completion of the offer, eight of Gaylord's then-current members of the Board of Directors resigned as directors and eight persons designated by Temple-Inland were appointed as members of such Board of Directors. See "The Merger Agreement -- Composition of the Company Board."

WHAT WAS THE RESULT OF THE CONCURRENT NOTES TENDER OFFERS?

     Concurrent with the tender offer for the shares of Gaylord discussed above, Temple-Inland, through its subsidiary Inland Container Corporation I, commenced separate tender offers for all of Gaylord's outstanding 9 3/8% Senior Notes due 2007, 9 3/4% Senior Notes due 2007 and 9 7/8% Senior Subordinated Notes due 2008. These tender offers also expired on February 28, 2002, and approximately 99.3%, 98.5%, and 83.6% of the aggregate principal amount, respectively, of each of such series were validly tendered and not withdrawn. With Temple-Inland's lowering of the minimum note condition with respect to the 9 7/8% Subordinated Notes due 2008 to 82.6% on February 22, 2002, the tenders of such amounts satisfied the minimum note tender condition to the equity tender offer with respect to each series of Notes. Inland Investments LLC, the assignee of Inland Container Corporation I's rights to purchase the notes, accepted for payment and purchased all notes tendered in the notes tender offers.

WHO ARE THE MAIN PARTIES INVOLVED IN THE MERGER?

     Gaylord Container Corporation. Gaylord is a Delaware corporation with its principal offices located at 500 Lake Cook Road, Suite 400, Deerfield, Illinois 60015. The telephone number of the Company is (847) 405-5500. Gaylord operates three containerboard and unbleached kraft paper mills, fourteen corrugated container plants, four corrugated sheet feeder plants, two multiwall bag plants, five retail bag plants, a preprint and graphics center, a cogeneration facility and, through a wholly-owned, independently-operated subsidiary, a specialty chemical facility.

     Temple-Inland Inc. Temple-Inland is a Delaware corporation with its principal offices located at 1300 MoPac Expressway South, Austin, Texas 78746. The telephone number of Temple-Inland is

(512) 434-5800. Temple-Inland is a holding company that conducts all of its operations through its subsidiaries. The business of Temple-Inland is divided among three groups: (1) the Paper Group manufactures corrugated packaging products, (2) the Building Products Group manufactures a wide range of building products and manages Parent's forest resources of approximately 2.1 million acres of timberland in Texas, Louisiana, Georgia, and Alabama, and (3) the Financial Services Group consists of savings bank, mortgage banking, real estate and insurance brokerage activities. The Paper Group, of which Gaylord will be a part following consummation of the merger, is a vertically integrated corrugated packaging operation that is operated by Inland Paperboard and Packaging, Inc., and consists of four linerboard mills, one corrugating medium mill, fifty-three box plants, and eight specialty converting plants.

     Temple-Inland Acquisition Corporation. Temple-Inland Acquisition Corporation is a newly incorporated Delaware corporation organized in connection with the tender offer and the merger. The principal offices of Temple-Inland Acquisition Corporation are located at 1300 MoPac Expressway South, Austin, Texas 78746, and its telephone number is (512) 434-5800. Temple-Inland Acquisition Corporation is a wholly-owned subsidiary of Inland Container Corporation I and an indirect, wholly-owned subsidiary of Temple-Inland. Temple-Inland Acquisition Corporation has not carried on any activities other than in connection with the merger agreement.

ARE THERE ANY OTHER CONDITIONS TO THE MERGER THAT HAVE NOT BEEN SATISFIED?

     The merger is expected to be completed on or about April 5, 2002. Other than the affirmative vote of 66 2/3% of the stockholders, completion of the merger is subject to the satisfaction or waiver of the condition that no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing or prohibiting consummation of the merger. In addition to meeting this condition, it is possible that other delays could require that the merger be completed at a later time. The merger had also been subject to the expiration of any applicable waiting periods under U.S. and foreign antitrust and competition laws. We believe this condition has been satisfied. See "The Merger Agreement -- Conditions to the Merger."

     Following the merger, you will receive instructions on how to receive your cash payment in exchange for your former shares. You must deliver your former shares as described in the instructions. You will receive your cash payment as soon as practicable after Computershare Trust Company of New York receives your former shares and other required documents. See "The Merger -- Payment for Shares."

WHAT WAS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On January 18, 2002, the last trading day before the first public announcement of the offer, the last sale price of Gaylord common stock reported on the American Stock Exchange was $0.91 per share. On [the last trading day before the date of this Information Statement], 2002, the last sale price of Gaylord common stock reported on the American Stock Exchange was $ -- per share. We advise you to obtain a recent quotation for shares of Gaylord common stock. See "Price Range of Shares and Dividends." Note that following the consummation of the merger, the shares of Gaylord will be delisted from the American Stock Exchange and the registration of the shares under the Securities Exchange Act will be terminated.

WILL I HAVE APPRAISAL RIGHTS AS A RESULT OF THE MERGER?

     Delaware law provides you with dissenters' appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are legally entitled to have the value of your former shares independently determined and to receive payment based on that valuation. To exercise your dissenters' rights, you must deliver a written demand for appraisal before the vote on the merger at the special meeting on April 5, 2002. Your failure to exactly follow the procedures specified under Delaware law will result in the loss of your dissenters' rights. A summary of the requirements you must follow in order to exercise your appraisal rights is set forth in "The Merger -- Appraisal Rights" in this Information Statement.

HAS THE GAYLORD BOARD OF DIRECTORS APPROVED AND ADOPTED THE MERGER?

     The merger is being made pursuant to the merger agreement, which was unanimously approved by the Gaylord board of directors prior to the launch and consummation of the tender offers and the appointment to the board of directors of the nominees designated by Temple-Inland. The board of directors of Gaylord, based upon the recommendation of its Independent Special Committee, among other factors, unanimously (1) determined that the terms of the offer and the merger were fair to and in the best interests of the stockholders of Gaylord, (2) approved and adopted the merger agreement, the offer and the merger and (3) recommended that Gaylord's stockholders accept the tender offer, tender their shares pursuant to the tender offer and, if necessary, approve and adopt the merger agreement and the merger. See "The Merger -- Background of the Merger," "The Merger -- Recommendation of the Independent Special Committee and the Gaylord Board," "The Merger -- Reasons for the Merger; Factors Considered by the Independent Special Committee and the Gaylord Board," "The Merger -- Opinion of Deutsche Banc Alex. Brown Inc.," and "The Merger -- Opinion of Rothschild Inc."

WHAT WILL BE THE PRINCIPAL TAX CONSEQUENCE TO ME OF THE MERGER?

     The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See "The Merger -- Certain Federal Income Tax Considerations."

TO WHOM MAY I SPEAK IF I HAVE ADDITIONAL QUESTIONS?

     If you have more questions about the merger after reading this Information Statement, you should contact D. F. King & Co., Inc. at (800) 549-6650 (toll-free). See also, "Where you Can Find More Information" and "Incorporation of Documents by Reference."

                      PRICE RANGE OF SHARES AND DIVIDENDS

     The Shares trade on the American Stock Exchange under the symbol "GCR." The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. The Rights trade together with the Common Stock. Share prices are as reported on the American Stock Exchange based on published financial sources.

                                                              COMMON STOCK
                                                              ------------
                                                              HIGH    LOW
                                                              ----    ----
FISCAL YEAR 2000:
  First Quarter.............................................  7.50    5.50
  Second Quarter............................................  7.75    4.63
  Third Quarter.............................................  6.38    2.44
  Fourth Quarter............................................  3.75    1.19
FISCAL YEAR 2001:
  First Quarter.............................................  2.50    0.88
  Second Quarter............................................  1.98    1.00
  Third Quarter.............................................  1.34    0.91
  Fourth Quarter............................................  1.50    0.60
FISCAL YEAR 2002:
  First Quarter.............................................  1.34    0.75
  Second Quarter (through March -- , 2002)..................  1.18    0.30

     On January 18, 2002, the last full day of trading before the public announcement of the execution of the Merger Agreement and the commencement of the Offer, the closing price of the Shares on the American Stock Exchange was $0.91 per Share. On [the last trading day before the date of this information statement], 2002, the closing price of the Shares on the American Stock Exchange was $ -- per Share. Stockholders are urged to obtain a current market quotation for the Shares. Following the consummation of the Merger, the Shares will be delisted from the American Stock Exchange and the registration of the Shares under the Exchange Act will be terminated.

     The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent, and Parent does not intend to consent to any such declaration or payment.

                               CHANGE OF CONTROL

     Following the acceptance for payment of the Shares tendered pursuant to the Offer by the Purchaser and Inland Investments on February 28, 2002, Parent may be deemed to own beneficially an aggregate of 48,323,652 Shares, or approximately 86.3% of the total outstanding Shares. The Purchaser and Inland Investments purchased the Shares tendered pursuant to the Offer (at an aggregate purchase price of approximately $56.5 million) with funds contributed to it by Parent from funds obtained under its credit facility with Citibank, N.A., as administrative agent, and Salomon Smith Barney Inc., as sole arranger, book manager and syndication agent. Following consummation of the Offer, eight of the Company's then-current members of the Board of Directors resigned as directors and eight persons designated by Parent were appointed as members of such Board of Directors. See also, "The Merger Agreement -- Composition of the Company Board" and "Principal Stockholders and Stock Ownership of Management."

                                   THE MERGER

BACKGROUND OF THE MERGER

     During January 2000, financial advisors of the Company contacted Parent's management and others regarding the Company's desire to present financial information to Parent and others to ascertain interest in a potential transaction involving the Company.

     On January 19, 2000, Parent entered into a confidentiality agreement with the Company. In such agreement Parent agreed not to, and not to encourage or assist others to, for a period of two years, (1) acquire any voting securities or assets of the Company, (2) propose any form of business combination or similar transaction relating to the Company, (3) participate in any proxy solicitation of the Company's voting securities, (4) participate in a group with respect to the Company's voting securities, (5) discuss with third parties any of the foregoing, (6) disclose any intention or plan inconsistent with the foregoing, (7) seek control of the management, board of directors or policies of the Company or (8) request the Company to amend such provisions in the confidentiality agreement, without the prior written consent of the Company. The agreement provides for such standstill provisions to terminate upon the earlier of (a) the execution of an agreement by the Company providing for a sale of all or substantially all of the Company's assets or a combination of the Company with another entity other than one in which the stockholders of the Company immediately before such combination hold immediately after the combination, at least 51% of the voting securities of the combined entity or (b) any group shall have commenced a tender or exchange offer intending to acquire 51% or more of the Company's capital stock entitled to vote in the election of directors or acquired or announced an intention to acquire such a controlling interest.

     After execution of the confidentiality agreement, the Company provided certain information to Parent. Following review of that information, Parent determined that the expected enterprise value of the Company and any potential offer by Parent to enter into a transaction with the Company would not be sufficient to satisfy the Company's debtholders' and equityholders' expectations. Parent elected not to enter into negotiations for a transaction at that time and returned the material received by Parent to the Company.

     Between March 2000 and November 2000, Kenneth Jastrow, Chairman and Chief Executive Officer of Parent, and Marvin A. Pomerantz, Chairman and Chief Executive Officer of the Company, engaged in occasional preliminary discussions about a possible transaction between Parent and the Company.

     On November 7, 2000, representatives of Salomon Smith Barney met with senior management of Parent to discuss the attractiveness and viability of Parent acquiring the Company.

     On November 13, 2000, Salomon Smith Barney sent follow-up information to Parent's senior management.

     On November 16, 2000, Mr. Jastrow had a preliminary phone conversation with Mr. Pomerantz regarding a possible transaction.

     On November 18, 2000, Mr. Jastrow met with Mr. Pomerantz in Des Moines, Iowa, to discuss the initial concept for structuring a transaction.

     On December 8, 2000, Parent's Board of Directors met by telephone, and Salomon Smith Barney presented information regarding the value, timing and structure of a proposed transaction. Parent's Board of Directors authorized the officers of Parent to further pursue the transaction, to continue negotiations and to conduct appropriate due diligence.

     On December 15, 2000, Mr. Jastrow met with Mr. Pomerantz and Daniel P. Casey, Vice Chairman and Chief Financial Officer of the Company, in Chicago at which meeting Mr. Jastrow delivered a letter dated December 14, 2000 to Mr. Pomerantz to propose a business combination in which Parent would acquire all of the outstanding stock of the Company. The proposal also contemplated the retirement of the Company's debt.

     On December 20, 2000, Parent executed an engagement letter with Salomon Smith Barney to advise Parent in connection with the possible acquisition of the Company. Later that day, the Company's and Parent's financial advisors met by conference call to review the value, timing and structure of the transaction.

     On December 28, 2000, and on January 5, 2001, Parent's financial advisors sent letters to Mr. Pomerantz with additional information regarding market conditions, additional back-up information and additional information addressing open issues.

     On January 10, 2001, the Company's Board of Directors met at a special meeting to discuss the transaction proposed by Parent. The Company's senior management and financial advisors described for the Board the terms and conditions of Parent's offer and the Company's outside legal advisors reviewed the fiduciary duties of the directors. Following a discussion of the terms, structure and value of the proposed transaction and other related issues, the Company's Board of Directors directed management to pursue the proposed transaction.

     On January 15, 2001, at the request of the Company's advisors, representatives from Salomon Smith Barney, Deutsche Banc Alex. Brown Inc. and Rothschild Inc. met at Salomon Smith Barney headquarters in New York to review the value, timing and structure of the transaction.

     On January 23, 2001, at the request of Deutsche Banc, representatives from Salomon Smith Barney, Deutsche Banc and Rothschild participated in a conference call to follow up on the meeting of such advisors on January 15, 2001.

     On January 29, 2001, Messrs. Jastrow and M. Richard Warner, Chief Administrative Officer of Parent, met with Messrs. Pomerantz and Casey, along with Salomon Smith Barney, Deutsche Banc and Rothschild, in Chicago to further discuss pricing and structure of a potential transaction.

     On February 2, 2001, a conference call was held by the Company's and Parent's financial advisors to discuss a possible transaction.

     On February 2, 2001, at a regular meeting of Parent's Board of Directors, Parent's management updated Parent's Board of Directors on the status of discussions and negotiations. Parent's Board of Directors approved continuation of the negotiation process and due diligence on the transaction.

     On February 5, 2001, Salomon Smith Barney and Deutsche Banc met by conference call to review Deutsche Banc's methodology and valuation assumptions.

     On February 7, 2001, at a regular meeting of the Company's Board of Directors, the Company's senior management and financial advisors updated the directors on the status of their discussions with Parent and its financial advisors. The Company's outside legal advisors once again reviewed the fiduciary duties of the directors. After a discussion of the terms, structure and value of the proposed transaction and other related matters, the Board directed management to continue to pursue the transaction with Parent and to report on any significant developments.

     On February 15, 2001, Messrs. Jastrow and Warner met with Messrs. Pomerantz and Casey in California to discuss the value, timing and structure of a potential transaction. Parent and the Company determined to proceed with the negotiation of a potential transaction.

     On March 8 and 9, 2001, representatives of Parent conducted preliminary due diligence and met with representatives to discuss the potential transaction and outline further due diligence requirements.

     On March 13, 2001, the Company executed an engagement letter with Deutsche Banc to provide advisory and investment banking services with respect to the exploration of strategic alternatives. This letter superceded the Company's prior engagement letter with Deutsche Banc dated December 9, 1999.

     On March 19, 2001, representatives of Parent performed further due diligence review of information assembled by the Company.

     On March 27, 2001, the Company executed an engagement letter with Rothschild pursuant to which Rothschild would serve as co-financial advisor for the purpose of rendering financial advice to the Company in connection with a possible strategic transaction. This letter superceded the Company's prior engagement letter with Rothschild dated March 27, 2000.

     On March 29, 2001, Mr. Jastrow and Mr. Pomerantz met by phone, and Mr. Jastrow advised that based on concerns about the Company's chemical release litigation, Parent did not desire to proceed further at that time with negotiations of a possible transaction on terms previously discussed.

     On May 1, 2001, Mr. Jastrow met with Mr. Pomerantz in Burnet, Texas to continue to discuss a possible transaction between Parent and the Company.

     On May 4, 2001, a meeting of Parent's Board of Directors was held at which the Parent's Board of Directors directed Parent's management to undertake a due diligence review of certain litigation issues with respect to the Company and to delay further negotiations with the Company pending completion of the review.

     On May 8, 2001, Mr. Warner discussed with Mr. Casey Parent's due diligence findings and Mr. Casey updated Mr. Warner on the status of the Company's chemical release litigation.

     On May 8, 2001, at a special meeting of the Company's Board of Directors, the Company's financial advisors indicated to the Board that Parent had renewed its interest in a transaction with the Company and reviewed with the Board the details of Parent's proposal. After a discussion of the proposal, issues germane to the transaction and other related matters, the Board directed management to continue to pursue Parent's transaction proposal.

     On June 6, 2001, at a regular meeting of the Company's Board of Directors, Mr. Pomerantz reviewed the status of the negotiations with Parent.

     On June 7, 2001, Messrs. Jastrow and Warner met with Messrs. Pomerantz and Casey in Des Moines, Iowa to discuss the pricing and timing of a potential transaction.

     On June 13, 2001, Messrs. Jastrow and Warner met with Messrs. Pomerantz and Casey in Des Moines, Iowa to further discuss a potential transaction.

     On June 15, 2001, at a special meeting of the Company's Board of Directors, the Board was updated on the negotiations with Parent. Mr. Pomerantz reported that management had met recently with Parent's representatives and that Parent was currently proposing simultaneous equity and debt tender offers, each contingent upon the success of the other, in which Parent would offer a combination of cash and Parent stock for all of the Company's outstanding stock. The Board then discussed the terms, structure and value of the new proposed transaction and other related matters. The Company's outside legal advisors also reviewed with the Board their fiduciary duties. After further discussion, the Board directed management to pursue the transaction with Parent and to seek to maximize the value obtained in the transaction.

     On June 19, 2001, Mr. Warner met with Mr. Casey, along with Salomon Smith Barney, Deutsche Banc and Rothschild, in Chicago to further discuss the pricing and structure of a potential transaction.

     On July 3, 2001, Mr. Jastrow delivered a letter to Mr. Pomerantz outlining the terms of Parent's proposal, which included an equity exchange offer (subject to a partial cash election option for Parent) for at least 66 2/3% of the Company's outstanding shares at a collared exchange rate equal to $1.50 per share of the Company, purchasing all of the Company's bank debt at par and at least 90% of each class of notes at a discount to par through a debt tender offer, and assuming the Company's severance and change of control and advisory fee obligations in amounts not to exceed $55 million and $10 million, respectively, to be paid in Parent stock.

     On July 17, 2001, Messrs. Jastrow and Warner met with Messrs. Pomerantz and Casey, along with Salomon Smith Barney, Deutsche Banc and Rothschild, in Chicago to discuss the potential transaction.

     On July 18, 2001, Mr. Warner had a phone conversation with Mr. Casey to discuss issues related to the terms of the Original Offer (as defined below) and the related merger (the "Original Merger"). On that same day, Mr. Jastrow met with Mr. Pomerantz in San Francisco, California to discuss the pricing of the equity component of a potential transaction.

     On July 26, 2001, the Company's Board of Directors met and the Company's senior management and financial advisors updated the Board on the status of their discussions with Parent and its financial advisors and described the terms and conditions of Parent's new transaction proposal. The Company's outside legal advisors also reviewed the fiduciary duties of the directors. Following a discussion of the terms, structure and value of the new proposed transaction and other related matters, the Board of Directors directed management to continue to pursue the new transaction.

     On August 3, 2001, a regular meeting of Parent's Board of Directors was held at which it was determined that the acquisition would be undertaken pursuant to an all cash tender offer at $1.80 per share followed by a merger.

     On August 7, 2001, at a regular meeting of the Company's Board of Directors, the Company's management and financial advisors updated the Board on Parent's new proposal for an all-cash tender offer to acquire the Company's debt and equity securities in simultaneous tender offers. Members of the Company's management also reviewed with the Board the historical financial performance and prospects of the Company. The Company's outside legal advisors again reviewed for the directors their fiduciary duties. After a discussion of the terms of the new offer, the status of the parties' due diligence efforts and other related matters, the Board authorized management to continue discussions with Parent.

     On August 16, 2001, the Company executed an amendment to its engagement letter with Rothschild.

     On August 21, 2001, representatives of the Parent, including Mr. Warner and Parent's financial and legal advisors, and representatives of the Company, including Mr. Casey and the Company's financial and legal advisors, met in Chicago to discuss and negotiate certain issues relating to the potential transaction.

     On August 24, 2001, a special meeting of the Company's Board of Directors was held to update the Board on Parent's proposal. The Company's financial advisors again summarized the terms of Parent's proposed transaction and presented a preliminary valuation analysis of the proposed transaction. The Company's financial advisors also outlined the steps necessary to complete the proposed transaction. The Company's outside legal advisors again also reviewed the fiduciary duties of the directors. The Board then discussed the terms, structure and value of the proposed transaction and other related matters.

     On September 7, 2001, Parent's Board of Directors held a special meeting by teleconference at which it considered the structure, pricing, and timing of a potential transaction and reviewed management's due diligence findings. Salomon Smith Barney further updated and advised the Parent's Board of Directors on financial valuation matters.

     On September 7, 2001, the Company's Board of Directors held a special meeting at which it considered the proposed financial terms and conditions of the Original Offer and the Original Merger. At that meeting, the Company's legal advisors again reviewed the directors' fiduciary duties in considering the proposed transaction and the principal terms and conditions of the proposed transaction, including the principal terms and conditions of the proposed Original Merger Agreement (as defined below) and the amendment to the Rights Agreement. Members of the Company's management reviewed with the Board the Company's business, market conditions and prospects. The Company's financial advisors further updated and advised the Board on financial valuation matters and each of Deutsche Banc and Rothschild provided its oral opinion (subsequently confirmed in writing) to the Board that, as of the date of such opinion and subject to the assumptions made, matters considered and limitations on the review undertaken set forth in its written opinion, the $1.80 in cash per Share (the "Original Offer Price") to be received by the stockholders in the Original Offer and the Original Merger was fair, from a financial point of view, to such holders. The Board then discussed the presentations and the drafts of the various documents it had received at this and other Board meetings and further discussed the terms and conditions of other business combinations in the Company's industry deemed relevant, the scope and history of the Company's negotiations with Parent and certain other matters. The Board then declared that the Original Offer and the Original Merger were fair to, and in the best interests of, the Company's stockholders, unanimously adopted, approved and declared advisable the Original Merger Agreement, the Original Offer and the Original Merger and the amendment to the Rights Agreement and unanimously resolved to recommend that the stockholders of the Company accept the Original Offer and tender their Shares. The Board then formed a subcommittee (the "Subcommittee"), consisting of Messrs. Pomerantz and Casey, and delegated to the Subcommittee the authority to approve any final changes to the Original Merger Agreement and related documents.

     On September 27, 2001, the Company's Subcommittee of the Board acted by unanimous written consent and approved the changes and modifications to the form, terms and provisions of the Original Merger Agreement and related documents occurring since September 7, 2001.

     On September 27, 2001, Parent's Board of Directors acted by unanimous written consent and declared that Purchaser's cash tender offer for all outstanding Shares (the "Original Offer") and the Original Merger were fair to, and in the best interests of, the Parent's stockholders and unanimously adopted, approved and declared advisable the Original Merger Agreement, the Original Offer and the Original Merger, and the other transactions contemplated by the Original Merger Agreement.

     On September 27, 2001, the Agreement and Plan of Merger (the "Original Merger Agreement") was executed by Parent, the Purchaser and the Company.

     On September 27, 2001, Parent and the Company issued a joint press release announcing the transaction.

     On September 28, 2001, the Purchaser commenced the Original Offer and three concurrent tender offers for all of the Company's 9 3/8% Senior Notes, 9 3/4% Senior Notes and 9 7/8% Subordinated Notes (the "Original Notes Tender Offers") at a price equal to $755, $755 and $260 per $1,000 principal amount of the 9 3/8% Senior Notes, 9 3/4% Senior Notes and 9 7/8% Subordinated Notes, respectively, and made the required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act").

     On October 1, 2001, a lawsuit entitled Absolute Recovery Hedge Fund, L.P., Absolute Recovery Hedge Fund, Ltd. v. Gaylord Container Corp., Temple-Inland Acquisition Corp., Temple-Inland Inc., State Street Bank and Trust Company and Fleet National Bank (the "Litigation"), was filed in the United States District Court for the Southern District of New York by plaintiffs seeking to assert claims on behalf of a class of all holders of the Company's 9 3/8% Senior Notes and 9 3/4% Senior Notes (collectively, the "Senior Notes").

     On October 1, 2001, Mr. Warner had a telephone conversation with Mr. Casey regarding (1) the market reaction to the Original Offer and the response of significant noteholders to the Original Notes Tender Offers, and (2) the Litigation and the response of Parent and the Company to the lawsuit.

     On October 9, 2001, the plaintiffs in the Litigation filed a Motion for a Temporary Restraining Order, seeking, among others things, to prevent the consummation of the Original Offer and Original Notes Tender Offers.

     On October 10, 2001, Parent, the Purchaser and the Company filed papers in opposition to the Motion for a Temporary Restraining Order.

     On October 10, 2001, Messrs. Warner and Casey had a telephone discussion regarding a letter, dated October 10, 2001, from counsel representing a group of noteholders with interests in more than 50% of the aggregate principal amount of each series of Notes (the "Majority Noteholders"), advising the Company that the Majority Noteholders did not intend to tender their Notes into the Original Notes Tender Offers at the original purchase prices for the Notes.

     On October 11, 2001, the plaintiffs in the Litigation filed an amended complaint (the "Amended Complaint") against Parent, the Purchaser, the Company, State Street Bank and Trust Company and Fleet National Bank. Also on October 11, 2001, the parties in the Litigation agreed to extend to October 26, 2001 the consent payment deadline and related withdrawal deadline with respect to the Original Notes Tender Offers to correspond with the expiration dates of the Original Offer and Original Notes Tender Offers on October 26, 2001. On that same date, Parent, through Inland Container Corporation I, a Delaware corporation and Parent's wholly-owned subsidiary ("Notes Subsidiary"), extended these dates.

     On October 15, 2001, the parties in the Litigation agreed to delay, without prejudice, the preliminary injunction hearing scheduled for October 23, 2001, and to suspend discovery and activities related thereto, in order to permit time for negotiations among Parent, the Company and the Majority Noteholders. The parties further agreed that in the event that a new or different tender offer is announced by Parent, the Original Notes Tender Offers will be kept open for an additional period of at least twelve days after such revised terms or agreement is publicly announced.

     On October 15, 2001, the waiting period under the HSR Act expired without any regulatory challenge under the HSR Act to the consummation of the Original Offer or the Original Merger.

     On October 24, 2001, Messrs. Warner and Casey had a telephone discussion regarding a potential extension of the expiration dates for the Original Offer and Original Notes Tender Offers.

     On October 26, 2001, Mr. Jastrow met with Mr. Pomerantz to discuss alternative pricing allocations to induce the Majority Noteholders to tender their Notes. On that same date, Messrs. Warner and Casey had a telephone discussion regarding pursuing an agreement from the Majority Noteholders to tender their Notes and the process for obtaining information from the Majority Noteholders on an alternative proposal for the structure of the transaction.

     On October 29, 2001, the Purchaser and Notes Subsidiary extended the Original Offer and Original Notes Tender Offers until 12:00 midnight, New York City time, on Friday, November 9, 2001.

     On October 31, 2001, the court in the Litigation issued an order scheduling an initial pretrial conference for December 17, 2001, in lieu of a consent order for resolving the case within six months.

     On November 2, 2001, a meeting of Parent's Board of Directors was held at which meeting the directors reviewed the transaction, the response of noteholders and stockholders to the transaction, the Litigation, the initial extension of the expiration dates for the tender offers, alternative pricing proposals for the Original Notes Tender Offers, and the general strategy for meetings and communication with the Majority Noteholders. Parent's Board of Directors approved continuing to develop alternative pricing proposals for the Original Notes Tender Offers and continuing negotiations with the Company for an amendment to the Original Merger Agreement to implement any such proposals.

     On November 6, 2001, the parties to the Litigation agreed that the date for the defendants to answer, move against or otherwise plead to plaintiffs' Amended Complaint would be extended to November 30, 2001.

     On November 7, 2001, Messrs. Jastrow and Warner and representatives of Salomon Smith Barney met with representatives of the Majority Noteholders in Boston, Massachusetts to discuss the Majority Noteholders' position on the Original Notes Tender Offers and proposals regarding alternative pricing and transaction structures.

     On November 8, 2001, Messrs. Warner and Casey had a telephone conversation to discuss the content and context of the negotiations with the representatives of the Majority Noteholders.

     On November 8, 2001, at a regular meeting of the Company's Board of Directors, Mr. Pomerantz reviewed with the Board his recent discussions with Parent concerning the tender offers and his understanding of Parent's recent discussions with the representatives of the Majority Noteholders. The Board then reviewed the feasibility and probability of success of the tender offers, discussed negotiating strategies and other issues germane to the transaction and discussed the formation of an independent special committee to review and evaluate the terms and structure of the transaction.

     On November 9, 2001, Messrs. Jastrow and Pomerantz had a telephone discussion regarding the Company's position on restructuring the tender offers. On that same date, Messrs. Warner and Casey also had a telephone discussion regarding the Company's position on restructuring the tender offers and regarding the conditions for extension.

     On November 10, 2001, Messrs. Jastrow and Pomerantz had further telephone discussions regarding a restructuring of the tender offers. On that same day, Messrs. Warner and Casey had a telephone conversation regarding the negotiation and approval process for an alternative transaction structure involving a reduction in the Original Offer Price and a reduction in benefits payable under certain employment and severance arrangements and the Company's Supplemental Executive Retirement Plan and the role that a special committee of the Company's independent directors would play in the process.

     On November 11, 2001, Messrs. Warner and Casey had a telephone conversation regarding the extension of the expiration dates for the Original Offer and Original Notes Tender Offers.

     On November 11, 2001, the Company's Board of Directors held a special meeting at which Mr. Pomerantz again reviewed with the Board his recent discussions with Parent concerning the tender offers and his understanding of Parent's recent discussions with the representatives of the Majority Noteholders. The Board again reviewed the feasibility and probability of success of the tender offers and discussed negotiating strategies and other issues germane to the transaction. The Board then renewed its discussion of a special committee and, after deliberation and consideration, established the Independent Special Committee, comprised of Ms. Coleman and Messrs. Johnson and Kolb, to consider, evaluate and make a recommendation with respect to the revised Original Offer (the "Revised Original Offer") and related revised merger (the "Revised Original Merger") or any proposed new transaction with Parent and to determine the advisability and fairness of the Revised Original Offer or any new transaction with Parent with respect to such constituencies of the Company as the Independent Special Committee may determine is necessary, appropriate or advisable. The Independent Special Committee also was authorized to retain independent legal and financial advisors at the Company's expense.

     On November 12, 2001, the Purchaser and Notes Subsidiary extended the Original Offer and Original Notes Tender Offers until 12:00 midnight, New York City time, on Friday, November 16, 2001. On that same date, Messrs. Warner and Casey had a telephone discussion regarding an alternative pricing allocation structure.

     On November 13, 2001, the Independent Special Committee met. At that meeting, the Independent Special Committee unanimously ratified the selection and retention by Mr. Kolb of Morris, Nichols, Arsht & Tunnell as independent counsel to the Independent Special Committee, and the selection and retention of Mesirow Financial, Inc. ("Mesirow") as the Independent Special Committee's independent financial advisor. During the meeting, representatives of Mesirow reported on the progress of their due diligence and matters discussed in meetings with members of the Company's management, and outlined Mesirow's understanding to that date of the Company's liquidity situation, including the nature and amount of the Company's debt, the prospects for the Company negotiating for relief from certain debt covenants applicable at the end of the calendar year, and management's projections that it may need to sell certain assets during fiscal year 2002 to meet the Company's debt obligations. Mesirow also discussed with the Independent Special Committee certain of the financial analyses it would apply in advising the Independent Special Committee. Following the report from Mesirow, the Independent Special Committee's counsel reviewed the principal terms of the Revised Original Offer and the Independent Special Committee's duties in making a recommendation with respect to the Revised Original Offer or any proposed new transaction with Parent. Thereafter, the Company and the Independent Special Committee executed an engagement letter with Mesirow, dated as of November 14, 2001, pursuant to which the Independent Special Committee engaged Mesirow as its financial advisor for purposes of the Independent Special Committee's work with respect to a proposal by Parent.

     On November 14, 2001, Messrs. Warner and Casey had a telephone discussion regarding an alternative pricing structure and an agreement to propose a reduction in the Original Offer price from $1.80 to $1.25 (the "Revised Original Offer Price"), a reduction in benefits payable under certain employment and severance arrangements and the Company's Supplemental Executive Retirement Plan to certain current and former senior executives of the Company and an increase in the purchase prices for the Notes.

     On November 15, 2001, Messrs. Warner and Casey had a telephone conversation regarding the status of discussions with certain current and former senior executives regarding a reduction in their benefits under certain employment and severance arrangements and the Company's Supplemental Executive Retirement Plan, the timing of meetings, and the extension of the expiration dates for the Original Offer and Original Notes Tender Offers.

     On November 15, 2001, the Independent Special Committee met with its financial and legal advisors. During the meeting the Company's senior management updated the Independent Special Committee on the status of the tender offers. The Company's senior management then described to the Independent Special Committee a proposal for a Revised Original Offer, which management desired to present to Parent and which management believed would encourage more holders of Notes to tender their Notes in the Original Notes Tender Offers and, as a result, facilitate completion of the Original Offer. The proposal included an increase in the prices that Parent would offer for the Notes, an increase in the funds to be provided by Parent, a reduction in the Original Offer price, and a reduction in benefits payable under certain employment and severance arrangements and the Company's Supplemental Executive Retirement Plan to certain current and former senior executives of the Company. Mesirow made a presentation to the Independent Special Committee during which Mesirow, among other things, noted that the terms of the Original Offer and the Original Notes Tender Offers included a premium to the pre-tender offer closing prices of the Shares and each series of the Notes, reviewed the Company's current debt obligations and noted that years of positive free cash flow were largely offset by years of negative free cash flow, that the Company was at risk of defaulting on certain loan covenants on December 31, 2001 and that under management's projections asset sales would be required in 2002 for the Company to meet its debt obligations. Accordingly, Mesirow expressed to the Independent Special Committee Mesirow's view that there was a risk to the Company's stockholders and unsecured creditors that the Company's financial condition would, absent a transaction, continue to deteriorate.

     Mesirow's analyses included a selected company analysis, a selected precedent transactions analysis, a discounted cash flow analysis (based upon downside, base and upside case projections provided by management), and analyses of the build up of asset values on a going concern basis, on a liquidation basis and on a hypothetical bankruptcy basis, based on valuations and projections prepared by management of the Company. Mesirow also noted that the Company and its advisors had engaged in extensive efforts to market the Company without success, other than Parent's Original Offer.

     Following Mesirow's presentation, counsel advised the Independent Special Committee regarding its fiduciary duties and the range of legal and practical factors to be considered by the Independent Special Committee in the exercise of its business judgment. Based on these factors, the Independent Special Committee unanimously determined that it would be in the best interests of the Company and each of its constituencies to complete a transaction with Parent and that the allocation of the consideration under the Revised Original Offer was fair and offered a reasonable allocation of consideration that could be accepted by the Company's constituencies and result in a transaction that could satisfy the conditions of the Revised Original Offer.

     On November 16, 2001, Messrs. Jastrow and Pomerantz had a telephone discussion regarding the proposal for a Revised Original Offer and revised Original Notes Tender Offers ("Revised Original Notes Tender Offers") and agreed to proceed with the negotiation of an amended Original Merger Agreement (the "Amended Original Merger Agreement") to incorporate the proposed pricing and allocation.

     On November 16, 2001, the Company's Board of Directors held a special meeting and the Company's senior management updated the Board on the status of the tender offers. Senior management then described for the Board its proposal for a Revised Original Offer and the Independent Special Committee noted its preliminary endorsement of the proposal. The Company's outside legal counsel then reviewed the fiduciary duties of the directors. After a discussion of the terms, structure and value of the proposal and other related matters, the Board directed management to present the new proposal to Parent.

     On November 19, 2001, the Purchaser and Notes Subsidiary extended the Original Offer and Original Notes Tender Offers until 12:00 midnight, New York City time, on Friday, November 30, 2001.

     On November 23, 2001, Messrs. Jastrow and Pomerantz continued their telephone discussions regarding the proposal for a Revised Original Offer and Revised Original Notes Tender Offers. On that same date, Messrs. Warner and Casey continued their telephone discussions regarding the proposal for a Revised Original Offer and the timing and announcement of a Revised Original Offer.

     On November 26, 2001, Messrs. Jastrow and Pomerantz continued their telephone discussions regarding the proposal for a Revised Original Offer and Revised Original Notes Tender Offers. On that same date, Messrs. Warner and Casey continued their telephone discussions regarding the proposal for a Revised Original Offer and the timing and announcement of a Revised Original Offer.

     On November 26, 2001, the parties to the Litigation agreed that the date for defendants to answer, move against or otherwise plead to plaintiffs' Amended Complaint would be extended up to December 20, 2001.

     On November 28, 2001, the Independent Special Committee met to consider the proposed financial terms and conditions of the Revised Original Offer and the Revised Original Merger. At that meeting, the Independent Special Committee's counsel again reviewed the Independent Special Committee members' fiduciary duties in considering the terms of the proposed revised transaction. The Independent Special Committee's financial advisor further advised the Independent Special Committee on financial matters, including among other things updated analyses of the build up of asset values on a liquidation basis and on a hypothetical bankruptcy basis, and of the premium to the closing prices of the Shares and each series of the Notes. The Independent Special Committee then discussed the presentations it had received at this and other Independent Special Committee meetings, the scope and history of the Company's negotiations with Parent, the status of the Original Offer and the concurrent Original Notes Tender Offers, and certain other matters. Following such discussion, the Independent Special Committee unanimously (1) determined that it would be in the best interests of the Company and each of its constituencies to complete a transaction with the Purchaser and that the allocation of the consideration under the Revised Original Offer was fair and offered a reasonable allocation of consideration that could be accepted by the Company's constituencies and result in a transaction that could satisfy the conditions of the Revised Original Offer and (2) recommended that the Board of Directors approve and adopt the Amended Original Merger Agreement and the Revised Original Merger.

     Following the Independent Special Committee meeting, the full Board of Directors met in a special meeting, along with the Company's financial and legal advisors, to consider the proposed financial terms and conditions of the Revised Original Offer and the Revised Original Merger. At that meeting, the Company's legal advisors again reviewed the directors' fiduciary duties in considering the terms of the proposed revised transaction, including the principal terms and conditions of the proposed Amendment No. 1 to the Original Merger Agreement. Members of the Company's management reviewed with the Board the Company's business, market conditions and prospects. The Company's financial advisors further advised the Board on financial valuation matters and each of Deutsche Banc and Rothschild provided its oral opinion (subsequently confirmed in writing) to the Board that, as of the date of such opinion and subject to the assumptions made, matters considered and limitations on the review undertaken set forth in its written opinion, the $1.25 in cash per Share to be received by the stockholders in the Revised Original Offer and the Revised Original Merger was fair, from a financial point of view, to such holders. The Board then discussed the presentations and the drafts of the various documents it had received at this and other Board meetings and further discussed the terms and conditions of other business combinations in the Company's industry deemed relevant, the scope and history of the Company's negotiations with Parent, the status of the Original Offer and the concurrent Original Notes Tender Offers, and certain other matters. The Board then unanimously (1) determined that the terms of the Revised Original Offer and the Revised Original Merger were fair to, and in the best interests of, the stockholders of the Company, (2) approved and adopted the Amended Original Merger Agreement and the transactions contemplated thereby, including the Revised Original Offer and the Revised Original Merger and (3) recommended that the Company's stockholders accept the Revised Original Offer, tender their Shares pursuant to the Revised Original Offer and, if necessary, approve and adopt the Amended Original Merger Agreement and the Revised Original Merger. The Board then reaffirmed the formation of the Subcommittee and the Subcommittee's authority to approve any nonsubstantive changes to the Amended Original Merger Agreement and related documents.

     On November 30, 2001, Parent's Board of Directors acted by unanimous written consent and declared that the Revised Original Offer and Revised Original Merger were fair to, and in the best interests of, Parent and its stockholders and unanimously adopted, approved and declared advisable Amendment No. 1 to the

Original Merger Agreement, the Revised Original Offer, the Revised Original Merger, and the other transactions contemplated by the Amended Original Merger Agreement.

     On November 30, 2001, the Company's Subcommittee of the Board acted by unanimous written consent and approved the changes and modifications to the form, terms and provisions of Amendment No. 1 to the Original Merger Agreement and related documents occurring since November 28, 2001.

     On November 30, 2001, Amendment No. 1 to the Original Merger Agreement was executed by Parent, the Purchaser and the Company.

     On December 3, 2001, Parent and the Company issued a joint press release announcing the execution of Amendment No. 1 to the Original Merger Agreement and their intention to revise the Original Offer and revise the Original Notes Tender Offers.

     On December 3, 2001, the Purchaser mailed to Company stockholders and to holders of the Notes updated tender offer materials implementing the Revised Original Offer and the Revised Original Notes Tender Offers. Pursuant to the Revised Original Offer, the Purchaser reduced the Original Offer Price from $1.80 to $1.25 per Share and extended the expiration date of the Revised Original Offer to 12:00 midnight, New York City time, on Friday, January 7, 2002. Pursuant to the Revised Original Notes Tender Offers, the Notes Subsidiary increased the prices offered in the Original Notes Tender Offers for the 9 3/8% Senior Notes, 9 3/4% Senior Notes and 9 7/8% Subordinated Notes from 75.5%, 75.5% and 26%, respectively, to 87.5%, 87.5% and 40%, respectively, of the principal amount of such Notes and extended the Revised Original Notes Tender Offers to expire concurrent with the Revised Original Offer.

     On December 4, 2001, Messrs. Warner and Casey had a telephone discussion regarding reactions to the Revised Original Offer and the Revised Original Notes Tender Offers.

     On December 10, 2001, the parties to the Litigation agreed that the date for the defendants to answer, move against or otherwise plead to plaintiffs' Amended Complaint would be extended to January 20, 2002. Also on this day, the parties asked the court to postpone the initial pretrial conference scheduled for December 17, 2001 until after the expiration of the tender offers on January 7, 2002, and the defendants' answers were filed.

     On December 12, 2001, Messrs. Warner and Casey held a telephone conference to discuss post-closing employee benefit matters and to review the status of the Revised Original Offer and the Revised Original Notes Tender Offers.

     On December 13, 2001, the court rescheduled the initial pretrial conference in the Litigation for January 28, 2002.

     On December 20, 2001, Messrs. Jastrow and Pomerantz had a telephone discussion regarding the status of the Revised Original Offer and the Revised Original Notes Tender Offers and the market response to the offers.

     On December 21, 2001, Messrs. Warner and Casey had several telephone discussions regarding the Revised Original Offer and the Revised Original Notes Tender Offers, including the status of the offers and the status of the Litigation.

     On January 2, 2002, Messrs. Warner and Casey had a telephone discussion regarding the status of the Revised Original Offer and the Revised Original Notes Tender Offers and possible alternative courses of action.

     On January 4, 2002, Messrs. Warner and Casey had a telephone discussion regarding the status of the Revised Original Offer and the Revised Original Notes Tender Offers.

     On January 7, 2002, Messrs. Jastrow and Warner and representatives of Salomon Smith Barney held several conference calls to discuss the status of the Revised Original Offer and the Revised Original Notes Tender Offers and communication with certain holders of the Notes regarding the approaching deadline.

     On January 7, 2002, Messrs. Jastrow and Pomerantz had telephone discussions regarding the status of the Revised Original Offer and the Revised Original Notes Tender Offers and potential courses of action.

     On January 7, 2002, representatives of Salomon Smith Barney, Deutsche Banc and Rothschild held telephone discussions regarding the status of the Revised Original Offer and the Revised Original Notes Tender Offers and potential courses of action.

     On January 7, 2002, Messrs. Jastrow and Pomerantz had telephone discussions regarding Purchaser's decision to allow the Revised Original Offer and the Revised Original Notes Tender Offers to expire.

     On January 7, 2002, Messrs. Warner and Casey also held telephone discussions regarding Purchaser's decision to allow the Revised Original Offer and the Revised Original Notes Tender Offers to expire.

     On January 8, 2002, Parent terminated the Amended Original Merger Agreement after announcing that the Revised Original Offer had expired and that the Purchaser and Parent had elected not to accept for payment any of the Shares tendered in the Revised Original Offer because the minimum tender conditions to the Revised Original Offer were not satisfied.

     On January 14, 2002, Messrs. Jastrow and Warner and representatives of Salomon Smith Barney had a telephone discussion regarding certain contacts from holders of the Notes and Parent's and the Company's potential interest in reviving the transaction if a sufficient amount of Notes could be committed to a new transaction.

     On January 15, 2002, Messrs. Jastrow and Warner and representatives of Salomon Smith Barney held a conference call regarding the efforts by certain holders of Notes to ascertain a willingness of other holders of Notes to commit to a new transaction.

     On January 15, 2002, Messrs. Jastrow and Pomerantz had telephone conversations to discuss terms for a potential new transaction.

     On January 15, 2002, Messrs. Warner and Casey also had telephone conversations to discuss terms for a potential new transaction.

     On January 16, 2002, Messrs. Jastrow and Pomerantz had further telephone conversations regarding the terms for a potential new transaction and agreed to present the proposed new terms to their respective Boards of Directors for consideration.

     On January 16, 2002, Messrs. Warner and Casey had telephone conversations regarding the terms, timing and mechanics of a new transaction if approved by their respective Boards of Directors.

     On January 16, 2002, Mr. Jastrow had telephone conversations with members of Parent's Board of Directors regarding the revised transaction terms and the mechanics for approval and commencement of a new transaction.

     On January 17, 2002, the Independent Special Committee met with its financial and legal advisors. At the meeting, the Independent Special Committee's counsel again reviewed with the members of the Independent Special Committee their fiduciary duties in considering the terms of a possible transaction with Parent. The Independent Special Committee and its advisors discussed the terms of the Offer and concurrent Notes Tender Offers. The Independent Special Committee's financial advisor advised the Independent Special Committee on financial matters, including an updated analysis of the premium to the closing prices of the Shares and each of the series of Notes, and the deterioration in business conditions reported by the Company's senior management, including significant deterioration in the market for corrugated paper products. Mesirow also noted that this deterioration, together with the December 2001 amendments to the Company's credit facility, had significantly lessened the Company's liquidity and that it may be necessary for the Company to attempt to obtain further amendments to the credit facility with respect to future EBITDA covenants. The Independent Special Committee and its advisors discussed the risk to the Company's stockholders and unsecured creditors that the Company's financial condition would, absent a transaction, continue to deteriorate. The Independent Special Committee then discussed the presentations it had received at this and previous meetings, the scope and history of the Company's negotiation with Parent, the responses to the Revised Original Offer and the Revised Original Notes Tender Offers and their respective expirations, the termination by Parent of the Amended Original Merger Agreement, and other matters. Following this discussion, the Independent Special Committee unanimously (1) determined that it would be in the best interests of the Company and each of its constituencies to complete a transaction with the Purchaser and that the allocation of the consideration under the Offer is fair and offers a reasonable allocation of consideration that could be accepted by the Company's constituencies and result in a transaction that could satisfy the conditions of the Offer and (2) recommended, based upon a proposed merger agreement with a $1.17 Offer Price, that the Board of Directors approve and adopt the Merger Agreement and the Merger.

     Following the Independent Special Committee meeting, the full Board of Directors met in a special meeting, along with the Company's legal advisors, to consider the proposed financial terms and conditions of the Offer and the Merger. At that meeting, the Company's legal advisors again reviewed the directors' fiduciary duties in considering the terms of the proposed new transaction, including the principal terms and conditions of the proposed Merger Agreement. Members of the Company's management reviewed with the Board the Company's business, market conditions and prospects. The Board was then advised that its financial advisors, Deutsche Banc and Rothschild, would each provide its written opinion to the Board that, as of the date of such opinion and subject to the assumptions made, matters considered and limitations on the review undertaken set forth in its written opinion, the $1.17 in cash per Share to be received by the stockholders in the Offer and the Merger was fair, from a financial point of view, to such holders. The Board then discussed the presentations it had received at this and other Board meetings and further discussed the principal terms and conditions of the proposed Merger Agreement, the scope and history of the Company's negotiations with Parent, the responses to the Revised Original Offer and the Revised Original Notes Tender Offers and their respective expirations, the termination by Parent of the Amended Original Merger Agreement, and certain other matters. The Board then unanimously (1) determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company, (2) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the Stock Option Agreement and the transactions contemplated thereby and (3) recommended that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if necessary, approve and adopt the Merger Agreement and the Merger. The Board then reaffirmed the formation of the Subcommittee and the Subcommittee's authority to approve any nonsubstantive changes to the Merger Agreement and related documents.

     On January 21, 2002, the Company's Subcommittee of the Board acted by unanimous written consent and approved certain nonsubstantive changes to the Merger Agreement and related documents.

     On January 21, 2002, Parent's Board of Directors acted by unanimous written consent and declared that the Offer and Merger were fair to, and in the best interests of, Parent and its stockholders and unanimously adopted, approved and declared advisable the Merger Agreement, the Offer, the Merger, and the other transactions contemplated by the Merger Agreement.

     On January 21, 2002, the Merger Agreement was executed by Parent, the Purchaser and the Company.

     On January 21, 2002, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement and their intention to commence the Offer and Notes Tender Offers.

     On January 22, 2002, the Purchaser mailed to the Company's stockholders the Offer to Purchase and Inland Container Corporation I mailed to holders of the Notes an Offer to Purchase and Consent Solicitation Statement.

     On January 22, 2002, the parties to the Litigation agreed that the date for the defendants to answer, move against or otherwise plead to plaintiffs' Amended Complaint would be extended to February 20, 2002. Also on this day, the parties asked the court to postpone the initial pretrial conference schedules for January 28, 2002 for some time after February 20, 2002.

     On January 25, 2002, the court granted the requests of the parties to the Litigation made on January 22, 2002.

     On January 28, 2002, the court rescheduled the initial pretrial conference in the Litigation for February 25, 2002.

     On February 6, 2002, the plaintiffs in the Litigation filed a Motion for a Temporary Restraining Order requesting that Parent: (1) be restrained from distributing an amount not in excess of $3 million (inclusive of expenses) of the proceeds of the tender offer for the Company's 9 3/8% Senior Notes and 9 3/4% Senior Notes as security against plaintiffs and plaintiffs' counsel's contested fee; and (2) be ordered to deposit $3 million (plus interest on the amount of any such fee and expense award through the date of payment) in an interest-bearing escrow account pending resolution of an action for allowance of attorneys' fees and reimbursement of expenses in the Litigation.

     On February 13, 2002, Parent, the Purchaser, State Street Bank and Trust Company and Fleet National Bank, as trustees under the indentures related to the Senior Notes (collectively, the "Trustees") and the Company filed papers in opposition to the Motion for a Temporary Restraining Order.

     On February 15, 2002, plaintiffs filed reply papers in support of their Motion for a Temporary Restraining Order. On that same date, at a hearing on the Motion for a Temporary Restraining Order, the court heard arguments from the parties to the Litigation but delayed ruling on the motion, including the mandating of any escrow amount, until February 19, 2002.

     On February 20, 2002, the court in the Litigation filed a fifteen-page Memorandum Opinion denying plaintiffs' Motion for a Temporary Restraining Order to escrow $3 million to fund any award of attorneys' fees.

     On February 20, 2002, the Purchaser and Notes Subsidiary extended the Offer and Notes Tender Offers until 12:00 midnight, New York City time, on Wednesday, February 20, 2002.

     On February 21, 2002, the Purchaser and Notes Subsidiary extended the Offer and Notes Tender Offers until 6:00 p.m., New York City time, on Thursday, February 21, 2002.

     On February 22, 2002, Parent announced a decrease in the minimum note condition for the 9 7/8% Subordinated Notes to 82.6% of the aggregate principal amount of such Notes and the Purchaser and Notes Subsidiary extended the Offer and Notes Tender Offers until 12:00 midnight, New York City time, on Thursday, February 28, 2002.

     On February 28, 2002, at 12:00 midnight, New York City time, the Offer and Notes Tender Offers expired, and all Shares and Notes validly tendered and not withdrawn prior to such expiration date were accepted for payment.

     Approximately 48,323,652 Shares were validly tendered and not withdrawn pursuant to the Offer. Approximately $198,668,000 aggregate principal amount of the 9 3/8% Senior Notes, $221,642,500 aggregate principal amount of the 9 3/4% Senior Notes and $209,095,000 aggregate principal amount of the 9 7/8% Subordinated Notes were validly tendered and not withdrawn pursuant to the Notes Tender Offers. The Purchaser and Inland Investments accepted for payment all Shares tendered, which constitute approximately 86.3% of the total outstanding Shares. Inland Investments accepted for payment all Notes tendered, which constitute approximately 99.3% of the total 9 3/8% Senior Notes, 98.5% of the total 9 3/4% Senior Notes, and 83.6% of the total 9 7/8% Subordinated Notes outstanding.

     On March 4, 2002, the resignations of eight of ten existing directors of the Company became effective and eight persons designated by Parent were elected to the Board of Directors.

     On March -- , 2002, the Company called the Special Meeting to be held on April 5, 2002, and mailed to the Company's stockholders the Notice of Special Meeting and this Information Statement.

RECOMMENDATION OF THE INDEPENDENT SPECIAL COMMITTEE AND THE GAYLORD BOARD

     On January 17, 2002, the Independent Special Committee unanimously (1) determined that it would be in the best interests of the Company and each of its constituencies to complete a transaction with Purchaser and that the allocation of the consideration under the Offer is fair and offers a reasonable allocation of consideration that could be accepted by the Company's constituencies and result in a transaction that could satisfy the conditions of the Offer and (2) recommended, based upon a proposed merger agreement with a $1.17 Offer Price, that the Board of Directors approve and adopt the Merger Agreement and the Merger.

     On January 17, 2002, based upon the recommendation of the Independent Special Committee, among other factors, the Board unanimously (1) determined that the terms of the Offer and the Merger were fair to, and in the best interests of, the stockholders of the Company, (2) approved and adopted the Merger Agreement, the Offer and the Merger, and (3) recommended that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if necessary, approve and adopt the Merger Agreement and the Merger.

REASONS FOR THE MERGER; FACTORS CONSIDERED BY THE INDEPENDENT SPECIAL COMMITTEE AND THE GAYLORD BOARD

     Recommendation of the Independent Special Committee. In reaching its recommendation described above under the heading "Recommendation of the Independent Special Committee and the Gaylord Board," the Independent Special Committee concluded that the Offer was in the best interests of the Company and its various constituencies and that the allocation of the consideration offered a reasonable allocation that could result in a transaction. In reaching this conclusion, the Independent Special Committee considered a number of factors including, without limitation, the following:

          (1) the Company's business, financial condition, results of operations, assets, liabilities, business strategy and prospects, as well as various uncertainties associated with those prospects, including the possibility that the Company will default on certain of its debt covenants, be required to sell assets to satisfy its debt obligations, and resulting constraints on the Company's liquidity;

          (2) the extensive efforts of the Company and its advisors in reviewing and pursuing strategic alternatives which resulted in only one serious indication of interest (by Purchaser) and the fact that the Company received no expressions of interest from any other person or company with respect to any alternative transaction since the announcement of the original transaction on September 27, 2001;

          (3) the presentations of Mesirow to the Independent Special Committee at its meetings on November 15 and 28, 2001 and January 17, 2002 as to various financial and other matters including, among other things, a selected company analysis, a selected precedent transactions analysis, a discounted cash flow analysis (based upon downside, base and upside case projections prepared by management), and analyses of the build-up of asset values on a going concern basis, on a liquidation basis, and on a hypothetical bankruptcy basis, based on valuations and projections prepared by management of the Company, including:

             (a) Mesirow's view that there is a risk to the Company's stockholders and to the holders of the Company's Notes that the Company's financial condition will continue to deteriorate as the Company's liquidity and strategic alternatives are further constrained;

             (b) that the Company's ratio of total debt to LTM EBITDA is significantly higher than that of certain of its principal competitors in its business segments;

             (c) that the Company's prior years of positive free cash flow have largely been offset by years of negative free cash flow; and

             (d) that the $1.17 Offer Price represents a premium of more than 70% to the one-day and more than 34% to the 30-day and 60-day average pre-Original Offer market prices for the Shares;

          (4) the fact that, as of January 7, 2002, the date preceding Parent's termination of the Amended Original Merger Agreement, the holders of the Company's 9 3/8% Senior Notes, 9 3/4% Senior Notes and 9 7/8% Subordinated Notes had tendered only approximately 21.4%, 26.5% and 4.0%, respectively, of the aggregate outstanding principal amount of each such series of Notes in the offers for the Notes contemplated by the Amended Original Merger Agreement;

          (5) the Independent Special Committee's belief that the Majority Noteholders would tender their Notes at the offered prices of 90% and 40% per principal amount of Senior Notes and Senior Subordinated Notes, respectively, in the Notes Tender Offers and its belief that Parent would not offer such prices to the holders of the Notes in the Notes Tender Offers unless the Company again agreed to a lower Offer price for the Shares and certain of the Company's current and former senior officers again agreed to reduced SERP and other employee benefits;

          (6) the fact that the $1.17 per Share in cash to be received by the Company's stockholders in both the Offer and the Merger represents (i) a per Share premium of more than 70% over the pre-Original Offer one-day and more than 34% over the pre-Original Offer 30-day average and 60-day average prices for the Company's common stock, and (ii) a per Share premium of approximately 24% over the closing market price of $0.94 on January 16, 2002, the last full trading day before its recommendation;

          (7) the willingness of certain current and former senior officers of the Company to attempt to increase the likelihood that the conditions of the Offer and revised Notes Tender Offers would be satisfied by agreeing to reduce by an aggregate amount of approximately $17.0 million the SERP and other employee benefits they would otherwise be entitled to receive and to make such amounts available to the holders of Notes;

          (8) the alternatives to the Offer and the Merger available to the Company, including, without limitation, continuing to maintain the Company as an independent company;

          (9) the fact that Purchaser will only pay cash consideration for the Shares, thus eliminating any uncertainties in valuing the consideration to be received by the Company's stockholders; and

          (10) the financial and other terms and conditions of the Offer, the Merger and the Merger Agreement.

     The foregoing discussion of the information and factors considered and given weight by the Independent Special Committee is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger, the Independent Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the Independent Special Committee viewed its recommendation as being based on the totality of the information presented to and considered by it. In addition, individual members of the Independent Special Committee may have given different weights to different factors. In arriving at its decision, the Independent Special Committee was aware of the financial interests of the Company's directors and Messrs. Pomerantz, Hayford, Casey, Keough and Rogna and certain other members of the Company's senior management in the consummation of the Offer and the Merger. See " -- Interests of Certain Persons in the Merger."

     Recommendation of the Gaylord Board of Directors. In arriving at its decision described above under the heading "Recommendation of the Independent Special Committee and the Gaylord Board" to (i) determine that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company, (ii) approve and adopt the Merger Agreement, the Offer and the Merger, and (iii) recommend that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if necessary, approve and adopt the Merger Agreement and the Merger, the Board of Directors considered a number of factors, including, without limitation, the following:

          (1) the Company's business, financial condition, results of operations, assets, liabilities, business strategy and prospects, as well as various uncertainties associated with those prospects in light of both the unsettled general economic conditions (including future interest rates and exchange rates) and unstable paper industry market conditions (including future linerboard prices) under which the Company is operating. In particular, the Board of Directors considered the possibility that the Company could be required to seek protection under the federal bankruptcy code if (i) the Offer and the Notes Tender Offers were not consummated,
     (ii) the Company's operating results continued to decline and (iii) the Company cannot obtain necessary additional amendments to its senior credit facility;

          (2) the extensive efforts of the Company and its advisors in reviewing and pursuing strategic alternatives which resulted in only one serious indication of interest (by Purchaser) and the fact that the Company received no expressions of interest from any other person or company with respect to any alternative transaction since the announcement of the original transaction on September 27, 2001;

          (3) the written opinions of Deutsche Banc and Rothschild to the effect that, as of the date thereof and based upon certain matters considered relevant by Deutsche Banc and Rothschild, the $1.17 per Share in cash to be received by the stockholders of the Company in the Offer and the Merger is fair, from a financial point of view, to such stockholders. The full texts of the written opinions of Deutsche Banc and Rothschild are attached to this Statement as Annex C and Annex D, respectively, and are incorporated herein by reference. Such opinions should be read in their entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken by Deutsche Banc and Rothschild in connection with such opinions;

          (4) the presentation of Deutsche Banc and Rothschild to the Board of Directors at its meeting on November 28, 2001 as to various financial and other matters deemed relevant to the Board of Directors' consideration, including, among other things, a selected company analysis, a selected precedent transactions analysis and a discounted cash flow analysis of the projections prepared by management of the Company;

          (5) the fact that, as of January 7, 2002, the date preceding Parent's termination of the Amended Original Merger Agreement, the holders of the Company's 9 3/8% Senior Notes, 9 3/4% Senior Notes and 9 7/8% Subordinated Notes had tendered only approximately 21.4%, 26.5% and 4.0%, respectively, of the aggregate outstanding principal amount of each such series of Notes in the offers for the Notes contemplated by the Amended Original Merger Agreement;

          (6) the Board's belief that the Majority Noteholders would tender their Notes at the offered prices of 90% and 40% per principal amount of Senior Notes and Senior Subordinated Notes, respectively, in the Notes Tender Offers and its belief that Parent would not offer such prices to the holders of the Notes in the Notes Tender Offers unless the Company again agreed to a lower Offer price for the Shares and certain of the Company's current and former senior officers again agreed to reduced SERP and other employee benefits;

          (7) the fact that the $1.17 per Share in cash to be received by the Company's stockholders in both the Offer and the Merger represents a per Share premium of approximately 24% over the closing market price of $0.94 on January 16, 2002, the last full trading day before its recommendation;

          (8) the willingness of certain current and former senior officers of the Company to attempt to increase the likelihood that the conditions of the Offer and revised Notes Tender Offers would be satisfied by agreeing to reduce by an aggregate amount of approximately $17.0 million the SERP and other employee benefits they would otherwise be entitled to receive and to make such amounts available to the holders of Notes;

          (9) the recommendation of the Independent Special Committee that the Board approve and adopt the Merger Agreement and the Merger;

          (10) the prospects that the Offer and the Merger would be consummated, including the fact that the Offer was conditioned, among other things, on the Purchaser having acquired prior to or simultaneously with the consummation of the Offer at least 90% of the aggregate principal amount of each of the Company's outstanding Notes and the prospects for consummation of the Notes Tender Offers;

          (11) the alternatives to the Offer and the Merger available to the Company, including, without limitation, continuing to maintain the Company as an independent company;

          (12) the fact that Purchaser will only pay cash consideration for the Shares, thus eliminating any uncertainties in valuing the consideration to be received by the Company's stockholders;

          (13) the financial and other terms and conditions of the Offer, the Merger and the Merger Agreement; and

          (14) the advice of the Company's legal advisors with respect to the terms and conditions of the Merger Agreement, the Offer and the Merger.

     The foregoing discussion of the information and factors considered and given weight by the Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the Board of Directors viewed its recommendation as being based on the totality of the information presented to and considered by it. In addition, individual members of the Board of Directors may have given different weights to different factors. In arriving at its decision, the Board of Directors was aware of the financial interests of the Company's directors and Messrs. Pomerantz, Hayford, Casey, Keough and Rogna and certain other members of the Company's senior management in the consummation of the Offer and the Merger, as set forth above.

OPINION OF DEUTSCHE BANC ALEX. BROWN INC.

     The Company retained Deutsche Banc as its financial advisor in connection with the Offer and the Merger. Pursuant to a letter agreement, dated March 13, 2001, between the Company and Deutsche Banc, the Company agreed to pay Deutsche Banc (1) a retainer fee equal to $100,000 upon execution of the letter agreement, (2) an additional fee of $750,000 upon delivery of a fairness opinion in connection with a transaction, (3) a transaction fee upon consummation of a transaction, which transaction fee will be reduced by any previously paid retainer fee and opinion fee, and (4) its reasonable out-of-pocket expenses incurred in connection with any actual or proposed transaction, including the fees and out-of-pocket disbursements of one of Deutsche Banc's outside counsel. Upon consummation of a transaction with Parent, the transaction fee shall be $6,300,000. For purposes of the letter agreement, a "transaction" means any transaction, through sale, merger, joint venture or otherwise, in which at least 50% of the voting power of the Company or all or a substantial portion of its assets are combined with or transferred to another company.

     Pursuant to the letter agreement, the Company also agreed to indemnify Deutsche Banc, its affiliates and certain related persons against certain liabilities in connection with its engagement or any actual or proposed transaction.

     Prior to executing the Merger Agreement, the Company requested that Deutsche Banc deliver a fairness opinion with respect to the proposed Merger Agreement and Merger. In response, on January 21, 2002, Deutsche Bank delivered its written opinion to the Board that, as of the date of such opinion and subject to the assumptions made, matters considered and limitations on the review undertaken set forth in its written opinion, the $1.17 in cash per Share to be received by the stockholders in the Offer and the Merger was fair, from a financial point of view, to such stockholders. A copy of Deutsche Banc's opinion is filed as Annex C to this Information Statement and is incorporated herein in its entirety.

     In the past, Deutsche Banc and its affiliates have provided financial advisory and investment banking services to the Company and received customary compensation for the rendering of such services. In particular, Bankers Trust Company, an affiliate of Deutsche Banc, is the administrative agent and a lender under the Company's term loan facility and revolving credit facility and is the facility agent and a lender under the Company's accounts receivable revolving credit facility. In the ordinary course of business, Deutsche Banc and its affiliates may trade securities of the Company and Parent for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF ROTHSCHILD INC.

     The Company also retained Rothschild as its financial advisor in connection with the Offer and the Merger. Pursuant to a letter agreement, dated as of March 27, 2001 and supplemented as of August 16, 2001, between the Company and Rothschild, the Company agreed to pay Rothschild (1) a fee of $400,000 upon delivery of a fairness opinion in connection with any transaction, which fee will be credited once against the transaction fee paid upon the closing of any transaction, (2) a transaction fee upon the closing of a transaction and (3) its reasonable out-of-pocket expenses incurred in connection with Rothschild's performance of services to the Company, including all reasonable fees and expenses of one outside counsel. Upon the closing of a transaction with Parent, the transaction fee shall be $3,500,000. For purposes of the letter agreement, a

"transaction" means any transaction or series or combination of related transactions, other than in the ordinary course of business, whereby control of the Company or any of its business, assets or properties is purchased, leased or otherwise acquired.

     Pursuant to the letter agreement and a separate indemnity agreement dated as of March 27, 2001, the Company also agreed to indemnify Rothschild, its affiliates and certain related persons against certain liabilities in connection with its engagement.

     Prior to executing the Merger Agreement, the Company requested that Rothschild deliver a fairness opinion with respect to the proposed Merger Agreement and Merger. In response, on January 21, 2002, Rothschild delivered its written opinion to the Board that, as of the date of such opinion and subject to the assumptions made, matters considered and limitations on the review undertaken set forth in its written opinion, the $1.17 in cash per Share to be received by the stockholders in the Offer and the Merger was fair, from a financial point of view, to such stockholders. A copy of Rothschild's opinion is filed as Annex D to this Information Statement and is incorporated herein in its entirety.

     In the past, Rothschild and its affiliates have provided financial advisory and investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, Rothschild and its affiliates may trade securities of the Company and Parent for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Employee Stock Options. The Merger Agreement provides that prior to consummation of the Offer, the Company shall take all necessary action to: (1) terminate, effective not later than the Effective Time, all of the Option Plans (as defined in the Merger Agreement), (2) cancel, effective not later than the Effective Time, each option to purchase shares of Company Common Stock granted under the Gaylord Container Corporation 1997 Long-Term Equity Incentive Plan and the Gaylord Container Corporation Outside Director Stock Option Plan, that is outstanding and unexercised as of such time, (3) cancel, effective not later than the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under all Option Plans held by certain senior officers of the Company, including Messrs. Casey, Keough and Rogna, that is outstanding and unexercised as of such time, and (4) use its commercially reasonable efforts to obtain consents of the individual holders to cancel, effective not later than the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under all Option Plans that is outstanding and unexercised as of such time and that is not otherwise canceled pursuant to the foregoing clauses
(2) and (3) (it being understood that the failure of the Company to obtain the consent of any such holder, after a good faith effort, shall not be deemed a breach of such clause (4)). The Company also agrees to take all action reasonably necessary to approve the disposition of the Company Options and other awards so as to exempt such dispositions under Rule 16b-3 of the Exchange Act.

     Employee Benefit Arrangements. The Merger Agreement provides that, during the period commencing on the Effective Time and ending on the first anniversary thereof, Parent shall cause the Surviving Corporation to provide employees of the Company and the Company's subsidiaries who were employees of the Company or the Company's subsidiaries immediately before the Effective Time employee benefits that are substantially no less favorable in the aggregate than either those currently provided by the Company and the Company's subsidiaries to such employees as of the date of the Merger Agreement or those provided from time to time by Parent and its subsidiaries to their other similarly situated employees; provided, however, that, during such one-year period, the benefit provided to any such employee under any tax-qualified defined benefit pension plan in which the employee participates shall be no less than that determined under the formula in effect under the Gaylord Container Corporation Retirement Plan as in effect on the date of the Merger Agreement taking into account both (1) the years of service recognized for such employee under such Retirement Plan as of the closing date of the Merger and (2) such employee's service with Parent, the Surviving Corporation, or any subsidiary of Parent after the closing date of the Merger during such one-year period; provided, further, that the provisions of the Merger Agreement described in this section "Employee Benefit Arrangements" will not restrict Parent's or the Surviving Corporation's ability to change any benefit plans in the future.

     The Merger Agreement also provides that, to the extent that any benefit would become payable in respect of consummation of the Offer, under any benefit plan required to be disclosed in Section 4.12(m) of the company disclosure schedule delivered by the Company pursuant to the Merger Agreement, the Company shall, prior to any initial acceptance for payment of Shares in the Offer, take all actions necessary: (1) to the extent it may unilaterally do so, to amend all such benefit plans to provide that any benefit that would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger, (2) to the extent not amended under the preceding clause (1), to amend all of its benefit plans with respect to certain senior executives and others such that any benefit that would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger, (3) to amend the Company's Supplemental Executive Retirement Plan and the phantom stock grants to the extent such benefit plans apply to any individuals other than the senior executives and other individuals referenced above, such that any benefit that would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger, but, with respect to the Supplemental Executive Retirement Plan, providing such individuals with a payment for the time value of money in respect of the period between the Offer and the Merger using a discount rate based on U.S. treasuries with the most comparable maturities such that no benefit under that plan has been reduced (provided that nothing in the Merger Agreement shall prohibit the Company from continuing to make periodic payments under and in accordance with the Supplemental Executive Retirement Plan to any specified individual who is receiving such periodic payments as of the date of the Merger Agreement until such time as such individual's benefit is paid out in full by reason of the consummation of the Merger), and (4) to use commercially reasonable efforts to obtain the consent of each affected individual to amend the Company's Management Incentive Plan and each individual Severance Compensation Agreement (as amended) with respect to such individual, to the extent it applies to any individuals other than the senior executives and other individuals referenced above, such that any benefit that otherwise would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger (it being understood that the failure to obtain the consent of any such beneficiary, after good faith effort, shall not be deemed a breach of this clause (4)). After the Appointment Date (as defined in the Merger Agreement) and prior to the Effective Date, Parent agrees not to, and to cause the Company not to, terminate the employment of certain senior officers of the Company, including Messrs. Pomerantz, Casey, Keough and Rogna, or any individual who consents to the amendment described in clause (4) above.

     The Merger Agreement also provides that, from and after the Effective Time, the Surviving Corporation and its wholly-owned subsidiaries, as applicable, shall honor each benefit plan that provides for severance (including without limitation change of control and termination agreements) in accordance with its terms (as amended in accordance with the second paragraph of this section "Employee Benefit Arrangements," if applicable); provided that the provisions of the Merger Agreement described in this paragraph will not prevent Parent or the Surviving Corporation from causing such benefit plan to be amended or terminated in accordance with its terms.

     The Merger Agreement provides that for purposes of any employee benefit plan or arrangement maintained by Parent, the Surviving Corporation or any subsidiary of Parent, Parent shall recognize (or cause to be recognized) service with the Company and the Company's subsidiaries and any predecessor entities (and any other service credited by the Company under similar benefit plans) for purposes of vesting and eligibility to participate; provided that the retirement benefit shall be calculated as provided in the first paragraph of this section "Employee Benefit Arrangements."

     The Merger Agreement also provides for the reduction in benefits certain current and former senior executives would be entitled to receive under their employment or severance arrangements or pursuant to the Company's Supplemental Executive Retirement Plan as a result of the consummation of the Merger. These reductions are in an aggregate amount of approximately $17.0 million. See the section "Agreement to Reduce Certain Senior Executive Contractual Benefits" below for information about these reductions.

     Agreement to Reduce Certain Senior Executive Contractual Benefits.  Marvin
A. Pomerantz, Chairman and Chief Executive Officer of the Company, and Warren J. Hayford, a director and former President and Chief Operating Officer of the Company, have agreed to a 50% reduction in the supplemental retirement payments each would be entitled to receive under his employment agreement upon consummation of the Merger. These 50% reductions are equal to approximately $4.0 million and $1.9 million, respectively.

     Daniel P. Casey, Vice Chairman and Chief Financial Officer of the Company, has agreed to a 50% reduction in the combined benefits he would be entitled to receive under the SERP (as defined) and his Severance Agreement (as defined) upon consummation of the Merger. This 50% reduction is equal to approximately $3.5 million.

     Dale E. Stahl, former President of the Company, has agreed to a 50% reduction in the benefits he would be entitled to receive under the SERP upon consummation of the Merger. This 50% reduction is equal to approximately $1.7 million.

     Michael J. Keough, President and Chief Operating Officer of the Company, has agreed to a 40% reduction in the combined benefits he would be entitled to receive under the SERP and his Severance Agreement upon consummation of the Merger. This 40% reduction is equal to approximately $2.0 million.

     Lawrence G. Rogna, Senior Vice President of the Company, has agreed to a 30% reduction in the combined benefits he would be entitled to receive under the SERP and his Severance Agreement upon consummation of the Merger. This 30% reduction is equal to approximately $1.4 million.

     Four additional executives have agreed to reductions ranging from 20% to 30% in the combined benefits each would be entitled to receive under the SERP, his individual Severance Agreement and other employment arrangements upon consummation of the Merger. The total reduction for these four executives is equal to approximately $2.5 million.

     The aggregate amount of these benefit reductions is equal to approximately $17.0 million, or approximately 43% of the total contractual benefits these ten current or former executives would be entitled to receive.

     In addition, the Company has agreed to make payable at the consummation of the Merger all obligations payable under the Severance Agreements of seven current executives (including Messrs. Casey, Keough and Rogna) as if the employment of each is terminated at such time.

     Pomerantz Employment Agreement. The Company currently has an employment agreement with Mr. Pomerantz. The agreement, originally memorialized by a written agreement dated June 1, 1997, as amended March 1, 2000, was set to expire in December 2000, but it has been extended by oral agreement between Mr. Pomerantz and the Company through the date of consummation of the Merger. The agreement provides that if Mr. Pomerantz's employment is terminated (for any reason other than death, disability or serious misconduct) or if Mr. Pomerantz resigns for good reason, he will be entitled to receive his current base salary ($900,000 per annum) through the term of his employment agreement (the date of consummation of the Merger). The employment agreement also provides for supplemental retirement payments equal to 50% of his average base salary and bonus for the four highest years of service, less primary Social Security benefits and any amounts payable under the Company's retirement plan. In the event of a change in control of the Company, Mr. Pomerantz is entitled to receive a lump sum payment equal to the actuarial equivalent (on an after-tax basis) of the supplemental retirement payments he would be entitled to receive had he retired on the date of the change in control. The purchase by Parent and the Purchaser of Shares in the Offer would constitute a change in control under his employment agreement. However, as explained above in the section "Employee Benefit Arrangements," the Company and Mr. Pomerantz have agreed to amend his employment agreement so that any benefit that would be paid to Mr. Pomerantz as a result of the consummation of the Offer will instead become payable upon consummation of the Merger. Mr. Pomerantz's lump sum payment upon consummation of the Merger would be approximately $8.0 million. However, see the section "Agreement to Reduce Certain Senior Executive Contractual Benefits" above for information regarding Mr. Pomerantz's agreement to reduce the benefits he is entitled to receive upon consummation of the Merger.

     Severance Agreements; Management Incentive Plan Payments. The Company currently has Severance Compensation Agreements (each, a "Severance Agreement") with 63 executives, including Messrs. Casey, Keough and Rogna, but excluding Mr. Pomerantz. Each Severance Agreement provides that if the employment of the executive is terminated (other than by reason of death, disability, retirement, cause or voluntary resignation) within 24 months after a change in control of the Company, the executive will receive (1) a severance payment equal to two times (or three times in the case of Messrs. Casey, Keough and Rogna) the sum of the executive's annual base salary plus the executive's target bonus under the Company's Management Incentive Plan and (2) certain other benefits for two years (or three years in the case of Messrs. Casey, Keough and Rogna), including, without limitation, continued life, medical, dental, disability and accident insurance and outplacement services. The consummation of the Offer would constitute a change in control under each Severance Agreement. However, as explained above in the section "Employee Benefit Arrangements," the Company and certain senior executives (including Messrs. Casey, Keough and Rogna) have agreed to amend their Severance Agreements so that any benefit that would be paid to the executives as a result of the consummation of the Offer will instead become payable upon consummation of the Merger, and the Company has agreed to use commercially reasonable efforts to cause all other Severance Agreements to be amended in this same way. If all of these executives were terminated within 24 months after a change in control, the aggregate amount of severance payments under the Severance Agreements would be approximately $27.3 million, of which Messrs. Casey, Keough and Rogna would receive approximately $1.9 million, $1.7 million and $1.2 million, respectively. However, see the section "Agreement to Reduce Certain Senior Executive Contractual Benefits" above for information regarding the agreements of Messrs. Casey, Keough and Rogna and other current or former executives to reduce the benefits each would be entitled to receive under his Severance Agreement. In addition, the Company has agreed to make payable at the consummation of the Merger all obligations payable under the Severance Agreements of seven current executives (including Messrs. Casey, Keough and Rogna) as if the employment of each is terminated at such time.

     The Company currently maintains a Management Incentive Plan which provides for variable compensation based upon achievement of certain earnings before interest, income taxes, depreciation and amortization ("EBITDA") targets by the Company under which 39 executives participate. Each Severance Agreement provides that, in the event of a change in control of the Company (as described in the preceding paragraph of this section "Severance Agreements; Management Incentive Plan Payments"), the Company's Management Incentive Plan will be terminated and pro-rata payments will be made to the executives as follows: (1) a projection of EBITDA for the fiscal year shall be established by the Board, (2) the projected EBITDA will create a pool of award monies based on the current formula of 1.6%,
(3) the pool shall be pro-rated based on the number of weeks of the fiscal year completed at the date of termination of the Company's Management Incentive Plan and (4) the pool shall be distributed to all participating executives on the payroll as of the termination date of the Company's Management Incentive Plan in proportion to each executive's target incentive. Since the Company's previous fiscal year ended on September 30, 2001, each executive received incentive payments due under the Management Incentive Plan in the normal course for fiscal 2001 and will be entitled to receive the pro rata change in control payments, if any, due with respect to the portion of fiscal 2002 completed at the date of termination of the Management Incentive Plan. The Company will establish the forecasted EBITDA used to determine the amount of these pro rata change in control payments based on actual EBITDA used to calculate payments for fiscal 2001.

     Employment Letter Agreements. The Company currently has Letter Agreements with Messrs. Casey, Keough and Rogna and four other executives which provide that upon completion of the two years (or three years in the case of Messrs. Casey, Keough and Rogna) of benefits coverage provided under the Severance Agreements, such executive may elect to continue medical and dental coverage indefinitely by paying the full premium incurred by the successor for the coverage selected.

     Promissory Notes. The Company made loans to seven executives who are each party to a Severance Agreement in order to facilitate certain relocations. Each of these executives (who do not include any of Messrs. Pomerantz, Casey, Keough or Rogna) executed a promissory note in favor of the Company. If an executive becomes entitled to receive a severance payment under his Severance Agreement, the Company will forgive all principal and accrued interest owing under his promissory note. The aggregate original principal amount of these promissory notes was $555,000.

     Supplemental Executive Retirement Plan. The Company's Supplemental Executive Retirement Plan ("SERP") covering Messrs. Casey, Keough and Rogna and five other current or former executives (including Mr. Stahl) provides for supplemental retirement payments of up to 60% of their average base salary and bonus for the four highest of the last 10 years prior to retirement, less primary Social Security benefits and any amounts payable under the Company's retirement plan. Supplemental payments range from 35% (at age 55) to 60% (at age
65) of average base salary and bonus. In the event of a change in control of the Company, the executives will be entitled to receive in a lump sum the actuarial equivalent (on an after-tax basis) of the supplemental retirement payments. The lump sum payment payable upon a change in control to an executive who has not attained age 55 will be calculated as if such executive had attained such age. The consummation of the Offer would constitute a change in control under the SERP. However, as explained above in the section "Employee Benefit Arrangements," the Company has agreed to amend the SERP generally to provide that benefits will become payable under the SERP on account of consummation of the Merger and not consummation of the Offer. The aggregate amount of lump sum SERP payments payable to these eight current or former executives upon consummation of the Merger would be approximately $15.4 million, of which Messrs. Casey, Keough, Rogna and Stahl would receive approximately $3.6 million, $1.8 million, $2.2 million and $3.3 million, respectively. However, see the section "Agreement to Reduce Certain Senior Executive Contractual Benefits" above for information regarding the agreements of Messrs. Casey, Keough, Rogna and Stahl and other current or former executives to reduce the benefits each would be entitled to receive upon consummation of the Merger.

     Hayford Retirement Payments. In the event of a change in control of the Company, Mr. Hayford will be entitled to receive in a lump sum the actuarial equivalent (on an after-tax basis) of the supplemental retirement payments he is currently receiving under his prior employment agreement with the Company. The consummation of the Offer would constitute a change in control under this arrangement. However, as explained above in the section "Employee Benefit Arrangements," the Company and Mr. Hayford have agreed to amend his prior employment agreement so that any benefit that would be paid to Mr. Hayford as a result of the consummation of the Offer will instead become payable upon consummation of the Merger. Mr. Hayford's lump sum payment upon consummation of the Merger would be approximately $3.8 million. However, see the section "Agreement to Reduce Certain Senior Executive Contractual Benefits" above for information regarding Mr. Hayford's agreement to reduce the benefits he would be entitled to receive upon consummation of the Merger.

     Excise Tax Reimbursements. In the event Messrs. Pomerantz or Hayford or any executive covered by a Severance Agreement becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company is obligated to pay to such executive, not later than 30 days after a change in control of the Company (within the meaning of the Code), a gross-up payment in an amount equal to (1) any excise tax to which such executive becomes subject and (2) all federal income, state income, payroll or other taxes to which the executive becomes subject with respect to the gross-up payment. The aggregate amount of these gross-up payments would be approximately $5.9 million, of which Messrs. Pomerantz, Hayford, Casey, Keough and Rogna would receive approximately $0, $0, $1.4 million, $1.5 million and $0.9 million, respectively. However, see the section "Agreement to Reduce Certain Senior Executive Contractual Benefits" above for information regarding the agreements of Messrs. Pomerantz, Hayford, Casey, Keough and Rogna and other current or former executives to reduce the benefits each would be entitled to receive upon consummation of the Merger. These payments will be deferred as described above in the section "Employee Benefit Arrangements."

     Restricted Stock. The Company has granted an aggregate of 1,957,000 shares of restricted stock, including 250,000, 300,000 and 125,000 shares of restricted stock granted to Messrs. Casey, Keough and Rogna, respectively. All restrictions on this restricted stock will lapse upon a change in control of the Company. The consummation of the Offer would constitute a change in control for purposes of this lapsing.

     Phantom Stock. The 1,000 phantom stock units granted to Mary Sue Coleman, Harve A. Ferrill, John E. Goodenow, David B. Hawkins, Warren J. Hayford and Ralph L. MacDonald Jr., each a non-employee director of the Company, will vest upon a change in control of the Company or when such person ceases to be a director of the Company. The consummation of the Offer would constitute a change in control for purposes of this vesting. However, as explained above in the section "Employee Benefit Arrangements," the Company and such persons have agreed to amend the phantom stock agreements so that a change in control that would be triggered upon consummation of the Offer will instead be triggered upon consummation of the Merger.

     Deferred Director Fees. Messrs. Ferrill, Goodenow, Hawkins, Kolb and MacDonald have elected to defer all cash fees payable for their service on the Board until they cease to be directors or file a written revocation of their election. Such deferred fees accrue gain or loss as if the deferred fees were used to acquire Common Stock at a 15% discount from the closing price at the beginning of each fiscal year. In the event that Messrs. Ferrill, Goodenow, Hawkins, Kolb and MacDonald cease to be directors in connection with the consummation of the Offer or the Merger, the deferred fees shall become payable.

INDEMNIFICATION

     The Merger Agreement provides that from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless (including advancement of expenses) each present and former director and officer of the Company and its wholly-owned subsidiaries and Gaylord Container de Mexico, S.A. de C.V. (the "Indemnified Parties") for claims made within six years following the Effective Time to the extent provided in the Company's certificate of incorporation, by-laws and indemnity agreements in effect on the date of the Merger Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

     The Merger Agreement further provides that, for not less than four years from the Effective Time, Parent shall cause to be maintained, at Parent's election, either (1) the Company's current directors' and officers' insurance and indemnification policy to the extent it provides coverage for events occurring prior to the Effective Time for all Indemnified Parties, (2) a new policy providing substantially similar coverage, or (3) a "tail" policy on the Company's existing directors' and officers' insurance and indemnification policy, so long as the annual premiums do not exceed 150% of the amount per annum paid by the Company in its last full fiscal year, or to obtain as much insurance as can be obtained for the amount of such premiums.

PAYMENT FOR SHARES

     General. Upon consummation of the Merger, the Company will make available to Computershare Trust Company of New York (the "Paying Agent") for the holders of record of Shares, as needed, the aggregate amount of cash to be paid in respect of the portions of Shares converted into cash pursuant to the Merger. Holders of record should use the Letter of Transmittal referred to below to effect the surrender of certificates evidencing Shares in exchange for the Merger Consideration. All certificates so surrendered will be cancelled. Upon consummation of the Merger and surrender of certificates evidencing Shares, together with a properly completed and duly executed Letter of Transmittal, the holder of record thereof will receive in exchange for each Share surrendered the Merger Consideration. Any cash held by the Paying Agent that remains unclaimed by stockholders for ninety (90) days after the Effective Time will be returned to the Surviving Corporation upon demand and thereafter stockholders may look, subject to applicable abandoned property, escheat and other similar laws, only to the Surviving Corporation for payment thereof. Notwithstanding the foregoing, the Surviving Corporation will not be liable to any stockholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Letter of Transmittal. A Letter of Transmittal will be sent to all stockholders of the Company under separate cover promptly following the consummation of the Merger. The Letter of Transmittal will advise such holder of the terms of the Merger and the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for the Merger Consideration.

     Valid Surrender of Shares. Stockholders will not receive any payment for their Shares unless and until they deliver the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, to the Paying Agent, together with the certificate(s) representing the Shares and any required accompanying evidences of authority in a form satisfactory to the Company. If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the Shares represented by such certificate, as contemplated by the Merger Agreement. No interest will be paid on amounts due for Shares.

     Book-Entry Transfer. The Paying Agent will establish an account with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Merger. Any financial institution that is a DTC participant may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Paying Agent's account at DTC in accordance with DTC's procedure for such transfer.

     Signature Guarantee. Except as otherwise provided below, signatures on the Letter of Transmittal must be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act, or by a member firm of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution" (bank, stockholder, savings and loan association or credit union with a membership approved signature guarantee medallion program) as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"), unless the Shares surrendered thereto are submitted (i) by the registered holder (which term, for purposes of this section, shall include any DTC participant whose name appears on a security position listing as the owner of Shares) of such Shares who has completed neither the section entitled "Special Payment Instructions" nor the section entitled "Special Delivery Instructions" therein or (ii) for the account of an Eligible Institution. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if the payment is to be made to a person other than the registered owner, then the surrendered certificates must be endorsed or accompanied by duly executed instruments of transfer, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an Eligible Institution as provided therein.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE STOCKHOLDER. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding of 30% of the aggregate Merger Consideration payable to a stockholder, such stockholder must provide the Paying Agent with his correct taxpayer identification number and certify that he is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal.

APPRAISAL RIGHTS

     Under Section 262 of the DGCL, any holder of Gaylord common stock who does not wish to accept the Merger Consideration may elect to have the fair value of such stockholder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any; provided that such stockholder complies with the provisions of Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, a copy of which is attached as Annex B to this Information Statement. All references in this summary to a "stockholder" are references to any record holder of Shares of Gaylord common stock as to which appraisal rights are asserted. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

     Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting of the Company stockholders described in this

Information Statement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section
262. This Information Statement constitutes such notice to the holders of Gaylord common stock, and the applicable statutory provisions of the DGCL are attached to this Information Statement as Annex B. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex B to this Information Statement, because failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, the Company believes that stockholders who consider exercising such rights should seek the advice of counsel.

     Any holder of common stock wishing to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

     - Such stockholder must deliver to the Company a written demand for appraisal of such stockholder's shares before the vote on the Merger Agreement at the Special Meeting, which demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's Shares.

     - Such stockholder must not vote its Shares in favor of the Merger
       Agreement.

     - Such stockholder must continuously hold such Shares from the date of making the demand through the Effective Time of the Merger. Accordingly, a stockholder who is the record holder of Shares on the date the written demand for appraisal is made but who thereafter transfers such Shares prior to the Effective Time of the Merger will lose any right to appraisal in respect of those Shares.

     Neither voting against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement and approve the Merger will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any action (or inaction) relating to the vote.

     Only a holder of record of Shares issued and outstanding immediately prior to the Effective Time of the Merger is entitled to assert appraisal rights for the Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address and the number of Shares owned and should state that such stockholder intends thereby to demand appraisal of such stockholder's common stock.

     If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners.

     A record holder such as a broker who holds Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for one or more other beneficial owners; in such case, the written demand should set forth the number of Shares as to which appraisal is sought, and where no number of Shares is expressly mentioned, the demand will be presumed to cover all Shares held in the name of the record owner. Stockholders who hold their Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     A stockholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to Gaylord Container Corporation at, 303 South Temple Drive, Diboll, Texas 75941, Attention: General Counsel.

     Within 10 days after the Effective Time of the Merger, the Surviving Corporation must send a notice as to the effectiveness of the Merger to each former stockholder of the Company who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the Merger Agreement and the Merger. Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation or any holder of Dissenting Shares who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the value of all Dissenting Shares held by dissenting stockholders. The Company is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such Shares. Accordingly, stockholders who desire to have their Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as the Company has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal.

     Within 120 days after the Effective Time of the Merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of Shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. The Surviving Corporation must mail such statement to the stockholder within 10 days of receipt of such request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

     A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the Surviving Corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their Shares. After notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their Shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a holder of Dissenting Shares, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the Shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc. the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time of the Merger, be entitled to vote the Shares subject to such demand for any purpose or to receive payment of dividends or other distributions on those Shares (except dividends or other distributions payable to holders of record of Shares as of a record date prior to the Effective Time of the Merger).

     Any stockholder may withdraw its demand for appraisal and accept the Merger Consideration by delivering to the Surviving Corporation a written withdrawal of such stockholder's demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the Effective Time of the Merger will require written approval of the Surviving Corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned on such terms as the Delaware Court of Chancery deems just. If the Surviving Corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the Merger Consideration.

     FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE THOSE RIGHTS.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Merger and the stockholder's aggregate adjusted tax basis in the Shares converted into cash in the Merger. Gain or loss will be calculated separately for each block of Shares converted into cash in the Merger.

     If Shares are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. In the case of a noncorporate shareholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

     Payments in connection with the Merger may be subject to 30% backup withholding unless a stockholder provides its Taxpayer Identification Number ("TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. A stockholder that does not furnish a required TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). If backup withholding applies to a stockholder, the Paying Agent is required to withhold 30% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

     The foregoing discussion is based on the Code, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as: non-U.S. persons; financial institutions; tax-exempt organizations; insurance companies; dealers or brokers in securities or currencies; stockholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation; or stockholders who hold their shares as part of a hedge, straddle, synthetic security, conversion transaction, integrated investment or other risk-reduction transaction.

     THE SUMMARY OF TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

ACCOUNTING TREATMENT

     The acquisition of the Company's shares in the Merger will be treated as a "purchase" under generally accepted accounting principals.

REGULATORY APPROVALS

     General Regulatory Approvals. Except as described under this heading, the Company is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Merger or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the transactions as contemplated by the Merger Agreement. Should any such approval or other action be required, the Company currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Company does not currently intend to delay the Merger pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause a delay in the Merger or the Merger not to occur.

     State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

     In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination"

(defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company Board approved for purposes of Section 203 the entering into by the Purchaser, Parent and the Company of the Merger Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 203, with respect to the Company, will not be applicable to Parent and the Purchaser by virtue of such actions.

     If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares.

     United States Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements; however, the Parent and the Purchaser made the required filings under the HSR Act on September 28, 2001 in connection with the Original Merger Agreement, the Original Offer and the Original Merger. On October 15, 2001, the waiting period under the HSR Act expired without any regulatory challenge under the HSR Act to the consummation of the Original Offer or the Original Merger. Because the parties and the material terms are the same as in the Original Offer and the Original Merger, no new filing will be required for the Offer and the Merger, and the HSR Condition to the Offer and the Merger is therefore satisfied as long as the Offer and the Merger are consummated prior to October 15, 2002.

     Though the HSR Condition has been satisfied, the Antitrust Division and the FTC may still scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger seeking divestiture of the Shares purchased in the Offer or divestiture of substantial assets of Parent or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

CERTAIN LITIGATION

     On October 1, 2001, a lawsuit entitled Absolute Recovery Hedge Fund, L.P. and Absolute Recovery Hedge Fund, Ltd. v. Gaylord Container Corp., Temple-Inland Acquisition Corp., Temple-Inland Inc., State Street Bank and Trust Company and Fleet National Bank, was filed in the United States District Court for the Southern District of New York by plaintiffs seeking to assert claims on behalf of a class of all holders of the Senior Notes (the "Senior Noteholders"). The complaint (the "Complaint") named as defendants the Company, the Purchaser, Parent, State Street Bank and Trust Company and Fleet National Bank. The plaintiffs alleged that the Company had assumed fiduciary responsibilities to its creditors and that it had breached these duties along with provisions of the indentures related to the Senior Notes and implied covenants of fair dealing in the indentures related to the Senior Notes by permitting, facilitating and/or favoring the Original Notes Tender Offers. The plaintiffs alleged that State Street Bank and Trust Company and Fleet National Bank, as trustees under the indentures related to the Senior Notes (collectively, the

"Trustees"), breached their fiduciary duties to the Senior Noteholders. The plaintiffs alleged that Parent aided and abetted the Company's and the Trustees' alleged breaches. The plaintiffs seek, among other requested items of relief, to enjoin the defendants from completing the Original Notes Tender Offers or if consummated, rescission of the transaction, the imposition of a constructive trust on the Company's assets for the benefit of its creditors and damages, fees and expenses.

     On October 9, 2001, the plaintiffs filed a Motion for a Temporary Restraining Order seeking a temporary restraining order preventing the Company, the Purchaser, Parent and the Trustees from: (1) accepting, or causing acceptance for payment of, any and all of the Shares and the Senior Notes tendered pursuant to the Original Offer and Original Notes Tender Offers; (2) accepting consents with respect to the original proposed amendments to the Senior Notes and the indentures related thereto, giving notice to either the Depositary or The Depository Trust Company, and announcing the withdrawal deadline with respect to the consent solicitation for the Senior Notes; (3) amending, supplementing and/or modifying the terms, in any manner, of the indentures related to the Senior Notes; and (4) consummating the Original Merger.

     On October 10, 2001, Parent, the Purchaser and the Company filed papers in opposition to the Motion for a Temporary Restraining Order.

     On October 11, 2001, Absolute Recovery Hedge Fund, L.P. and Absolute Recovery Hedge Fund, Ltd. filed the Amended Complaint in their lawsuit initiated on October 1, 2001 against Parent, the Purchaser, the Company, State Street Bank and Trust Company and Fleet National Bank. The Amended Complaint, among other changes and additions, added allegations that the Original Notes Tender Offers were coercive, inadequately disclosed and violated Section 14(e) of the Exchange Act and Rule 14e-3 promulgated thereunder. Parent, the Purchaser and the Company believe that the lawsuit and the Amended Complaint is without merit and intend to defend against the lawsuit vigorously.

     On October 15, 2001, the parties to the litigation agreed to delay, without prejudice, the preliminary injunction hearing scheduled for October 23, 2001, and to suspend discovery and activities related thereto, in order to permit time for negotiations among Parent, the Company and certain holders of the Notes. The parties further agreed that in the event that a new or different tender offer was announced by Parent, the Notes Tender Offers would be kept open for an additional period of at least twelve days after such revised terms or agreement were publicly announced.

     On October 31, 2001, the court in the Litigation issued an order scheduling an initial pretrial conference for December 17, 2001, in lieu of a consent order for resolving the case within six months.

     On November 6, 2001, the parties to the Litigation agreed that the date for the defendants to answer, move against or otherwise plead to plaintiffs' Amended Complaint would be extended to November 30, 2001.

     On November 26, 2001, the parties to the Litigation agreed that the date for defendants to answer, move against or otherwise plead to plaintiffs' Amended Complaint would be extended up to December 20, 2001.

     On December 10, 2001, the parties to the Litigation agreed that the date for the defendants to answer, move against or otherwise plead to plaintiffs' Amended Complaint would be extended to January 20, 2002. Also on this day, the parties asked the court to postpone the initial pretrial conference scheduled for December 17, 2001 until after the expiration of the tender offers on January 7, 2002, and the defendants' answers were filed.

     On December 13, 2001, the court rescheduled the initial pretrial conference in the Litigation for January 28, 2002.

     On January 22, 2002, the parties to the Litigation agreed that the date for the defendants to answer, move against or otherwise plead to plaintiffs' Amended Complaint would be extended to February 20, 2002. Also on this day, the parties asked the court to postpone the initial pretrial conference schedules for January 28, 2002 for some time after February 20, 2002.

     On January 25, 2002, the court granted the requests of the parties to the Litigation made on January 22, 2002.

     On January 28, 2002, the court rescheduled the initial pretrial conference in the Litigation for February 25, 2002.

     On February 6, 2002, the plaintiffs in the Litigation filed a Motion for a Temporary Restraining Order requesting that Parent: (1) be restrained from distributing an amount not in excess of $3 million (inclusive of expenses) of the proceeds of the tender offer for the Company's 9 3/8% Senior Notes and 9 3/4% Senior Notes as security against plaintiffs and plaintiffs' counsel's contested fee; and (2) be ordered to deposit $3 million (plus interest on the amount of any such fee and expense award through the date of payment) in an interest-bearing escrow account pending resolution of an action for allowance of attorneys' fees and reimbursement of expenses in the Litigation.

     On February 13, 2002, Parent, the Purchaser, Trustees and the Company filed papers in opposition to the Motion for a Temporary Restraining Order.

     On February 15, 2002, plaintiffs filed reply papers in support of their Motion for a Temporary Restraining Order. On that same date, at a hearing on the Motion for a Temporary Restraining Order, the court heard arguments from the parties to the Litigation but delayed ruling on the motion, including the mandating of any escrow amount, until February 19, 2002.

     On February 20, 2002, the court in the Litigation filed a fifteen-page Memorandum Opinion denying plaintiffs' Motion for a Temporary Restraining Order to escrow $3 million to fund any award of attorneys' fees.

     The Complaint and the Amended Complaint were filed as exhibits to the Schedule TO, filed on January 22, 2002 by Parent and the Purchaser with the SEC, in connection with the Offer. The above summary is not a complete description of the Complaint and the Amended Complaint, and is qualified in its entirety by reference to the full text of the Complaint and the Amended Complaint.

PREFERRED SHARE PURCHASE RIGHTS

     References to the "Shares" and the "Common Stock" herein include the associated preferred share purchase rights (the "Rights"), issued pursuant to the Rights Agreement dated as of June 12, 1995 between the Company and Harris Trust and Savings Bank, as Rights Agent. The Rights trade together with the Common Stock. In connection with the Offer and the Merger, the Board has amended the Rights Agreement to render the Rights and the Rights Agreement inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement that relate to the Merger, a copy of which is attached as Annex A to this Information Statement. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein.

THE MERGER

     The Merger Agreement provides for the Merger of the Company with and into the Purchaser. At the Effective Time of the Merger, the separate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation, indirectly wholly-owned by Parent. In the Merger, each Share outstanding (other than Shares owned beneficially or of record by Parent or any subsidiary of Parent or held in the treasury of the Company, all of which will be canceled and retired without payment of any consideration therefor, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the DGCL), will be converted into the right to receive $1.17 per Share in cash, without interest.

     Each share of common stock of the Purchaser outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation.

     Stockholders who do not vote to adopt the Merger Agreement and approve the Merger and who otherwise strictly comply with the provisions of Delaware law regarding statutory appraisal rights have the right to seek a determination of the fair value of their Shares and payment in cash therefor in lieu of the Merger Consideration. See "The Merger -- Appraisal Rights."

     The closing of the Merger will occur on the second business day on which the last of the conditions to the Merger contained in the Merger Agreement has been satisfied or waived or on such other date as Parent and the Company may agree. On the closing date, the parties will cause a Certificate of Merger to be filed with the Delaware Secretary of State, and the time of such filing will be the "effective time" unless otherwise provided in the Certificate of Merger.

     Under the Merger Agreement, the directors, officers, Certificate of Incorporation and Bylaws of the Purchaser will become the directors, officers, Certificate of Incorporation and Bylaws of the Surviving Corporation of the Merger.

COMPOSITION OF THE COMPANY BOARD

     Following consummation of the Offer, Marvin A. Pomerantz, Daniel P. Casey, Mary Sue Coleman, Harve A. Ferrill, John E. Goodenow, David B. Hawkins, Warren
J. Hayford and Charles S. Johnson resigned from the Board of Directors. As required by the Merger Agreement, the remaining directors, Ralph L. MacDonald, Jr. and Jerry W. Kolb, appointed Parent designees Kenneth M. Jastrow, II, Dale
E. Stahl, Bart J. Doney, James C. Foxworthy, Randall D. Levy, Louis R. Brill, M. Richard Warner and Harold C. Maxwell to the Board.

     The Merger Agreement provides that, until the Effective Time of the Merger, Parent will have the right to designate a number of directors that equals the product of (1) the total number of directors on the Board and (2) the percentage its Share ownership bears in proportion to the total number of Shares outstanding. The Merger Agreement also provides that, until the Effective Time, the Company Board will have at least two directors who are directors on the date of the Merger Agreement and who are not officers of the Company. In addition, if the number of independent directors is reduced below two for any reason whatsoever, the remaining independent director will be entitled to designate a person to fill the vacancy or, if no independent directors then remain, the other directors will designate two persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, the Purchaser or Parent.

     Any amendment or termination of the Merger Agreement by the Company, extension of time for the performance, waiver of the Company's rights under the Merger Agreement, or action taken that has an adverse material effect on the shareholders, other than Parent or Purchaser, will require the approval of a majority of the independent directors.

CONDITIONS TO THE MERGER

     The Merger Agreement provides that the obligation of each party to effect the Merger is subject to the satisfaction or waiver, on or prior to the closing date of the Merger, of the following conditions, among others:

     - the Merger Agreement and the Merger shall have been approved by the stockholders of the Company; and

     - no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing or prohibiting consummation of the Merger.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

     - by mutual written consent of Parent and the Company; or

     - by either Parent or the Company if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to the Merger

       Agreement shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

     If the Merger Agreement is terminated, there shall be no other liability on the part of Parent, the Purchaser or the Company except liability for fraud or willful breach of the Merger Agreement prior to the termination thereof and except for fees payable in connection with termination.

FEES AND EXPENSES

     All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

AMENDMENT

     Subject to the provisions described above under "-- Composition of the Company Board" regarding approval by the independent directors, prior to the closing date of the Merger, the Merger Agreement may be amended by written agreement of the parties thereto, by action taken by their respective Boards of Directors; provided, that after adoption of the Merger Agreement by stockholders of the Company, there shall be no amendment to the Merger Agreement that would reduce the amount or change the form of consideration into which each Share shall be converted upon consummation of the Merger.

            PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

     The following table provides information as of March -- , 2002 with respect to the beneficial ownership of the Company's Common Stock by each person or group known by the Company to beneficially own more than 5% of the Common Stock. To the Company's knowledge, no directors or officers of the Company beneficially own any Common Stock.

                                                                   COMMON STOCK
                                                           -----------------------------
NAME AND ADDRESS OF                                        NUMBER OF        PERCENT OF
BENEFICIAL OWNER(1)(2)                                       SHARES       OUTSTANDING(4)
----------------------                                     ----------     --------------
Temple-Inland Inc........................................  48,323,652(3)      86.3%
  1300 MoPac Expressway South
  Austin, Texas 78746
Inland Container Corporation I...........................  48,323,652(3)      86.3%
  1300 MoPac Expressway South
  Austin, Texas 78746
Inland Paperboard and Packaging, Inc. ...................  48,323,652(3)      86.3%
  4030 Vincennes Road
  Indianapolis, Indiana 46268
Temple-Inland Acquisition Corporation....................  48,323,652(3)      86.3%
  1300 MoPac Expressway South
  Austin, Texas 78746
Inland Investments LLC...................................  48,323,652(3)      86.3%
  1300 MoPac Expressway South
  Austin, Texas 78746

---------------

(1) Based upon information supplied by Temple-Inland Inc., Inland Container Corporation I, Inland Paperboard and Packaging, Inc., Temple-Inland Acquisition Corporation and Inland Investments LLC.

(2) Temple-Inland Acquisition Corporation and Inland Investments LLC, which are referred to throughout this Information Statement as "Purchaser" and "Inland Investments", respectively, are direct subsidiaries of Inland Container Corporation I and indirect, wholly-owned subsidiaries of Parent. Inland Investments LLC is 99%-owned by Inland Container Corporation I and 1%-owned by Inland Paperboard and Packaging, Inc. Accordingly, Inland Container Corporation I, Inland Paperboard and Packaging, Inc., and

    Parent can be deemed to beneficially own the shares of Common Stock owned by Temple-Inland Acquisition Corporation and Inland Investments LLC.

(3) Includes 42,500,000 shares of Common Stock owned of record by Temple-Inland Acquisition Corporation and 5,823,652 shares of Common Stock owned of record by Inland Investments LLC. Temple-Inland Inc., Inland Container Corporation I, Inland Paperboard and Packaging, Inc., Temple-Inland Acquisition Corporation and Inland Investments LLC each expressly declare that the listing of shares above shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act or for any other purpose, the beneficial owner of any such securities it does not directly own.

(4) Represents the shares of Common Stock owned beneficially as a percentage of
    the aggregate of    --   shares of Common Stock outstanding as of March -- ,
    2002.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

       DELIVERY OF DOCUMENTS TO MULTIPLE STOCKHOLDERS SHARING AN ADDRESS

     One Information Statement will be delivered to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders. Upon receipt of such notice, the Company will undertake to deliver promptly a separate copy of the Information Statement to the stockholder at a shared address to which a single copy of the documents was delivered and provide instructions as to how the stockholder can notify the Company that the stockholder wishes to receive a separate copy of the Information Statement. In the event a stockholder desires to provide such notice to the Company, such notice may be given verbally by telephoning the Company's offices at (847) 405-5500 or by mail to 500 Lake Cook Road, Suite 400, Deerfield, Illinois 60015.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you without re-printing the information in this Information Statement by referring you to prior and future filings with the SEC. The information we incorporate by reference is an important part of this Information Statement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents filed by the Company pursuant to the Securities Exchange Act of 1934: (i) Gaylord's Annual Report on Form 10-K for the fiscal year ended September 30, 2001; (ii) Gaylord's Quarterly Report on Form 10-Q for the quarter ended December 31, 2001; and (iii) any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

     You may request a copy of these filings (other than an exhibit to any of these filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

        Gaylord Container Corporation
        500 Lake Cook Road
        Suite 400
        Deerfield, Illinois 60015
        (847) 405-5500
        Attention: Investor Relations

     You should rely only on the information we have provided or incorporated by reference in this Information Statement or any supplement. We have not authorized any person to provide information other than that provided here. We have not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement or any supplement is accurate as of any date other than the date on the front of the document.

                   FORWARD-LOOKING STATEMENTS AND INFORMATION

     This Information Statement, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. You can identify our forward-looking statements by the words "expects," "projects," "believes," "anticipates," "intends," "plans," "budgets," "predicts," "estimates" and similar expressions.

     We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about the Company. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Factors that might cause such differences include completion of the transactions between the Company and Parent, including the Merger; the contemplated operation of the Company as an indirectly wholly-owned subsidiary of Parent; general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company and Parent; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the control of the Company.

                                 OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the Special Meeting other than that described above.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                              TEMPLE-INLAND INC.,
                     TEMPLE-INLAND ACQUISITION CORPORATION
                                      AND
                         GAYLORD CONTAINER CORPORATION
                                  DATED AS OF
                                JANUARY 21, 2002

                               TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
ARTICLE I
  THE OFFER.....................................................................    2
     SECTION 1.1    The Offer...................................................    2
     SECTION 1.2    The Notes Tender Offers.....................................    3
     SECTION 1.3    Company Action..............................................    4
     SECTION 1.4    Directors...................................................    5
ARTICLE II
  THE MERGER....................................................................    6
     SECTION 2.1    The Merger..................................................    6
     SECTION 2.2    Closing.....................................................    6
     SECTION 2.3    Effective Time..............................................    6
     SECTION 2.4    Effects of the Merger.......................................    7
     SECTION 2.5    Certificate of Incorporation and By-Laws....................    7
     SECTION 2.6    Directors...................................................    7
     SECTION 2.7    Officers....................................................    7
ARTICLE III
  CONVERSION OF SECURITIES......................................................    7
     SECTION 3.1    Effect on Capital Stock.....................................    7
     SECTION 3.2    Exchange of Certificates....................................    7
     SECTION 3.3    Dissenting Shares...........................................    9
     SECTION 3.4    Company Options.............................................    9
     SECTION 3.5    Company Warrants............................................    9
ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................   10
     SECTION 4.1    Organization, Standing and Corporate Power..................   10
     SECTION 4.2    Subsidiaries................................................   10
     SECTION 4.3    Capital Structure...........................................   10
     SECTION 4.4    Authority; Noncontravention; Filings and Consents...........   11
     SECTION 4.5    Vote Required...............................................   12
     SECTION 4.6    Company SEC Documents; Financial Statements; No Undisclosed
                    Liabilities.................................................   12
     SECTION 4.7    Information Supplied........................................   13
     SECTION 4.8    Books and Records...........................................   13
     SECTION 4.9    Inventory...................................................   13
     SECTION 4.10   Absence of Certain Changes or Events........................   13
     SECTION 4.11   Litigation..................................................   13
     SECTION 4.12   Employee Benefit Plans; ERISA...............................   14
     SECTION 4.13   Taxes.......................................................   17
     SECTION 4.14   State Takeover Statutes; Rights Agreement...................   19
     SECTION 4.15   Brokers; Schedule of Fees and Expenses......................   19
     SECTION 4.16   Permits; Compliance with Laws...............................   20
     SECTION 4.17   Environmental Matters.......................................   20
     SECTION 4.18   Contracts; Debt Instruments.................................   21

                                                                                  PAGE
                                                                                  ----
     SECTION 4.19   Title to Properties.........................................   22
     SECTION 4.20   Labor and Employment Difficulties...........................   22
     SECTION 4.21   Opinions of Financial Advisors..............................   23
     SECTION 4.22   Interests of Officers and Directors.........................   23
     SECTION 4.23   Intellectual Property.......................................   23
     SECTION 4.24   Insurance...................................................   24
     SECTION 4.25   Customers and Suppliers.....................................   25
     SECTION 4.26   Regulation as a Utility.....................................   25
     SECTION 4.27   Qualifying Facility.........................................   25
     SECTION 4.28   Modification of Employment Arrangements.....................   25
ARTICLE V
  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY................   25
     SECTION 5.1    Organization, Standing and Corporate Power..................   25
     SECTION 5.2    Authority; Noncontravention; Filings and Consents...........   25
     SECTION 5.3    Information Supplied........................................   26
     SECTION 5.4    Brokers.....................................................   26
     SECTION 5.5    No Prior Activities; Assets of Merger Subsidiary............   27
     SECTION 5.6    Sufficient Funds............................................   27
     SECTION 5.7    No Vote Required............................................   27
ARTICLE VI
  COVENANTS OF THE COMPANY......................................................   27
     SECTION 6.1    Conduct of Business.........................................   27
     SECTION 6.2    State Takeover Statutes.....................................   29
     SECTION 6.3    Access to Information.......................................   29
     SECTION 6.4    No Solicitation by the Company..............................   30
     SECTION 6.5    Litigation..................................................   31
     SECTION 6.6    Rights Agreement............................................   31
ARTICLE VII
  COVENANTS OF PARENT AND MERGER SUBSIDIARY.....................................   31
     SECTION 7.1    Indemnification.............................................   31
     SECTION 7.2    Obligations of Merger Subsidiary............................   32
     SECTION 7.3    Employees...................................................   32
ARTICLE VIII
  ADDITIONAL AGREEMENTS.........................................................   33
     SECTION 8.1    Stockholder Approval; Preparation of Company Proxy
                    Statement...................................................   33
     SECTION 8.2    HSR Act Filings; Reasonable Efforts; Notification...........   34
     SECTION 8.3    Public Announcements........................................   36
     SECTION 8.4    Confidentiality.............................................   36
ARTICLE IX
  CONDITIONS PRECEDENT..........................................................   36
     SECTION 9.1    Conditions to Each Party's Obligation to Effect the
                    Merger......................................................   36

                                                                                  PAGE
                                                                                  ----
ARTICLE X
  TERMINATION...................................................................   36
     SECTION 10.1   Termination.................................................   36
     SECTION 10.2   Effect of Termination.......................................   37
ARTICLE XI
  GENERAL PROVISIONS............................................................   37
     SECTION 11.1   Fees and Expenses...........................................   37
     SECTION 11.2   Amendment and Modification..................................   38
     SECTION 11.3   Extension; Waiver...........................................   38
     SECTION 11.4   Nonsurvival of Representations and Warranties...............   38
     SECTION 11.5   Notices.....................................................   38
     SECTION 11.6   Interpretation..............................................   39
     SECTION 11.7   Counterparts................................................   39
     SECTION 11.8   Entire Agreement; No Third-Party Beneficiaries..............   39
     SECTION 11.9   Governing Law...............................................   39
     SECTION 11.10  Assignment..................................................   39
     SECTION 11.11  Enforcement.................................................   39
     SECTION 11.12  Severability................................................   40
ANNEX I.........................................................................  I-1

                             LIST OF DEFINED TERMS

9 3/4% Senior Notes.........................................    1
9 3/4% Senior Notes Tender Offer............................    1
9 3/8% Senior Notes.........................................    1
9 3/8% Senior Notes Tender Offer............................    1
Acquisition Proposal........................................   31
Agreement...................................................    1
Antitrust Laws..............................................   35
Appointment Date............................................   27
Balance Sheet...............................................   13
Benefit Plans...............................................   14
Certificate of Merger.......................................    7
Certificates................................................    8
Closing.....................................................    6
Closing Date................................................    6
Code........................................................   14
Company.....................................................    1
Company Board...............................................    1
Company Class B Stock.......................................   10
Company Common Stock........................................    1
Company Disclosure Schedule.................................   10
Company Intellectual Property...............................   23
Company Material Adverse Effect.............................   10
Company Preferred Stock.....................................   10
Company Proxy Statement.....................................   12
Company SEC Documents.......................................   12
Company Stockholder Vote....................................   11
Company Stockholders Meeting................................   34
Company Warrant.............................................    9
Confidentiality Agreement...................................   36
Consents....................................................   12
D&O Insurance...............................................   31
DGCL........................................................    1
Effective Time..............................................    7
Environmental Claim.........................................   21
Environmental Law...........................................   20
ERISA.......................................................   14
ERISA Affiliate.............................................   14
ERISA Plans.................................................   14
Exchange Act................................................    2
Exchange Fund...............................................    8
Fully Diluted Shares........................................    2
GAAP........................................................   12
Governmental Entity.........................................   12

Hazardous Substance.........................................   21
HSR Act.....................................................   12
Indemnified Parties.........................................   31
Indentures..................................................    3
Independent Directors.......................................    6
License Agreements..........................................   23
Liens.......................................................   10
Merger......................................................    6
Merger Consideration........................................    7
Merger Subsidiary...........................................    1
Minimum Stock Condition.....................................    2
Minimum Note Condition......................................    3
Noteholders.................................................    4
Notes.......................................................    1
Notes Offer to Purchase.....................................    3
Notes Tender Offers.........................................    1
Notes Tender Offers Documents...............................    4
Offer.......................................................    1
Offer Documents.............................................    2
Option Plans................................................    9
Order.......................................................   35
Parent......................................................    1
Parent Material Adverse Effect..............................   25
Paying Agent................................................    7
PBGC........................................................   15
Permits.....................................................   20
Proposed Amendments.........................................    4
Recommendations.............................................    4
Rights......................................................   10
Rights Agreement............................................   10
Schedule 14D-9..............................................    5
SEC.........................................................    2
Securities Act..............................................   12
Senior Notes................................................    1
Senior Subordinated Notes...................................    1
Senior Subordinated Notes Tender Offer......................    1
Shares......................................................    1
Software....................................................   23
Stock Option Agreement......................................    1
Stockholders................................................    1
Stockholders Agreement......................................    1
Subsidiary..................................................   10
Superior Proposal...........................................   31
Supplemental Indentures.....................................    4
Surviving Corporation.......................................    6

Tax Returns.................................................   17
Termination Fee.............................................   38
Trade Secrets...............................................   23
Trademarks..................................................   23
Trustee.....................................................    9
WARN Act....................................................   22

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 21, 2002, is by and among Temple-Inland Inc., a Delaware corporation ("Parent"), Temple-Inland Acquisition Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Parent ("Merger Subsidiary"), and Gaylord Container Corporation, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Board of Directors of each of Parent, Merger Subsidiary and the Company have unanimously approved the acquisition of the Company by Parent and Merger Subsidiary;

     WHEREAS, in furtherance of such acquisition, it is proposed that Merger Subsidiary shall make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of Class A Common Stock, par value $.0001 per share (the "Company Common Stock"), of the Company (the "Shares"), including the associated Rights (defined below in Section 4.3), in accordance with the terms provided in this Agreement;

     WHEREAS, in furtherance of such acquisition, it is proposed that simultaneously with the commencement of the Offer, Parent or its designee shall make (i) a tender offer (the "9 3/8% Senior Notes Tender Offer") for all of the $200 million aggregate principal amount at maturity of the Company's outstanding 9 3/8% Senior Notes due 2007 (the "9 3/8% Senior Notes"); (ii) a tender offer (the "9 3/4% Senior Notes Tender Offer") for all of the $225 million aggregate principal amount at maturity of the Company's outstanding 9 3/4% Senior Notes due 2007 (the "9 3/4% Senior Notes," and, together with the 9 3/8% Senior Notes, the "Senior Notes"), and (iii) a tender offer (the "Senior Subordinated Notes Tender Offer," and, together with the 9 3/8% Senior Notes Tender Offer and the
9 3/4% Senior Notes Tender Offer, the "Notes Tender Offers") for all of the $250 million aggregate principal amount at maturity of the Company's outstanding
9 7/8% Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes," and, together with the Senior Notes, the "Notes");

     WHEREAS, consummation of the Offer is expressly conditioned upon consummation of each of the Notes Tender Offers;

     WHEREAS, in furtherance of such acquisition, the Board of each of Parent, Merger Subsidiary and the Company have approved this Agreement and the Merger (as defined in Section 2.1) following the Offer in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company (the "Company Board"), following the unanimous recommendation of the Independent Special Committee of the Company Board established to review the Offer and the Merger, has determined that the consideration to be paid for each Share in connection with the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and approve this Agreement and each of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein;

     WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Subsidiary to enter into this Agreement, Parent and certain stockholders of the Company (collectively, the "Stockholders") are entering into an agreement, dated as of the date hereof (the "Stockholders Agreement") pursuant to which the Stockholders will agree to tender all of their Shares in the Offer and to take certain other actions in furtherance of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in the Stockholders Agreement; and

     WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Subsidiary to enter into this Agreement, the Company, is entering into a Stock Option Agreement, dated as of the date hereof (the "Stock Option Agreement"), with

Parent and Merger Subsidiary pursuant to which the Company is granting to Merger Subsidiary an option to purchase Shares upon the terms and subject to the conditions set forth in the Stock Option Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Subsidiary and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

     SECTION 1.1 The Offer. (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 10.1 and (ii) none of the events set forth in Annex I hereto shall have occurred or be existing and not have been waived, Merger Subsidiary shall, not later than five business days from the first public announcement of the execution of this Agreement, commence the Offer. Each Share (including the associated Right) accepted by Merger Subsidiary in accordance with the Offer shall be purchased for $1.17, net to the seller in cash, without interest. The Offer shall be subject to the conditions (i) that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Parent and Merger Subsidiary, represents at least two-thirds of the total number of outstanding Shares, assuming the exercise of all outstanding warrants, options, rights and convertible securities (if any) (other than the Rights, Parent's option to acquire Company Common Stock pursuant to the Stock Option Agreement, to the extent not then exercised and options cancelled pursuant to Section 3.4(a) hereof) and the issuance of all Shares that the Company is obligated to issue pursuant thereto (such total number of outstanding Shares being hereinafter referred to as the "Fully Diluted Shares") (the "Minimum Stock Condition"), (ii) that Parent shall have simultaneously accepted for payment Notes in each of the Notes Tender Offers, and (iii) that the other conditions set forth in Annex I hereto shall have been satisfied or waived. Parent and Merger Subsidiary expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that, without the written consent of the Company, no change may be made which changes the form or amount of consideration to be paid (other than by adding consideration), imposes conditions to the Offer in addition to those set forth in Annex I or changes or waives the Minimum Stock Condition or amends any other term of the Offer in a manner materially adverse to the holders of Shares. If on the initial scheduled expiration date of the Offer, which shall be no earlier than 20 business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, Merger Subsidiary may, from time to time, in its sole discretion, extend the expiration date; provided that without the prior written consent of the Company, Merger Subsidiary may not extend the Offer beyond March 15, 2002 (except that Parent may extend the expiration date of the Offer after March 15, 2002 as required to comply with any rule, regulation or interpretation of the
SEC). Subject to the terms and conditions of the Offer, Parent shall cause Merger Subsidiary to accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer. In addition, Merger Subsidiary may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than 20 business days to meet the objective (which is not a condition to the Offer) that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration date of the Offer (as so extended) and not withdrawn a number of Shares, which together with Shares then owned by Parent and Merger Subsidiary, represents at least 90% of the Fully Diluted Shares.

     (b) As soon as practicable after the date of this Agreement, and not later than five business days from the first public announcement of the execution of this Agreement, Parent shall, and Parent shall cause Merger Subsidiary to, file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto and any other filings pursuant to which the Offer will be made, the "Offer Documents"). Parent, Merger Subsidiary and the Company each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Parent and Merger Subsidiary agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC. In addition, Parent and Merger Subsidiary agree to provide the Company and its counsel with any comments, whether written or oral, that Parent or Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

     SECTION 1.2 The Notes Tender Offers. (a) Provided that this Agreement shall not have been terminated in accordance with Section 10.1 and none of the events or circumstances set forth in Annex I hereto shall have occurred and be existing and not have been waived, Parent agrees that it or its designee will commence the Notes Tender Offers as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the first public announcement of the execution hereof. The aggregate consideration payable to each holder of Notes pursuant to the Notes Tender Offers shall be an amount in cash set forth in the Offer to Purchase and Consent Solicitation Statement made by Parent in connection with the Notes Tender Offers attached as Exhibit A hereto as amended from time to time (the "Notes Offer to Purchase"). In connection with the Notes Tender Offers, Parent intends to solicit consents to amend, eliminate or waive certain sections of the Indenture relating to the 9 3/8% Senior Notes, dated as of February 23, 1998 among the Company, the guarantors party thereto and State Street Bank and Trust Company, as trustee, the Indenture relating to the 9 3/4% Senior Notes, dated as of June 12, 1997 among the Company, the guarantors party thereto and State Street Bank and Trust Company, successor in interest to Fleet National Bank, as trustee, and the Indenture relating to the Senior Subordinated Notes, dated as of February 23, 1998 among the Company, the guarantors party thereto and JPMorgan Chase Bank, successor in interest to Chase Bank of Texas, National Association, as trustee (collectively, the "Indentures"), as set forth in the Notes Offer to Purchase. Parent's obligation to accept for payment and pay for the Notes and related consents tendered pursuant to the Notes Tender Offers shall be subject to the conditions that (i) the aggregate principal amount of each series of Notes validly tendered and not withdrawn prior to the expiration of the Notes Tender Offers, combined with the Notes already owned by Parent, Merger Subsidiary and their affiliates, constitutes at least 90% of the aggregate principal amount of each of the 9 3/8% Senior Notes, the 9 3/4% Senior Notes and the Senior Subordinated Notes outstanding at the expiration of the Notes Tender Offer with respect to each of such series of Notes (the "Minimum Note Condition"), (ii) Parent receives consents from at least a majority of the outstanding principal amount of each series of the Notes, and (iii) the other conditions set forth in Annex I hereto shall have been satisfied or waived (including, without limitation, the Minimum Stock Condition). Parent expressly reserves the right to waive any such condition (including without limitation the Minimum Note Condition), to increase the price payable for each Note and related consent tendered in the Notes Tender Offers, and to make any other changes in the terms and conditions of the Notes Tender Offers; provided, however, that Parent agrees that no change may be made without the consent of the Company which decreases the price payable for each Note and related consent tendered in the Notes Tender Offers, which increases the Minimum Note Condition, which eliminates the Minimum Stock Condition, which amends or eliminates any section of the Indentures, that, by the terms thereof, requires the approval of the holders of 100% of the outstanding principal amount of the Notes, which otherwise modifies or amends the conditions to the Notes Tender Offers or any other term of the Notes Tender Offers in a manner that is materially adverse to the tendering holders of the Notes, which imposes conditions to the Notes Tender Offers in addition to those set forth in Annex I hereto, or which extends the expiration date of the Notes Tender Offers beyond March 15, 2002 (except that Parent may extend the expiration date of the Notes Tender Offers after March 15, 2002 as required to comply with any rule, regulation or interpretation of the SEC or to coincide with the termination date of the Offer); provided, however, that Parent expressly reserves the right, in its sole discretion, to reduce the minimum percentage of any series of Notes to be purchased in the Notes Tender Offers. The Notes Tender Offers shall provide that any tender of Notes under the Notes Tender Offers shall also constitute a consent to the amendments to the Indentures. Subject to the terms and conditions of the Notes Tender Offers (including, without limitation, the Minimum Note Condition), Parent agrees to accept for payment and to pay for, as promptly as practicable after expiration of the Notes Tender Offers, all Notes and related consents validly tendered and not withdrawn.

     (b) Parent agrees to disseminate to the record holders of the Notes, and to the extent disclosed to Parent by the Company, the beneficial owners of the Notes (collectively, the "Noteholders"), the Notes Tender Offers pursuant to the terms of the Notes Offer to Purchase, together with related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Notes Tender Offers Documents"), which shall have been provided to the Company and its counsel a reasonable time prior to dissemination to holders of the Notes and to which the Company shall not have reasonably objected. Parent and the Company agree to correct promptly any information provided by any of them for use in the Notes Tender Offers Documents which shall have become false or misleading, and Parent further agrees to take all steps necessary to cause the Notes Tender Offers Documents as so corrected to be disseminated to holders of Notes, in each case as and to the extent required by applicable Federal securities laws.

     (c) At such time as Parent receives consents from at least a majority of each series of the outstanding principal amount of the Notes, the Company agrees to execute, and to cause the guarantors party to the Indentures to execute, and will use all reasonable efforts to cause the trustees under the Indentures to execute, supplemental indentures (the "Supplemental Indentures") in order to give effect to the amendments of the Indentures contemplated in the Notes Tender Offers Documents; provided, however, that notwithstanding the fact that the Supplemental Indentures will become effective upon such execution, the proposed amendments set forth therein (the "Proposed Amendments") will not become operative unless and until the Minimum Note Condition is satisfied or waived and all other conditions to the Notes Tender Offers set forth on Annex I have been satisfied or waived by Parent and Parent accepts all Notes (and related consents) validly tendered for purchase and payment pursuant to the Notes Tender Offers. In such event, the parties hereto agree that the Proposed Amendments will be deemed operative as of immediately prior to such acceptance for payment, and Parent will thereafter be obligated to make all payments for the Notes (and related consents) so tendered.

     (d) The Company agrees to promptly furnish Parent with mailing labels containing the names and addresses of all record holders of Notes and security position listings of the Notes held in depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of Noteholders. The Company agrees to furnish Parent with such additional information, including, without limitation, updated listings and computer files of Noteholders, mailing labels and security position listings, and such other assistance as Parent or its agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Notes Tender Offers Documents and any other documents necessary to consummate the transactions contemplated thereby, Parent shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Notes Tender Offers and, if this Agreement shall be terminated in accordance with Section 10.1, shall deliver to or cause to be delivered to the Company all copies of such information, labels, listings and files then in its possession or in the possession of its agents or representatives.

     SECTION 1.3 Company Action. (a) The Company hereby approves of and consents to the Offer and the Notes Tender Offers and represents that the Company Board, following the unanimous recommendation of the Independent Special Committee of the Company Board established to review the Offer, has unanimously
(i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interest of the Company's stockholders, (ii) approved and adopted this Agreement, including the Offer, the Merger, the Stock Option Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby, which approval constitutes approval under Section 203 of the DGCL such that the Offer, the Merger, this Agreement, the Stock Option Agreement and the Stockholders Agreement and the other transactions contemplated hereby and thereby are not and shall not be subject to any restriction of Section 203 of the DGCL, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Merger Subsidiary thereunder and approve and adopt this Agreement and the Merger (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "Recommendations"). The Company further represents that Deutsche Banc Alex. Brown and Rothschild Inc. have rendered to the Company Board their opinions that the consideration to be received by the Company's stockholders pursuant to this Agreement is fair to such stockholders from a financial point of view. The Company has been advised that all of its directors and executive officers presently intend to tender their Shares pursuant to the Offer.

     (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC and disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") which shall contain, except as provided in Section 6.4, the Recommendations. At the time the Offer Documents are first mailed to the stockholders of the Company, the Company shall mail or cause to be mailed to the stockholders of the Company such Schedule 14D-9 together with such Offer Documents. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares, as and to the extent required by applicable Federal securities laws. Each of the Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Merger Subsidiary and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

     (c) In connection with the Offer, the Company shall promptly furnish Merger Subsidiary with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Merger Subsidiary with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Merger Subsidiary or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Subsidiary shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated, will upon the request of the Company deliver or cause to be delivered to the Company all copies of such information, labels, listings and files then in their possession or in the possession of their agents or representatives.

     SECTION 1.4 Directors. (a) Promptly upon the purchase of and payment for Shares by Merger Subsidiary or any of its affiliates pursuant to the Offer as a result of which Parent or Merger Subsidiary beneficially own at least a majority of the outstanding Shares, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.4) and (ii) the percentage that the number of Shares owned by Parent or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding. In furtherance thereof, the Company shall, upon request of the Parent, use its best efforts promptly either to increase the size of its Board or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company's Board, and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, shall cause Parent's designees to be so elected. At such time, the Company shall, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and
(iii) each committee (or similar body) of each such board.

     (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.4(a), including mailing to stockholders the information required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as is necessary to enable Parent's designees to be elected or appointed to the Company Board immediately after the purchase of and payment for any Shares by Parent or any of its Subsidiaries (as defined in Section 4.1) as a result of which Parent and its Subsidiaries beneficially own at least a majority of then outstanding Shares. Parent or Merger Subsidiary will supply the Company all information with respect to either of them and their nominees, officers, directors and affiliates required to be disclosed by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 1.4 are in addition to and shall not limit any rights which Merger Subsidiary, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

     (c) In the event that Parent's designees are elected or appointed to the Company Board, until the Effective Time, the Company Board shall have at least two directors who are directors on the date hereof and are not employees of the Company ("Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates, associates or employees of Parent, Merger Subsidiary or the Company, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees constitute a majority of the directors on the Company Board, the affirmative vote of a majority of the Independent Directors shall be required after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, to (a) amend or terminate this Agreement by the Company, (b) cause the Company to extend or waive the time for the performance of any of the obligations or other acts of Parent or Merger Subsidiary under this Agreement, (c) waive any of the Company's rights hereunder, or (d) take any other action under or in connection with this Agreement if such action materially and adversely affects holders of Shares other than Parent or Merger Subsidiary; provided, that if, notwithstanding reasonable efforts set forth above to ensure that at least two directors are Independent Directors, there shall be no such directors, such actions (except for any amendment, modification or waiver of Sections 2.3 or 8.1 hereof) may be effected by unanimous vote of the entire Company Board.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, Merger Subsidiary shall be merged with and into the Company (the "Merger") at the Effective Time (hereinafter defined). Following the Merger, the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the DGCL.

     SECTION 2.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 9.1, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, N.W., Washington D.C. 20005, unless another date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the "Closing Date").

     SECTION 2.3. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article IX (and subject to no other condition set forth herein or otherwise), the parties shall use their best efforts to consummate the Merger, including without limitation (if required) voting all Shares held by such parties in favor of the Merger and filing a certificate of merger or other appropriate documents (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the "Effective Time").

     SECTION 2.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 2.5 Certificate of Incorporation and By-Laws. (a) The Certificate of Incorporation of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-Laws of Merger Subsidiary as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until changed or amended as provided therein or by applicable law.

     SECTION 2.6 Directors. The directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their successors are duly elected and qualified.

     SECTION 2.7 Officers. The officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their successors are duly elected and qualified.

                                  ARTICLE III

                            CONVERSION OF SECURITIES

     SECTION 3.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Subsidiary:

          (a) Capital Stock of Merger Subsidiary. Each issued and outstanding share of the capital stock of Merger Subsidiary shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company or by any Subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Merger Subsidiary or any other Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.1(b) or shares as to which appraisal rights have been exercised in accordance with Section 3.3) shall be converted into the right to receive $1.17, net to the seller in cash (the "Merger Consideration"), without interest. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

     SECTION 3.2  Exchange of Certificates.

     (a) Paying Agent. Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger to receive in trust the Merger Consideration to which holders of the Shares shall become entitled pursuant to Section 3.1(c) (the "Paying Agent"). At the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article III, the aggregate Merger Consideration to be paid pursuant to Section 3.1(c) (collectively, the "Exchange Fund") for the outstanding shares of Company Common Stock. For purposes of determining the amount of Merger Consideration to be deposited by Parent in the Exchange Fund, Parent shall assume that no holder of Shares will perfect such holder's right to appraisal of such holder's Shares.

     (b) Exchange Procedure. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to
Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. At any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive, without interest, upon surrender the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 3.1.

     (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

     (d) Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article III shall thereafter look only to Parent for payment of their claim for Merger Consideration. None of Parent, Merger Subsidiary, the Company or the Paying Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such date on which any amounts payable pursuant to this
Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.4(c)), any such amounts shall, to the extent permitted by applicable escheat law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Any portion of the Merger Consideration deposited in the Exchange Fund pursuant to this Section 3.2 in consideration of Shares for which appraisal rights, if any, have been perfected shall be returned to Parent, upon demand.

     (e) Investment of Exchange Fund. The Paying Agent shall invest any cash in the Exchange Fund, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Standard & Poor's Ratings Group or

Moody's Investor Service, Inc., respectively. Any interest and other income resulting from such investments shall be paid to Parent.

     (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

     SECTION 3.3 Dissenting Shares. Notwithstanding Section 3.1(c), Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such Shares in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 3.4  Company Options.

     (a) Stock Options. Prior to consummation of the Offer, the Company shall take all necessary action to: (i) terminate, effective not later than the Effective Time, the Gaylord Container Corporation Employee Stock Purchase Plan and all of the stock option plans listed in Section 4.12(a) of the Company Disclosure Schedule (as defined in Section 4.2) (the "Option Plans"), (ii) cancel, effective not later than the Effective Time, each option to purchase shares of Company Common Stock granted under the Gaylord Container Corporation 1997 Long-Term Equity Incentive Plan and the Gaylord Container Corporation Outside Director Stock Option Plan, that is outstanding and unexercised as of such time, (iii) cancel, effective not later than the Effective Time, each option to purchase shares of Company Common Stock granted under all Option Plans held by any of the individuals listed in Section 3.4(a) of the Company Disclosure Schedule that is outstanding and unexercised as of such time, (iv) use its commercially reasonable efforts to obtain consents of the individual holders to cancel, effective not later than the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under any Option Plans that is outstanding and unexercised as of such time and that is not otherwise canceled pursuant to the foregoing clauses (ii) and (iii) (it being understood that the failure of the Company to obtain the consent of any such holder, after a good faith effort, shall not be deemed a breach of this clause (iv)).

     (b) Compliance with Section 16. Prior to the Effective Time, the Company shall take all action reasonably necessary to approve the disposition of the Company Options and other awards in accordance with this Section 3.4 so as to exempt such dispositions under Rule 16b-3 of the Exchange Act. By adopting and approving this Agreement, the Board of Directors of the Company shall be deemed to have approved and authorized each and every arrangement with respect to the Option Plans and other plans, programs, agreements or arrangements as may be deemed necessary or appropriate to give effect to the provisions of this Section 3.4.

     SECTION 3.5 Company Warrants. As of the Effective Time, the unexercised Company Redeemable Exchangeable Warrants (each a "Company Warrant") shall be exercisable (subject to the terms and conditions of the Warrant Agreement between the Company and The Bank of New York, as successor trustee to Harris Trust and Savings Bank (the "Trustee"), dated November 2, 1992) only for such Merger Consideration as is paid and issued to the Trustee, designated pursuant to the Trust Agreement between the Company and Harris Trust and Savings Bank, in exchange for the shares of Company Common Stock held by such Trustee immediately theretofore obtainable upon exercise of such Company Warrants.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule attached hereto (the "Company Disclosure Schedule"), which disclosure schedule shall make a specific reference to the particular Section of this Agreement to which exception is being taken, the Company hereby represents and warrants to Parent and Merger Subsidiary, as of the date hereof unless otherwise indicated, as follows:

     SECTION 4.1 Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries (as defined below) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority, as the case may be, to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing (individually or in the aggregate) would not have, or be reasonably likely to have, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of the Company and its Subsidiaries taken as a whole, excluding effects from general economic conditions, general securities market conditions, conditions affecting the Company's industry generally, or the announcement of this Agreement or the transactions contemplated hereby (a "Company Material Adverse Effect"). The Company has delivered or made available to Parent complete and correct copies of its Certificate of Incorporation and By-Laws and the Certificates of Incorporation and By-Laws or other comparable charter or organizational documents of its Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and a "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     SECTION 4.2 Subsidiaries. Section 4.2 of the Company Disclosure Schedule contains a true and accurate list of each Subsidiary of the Company and its respective jurisdiction of incorporation or organization, the outstanding capital of each such Subsidiary and the jurisdictions in which each such Subsidiary is qualified to do business. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company, by another Subsidiary of the Company or by the Company and another such Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). Except for the capital stock of, or other equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person.

     SECTION 4.3 Capital Structure. The authorized capital stock of the Company consists of 25,000,000 shares of Preferred Stock, par value $0.01 per share (the "Company Preferred Stock"), 125,000,000 shares of Company Common Stock and 15,000,000 shares of Class B Common Stock, par value $.0001 per share (the "Company Class B Stock"). As of January 16, 2002, (i) no shares of Company Preferred Stock were issued and outstanding, (ii) 56,007,310 shares of Company Common Stock were issued and outstanding, including associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of June 12, 1995 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent, (iii) no shares of Company Class B Stock were issued and outstanding, (iv) 1,147,484 shares of Company Common Stock were held by the Company in its treasury or by any of the Company's Subsidiaries, (v) 2,152,836 shares of Company Common Stock were reserved for issuance pursuant to the Option Plans (of which 1,729,066 were issuable upon the exercise of outstanding Company Options), (vi) 230,479 shares of Company Common Stock were issuable upon the exercise of outstanding Company Warrants, which are included in the outstanding shares of Company Common Stock set forth in clause
(ii) above, and (vii) 1,957,000 shares were restricted shares of Common Stock, which are included in the outstanding shares of Company Common Stock set forth in clause (ii) above. Except as set forth above and except for the Company Preferred Stock issuable upon exercise of the Rights and the Company Common Stock issuable upon exercise of the Stock Option Agreement, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Option Plans, the Stock Option Agreement and the Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, or undertaking. There are no outstanding rights, commitments, agreements, or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries or any securities of the type described in the two immediately preceding sentences. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. Except as provided by
Section 3.4(a), following the Effective Time, no holder of Company Options or Company Warrants will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options or Company Warrants. The Company has delivered or made available to Parent complete and correct copies of the Option Plans, all forms of Company Options and all warrant agreements relating to the Company Warrants. Section 4.3 of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Options and Company Warrants outstanding as of the date of this Agreement, and the respective exercise price of each outstanding Company Option and Company Warrant.

     SECTION 4.4 Authority; Noncontravention; Filings and Consents.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of this Agreement by the holders of the outstanding shares of Company Common Stock (the "Company Stockholder Vote") with respect to the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger if required under the DGCL, to approval of this Agreement by the Company Stockholder Vote. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Subsidiary, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

     (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the Certificate of Incorporation or By-Laws of the Company or the comparable charter or organizational documents of any of its Subsidiaries in each case as amended to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (c) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Company Material Adverse Effect, (y) impair the Company's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by (collectively, "Consents") any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) any additional filings required by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings under similar foreign antitrust or competition laws and regulations, (ii) the filing with the SEC of
(A) the Schedule 14D-9, (B) if required, a proxy statement relating to the Company Stockholders Meeting (defined below in Section 8.1(b)) (as amended or supplemented from time to time, the "Company Proxy Statement"), and (C) such reports under the Exchange Act and the Securities Act (as defined in Section 4.6), as may be required in connection with this Agreement, the Stock Option Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby, (iii) such filings as may be required under state securities or "blue sky" laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate would not (x) have a Company Material Adverse Effect, (y) impair the Company's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     SECTION 4.5 Vote Required. The affirmative vote of the holders of 66 2/3 percent of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. No vote of any class or series of the Company's capital stock is necessary to approve any of the transactions contemplated by this Agreement other than the Merger.

     SECTION 4.6 Company SEC Documents; Financial Statements; No Undisclosed Liabilities. The Company has filed and has heretofore made available to Parent, true and complete copies of, all required reports, schedules, forms, statements and other documents with the SEC since September 30, 1999 (the "Company SEC Documents"). As of their respective dates, (i) the Company SEC Documents complied, and all similar documents filed prior to the Closing Date will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) none of the Company SEC Documents when filed contained, nor will any similar document filed after the date of this Agreement contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of the Company included in the Company SEC Documents (including any similar documents filed after the date of this Agreement) as of their respective dates comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as reflected in the financial statements of the Company included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto other than any liabilities and obligations (i) incurred since September 30, 2000 in the ordinary course of business, (ii) pursuant to this Agreement and the transactions contemplated hereby or (iii) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.7 Information Supplied. Neither the Schedule 14D-9, nor any of the information supplied or to be supplied by the Company or its Subsidiaries or representatives for inclusion or incorporation by reference in the Offer Documents will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will not, at the time the Company Proxy Statement is first mailed to the Company's stockholders or, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Company Proxy Statement will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary specifically for inclusion or incorporation by reference therein.

     SECTION 4.8 Books and Records. The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including an adequate system of internal controls.

     SECTION 4.9 Inventory. All of the inventories of the Company and each of its Subsidiaries, whether reflected in the audited balance sheet of the Company and its consolidated subsidiaries included in the audited financial statements most recently filed by the Company with the SEC (the "Balance Sheet") or otherwise, consist of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality, all of which have been written off or written down on the Balance Sheet to fair market value or for which adequate reserves have been provided therein. All inventories not written off have been priced at the lower of average cost or market. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Company and each of its Subsidiaries. All work in process and finished goods inventory is free of any defect or other deficiency.

     SECTION 4.10 Absence of Certain Changes or Events. Since September 30, 2000, except as disclosed in the Company SEC Documents filed prior to the date hereof, (i) the Company and each of its Subsidiaries has conducted its respective business only in the ordinary and usual course, (ii) there has not occurred any event or change (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) the Company has not taken any action which would have been prohibited under Section 6.1 if such Section applied to the period between September 30, 2001 and the date of execution of this Agreement. The Company was never in breach under the Agreement and Plan of Merger, dated September 27, 2001, among Parent, Merger Subsidiary and the Company, and would not have been in breach of any provisions of such agreement on the date hereof had such agreement not been terminated.

     SECTION 4.11 Litigation. Except as disclosed in the Company SEC Documents or in Section 4.11 of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the

Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a Company Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Neither the Company nor any of its Subsidiaries is in default under or in violation of, nor is there any valid basis for any claim of default under or violation of, any material contract, commitment or restriction to which it is a party or by which it is bound. The settlement agreement relating to the mass toxic tort and insurance coverage litigation arising from the accident involving the explosion of a rail car at Bogalusa, Louisiana in 1995 (the "Settlement Agreement") is set forth in Section
4.11 of the Company Disclosure Schedule and validly executed by all of the parties thereto and is in full force and effect with respect to each of the parties thereto.

     SECTION 4.12  Employee Benefit Plans; ERISA.

     (a) As of September 27, 2001, Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, restricted stock, option, performance unit, phantom stock, dental, health, accident, life, accidental death and dismemberment, fringe, cafeteria, scholarship, flexible spending arrangement or reimbursement, group legal services, long term care, dependent care, vacation, paid time off, sick leave, educational assistance, wellness, employee assistance program, adoption assistance, vision, voluntary employees beneficiary association, other insurance, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any current or former employee or director of the Company, or any of its Subsidiaries or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "Benefit Plans"), and the Company has advised Parent of the dates of original adoption and any amendments to any Benefit Plans adopted or amended since January 1, 2000 in the event that such Benefit Plans contain "change-in-control" or provisions of similar effect that will be triggered by the consummation of the Offer or the Merger. Section 4.12(a) of the Company Disclosure Schedule identifies each of the Benefit Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). None of the Benefit Plans was entered into, adopted or amended in anticipation of or otherwise in contemplation of the transactions contemplated by this Agreement or any other transaction or potential transaction that had been specifically identified at the time of any such adoption or amendment.

     (b) As of September 27, 2001 with respect to each of the Benefit Plans, the Company had delivered to the Parent true and complete copies of each of the following documents, as applicable:

          (i) the Benefit Plans (including all amendments thereto) for each written Benefit Plan or a written description of any Benefit Plan that is not otherwise in writing;

          (ii) the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA or the Internal Revenue Code of 1986, as amended, (the "Code"), with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

          (iii) the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

          (iv) the most recent Summary Plan Description, together with all Summary of Material Modifications issued with respect to such Summary Plan Description, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

          (v) if the Benefit Plan is funded through a trust or any other funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

          (vi) all contracts relating to the Benefit Plans with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

          (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

     (c) No liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and to the knowledge of the Company no condition exists that presents a material risk to the Company, or any of its Subsidiaries or any ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due to the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been or will be made when due. Insofar as the representation made in this Section 4.12(c) applies to Section 4064, 4069 or 4204 of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, any Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the six-year period ending on the last day of the most recent plan year ended before the date of this Agreement. The PBGC has not instituted proceedings to terminate any Benefit Plan and, to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

     (d) With respect to each of the ERISA Plans that is subject to Title IV of ERISA, the present value of projected benefit obligations under such Plan, as determined by the Plan's actuary based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such projected benefit obligations.

     (e) None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to the Company's knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

     (f) All contributions and premiums required to be paid under the terms of each of the ERISA Plans and Section 302 of ERISA and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company or its Subsidiaries. No Benefit Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

     (g) As of September 27, 2001 and except as set forth in Section 4.12(g) of the Company Disclosure Schedule, no Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, nor is any Benefit Plan described in
Section 4063(a) of ERISA. Neither the Company, any Subsidiary nor any ERISA Affiliate has made or suffered a "complete withdrawal" or "partial withdrawal", as such terms are respectively defined in Sections 4203 and 4205 of ERISA (or any liability arising therefrom has been satisfied in full).

     (h) Each of the Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

     (i) The Company has applied for and received a currently effective determination letter from the Internal Revenue Service stating that each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and to the knowledge of the Company no event has occurred since the date of such letter which would affect such qualified status.

     (j) Any Benefit Plan that is intended to satisfy the requirements of
Section 501(c)(9) of the Code has so satisfied such requirements.

     (k) As of September 27, 2001 and except as disclosed in Section 4.12(k) of the Company Disclosure Schedule, no amounts payable (individually or collectively and whether in cash, Company Common Stock or other property) under any of the Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

     (l) As of September 27, 2001 and except as set forth in Section 4.12(l) of the Company Disclosure Schedule, no Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, or (iii) deferred compensation benefits accrued as liabilities on the books of the Company or its Subsidiaries).

     (m) As of the date hereof and except as disclosed in Section 4.12(m) of the Company Disclosure Schedule, the consummation of any of the transactions contemplated by this Agreement (including without limitation the commencement or completion of the Offer or the Company Stockholders Meeting (as defined in Section 8.1(b))) will not, either alone or in combination with any other event,
(i) entitle any current or former employee, officer, director or consultant of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to or otherwise cause a requirement for any payment to any such employee, officer, director or consultant. As of the date hereof, the aggregate sum of the payment obligations of the Company disclosed in Attachment 4.12(m)(i) of the Company Disclosure Schedule, following the amendments to such benefits mandated by the final sentence of Section 7.3(b), will not exceed $39 million (other than the accelerated vesting of the restricted stock). As of the date hereof, other than the Company's Supplemental Executive Retirement Plan, Management Incentive Plan, the phantom stock grants and the agreements to be amended pursuant to Section 7.3(b), no other Benefit Plan provides for benefits that become payable solely by reason of the consummation of the Offer.

     (n) There are no pending or, to the Company's knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

     (o) Except as disclosed in Section 4.12(o) of the Company Disclosure Schedule or as expressly permitted by this Agreement, since September 30, 2000, there has not been (i) any acceleration, amendment or change of the period of exercisability or vesting of any Company Options or restricted stock, stock bonus or other awards under the Option Plans or other equity-based plans (including any discretionary acceleration of the exercise periods or vesting by the Company Board or any committee thereof or any other persons administering an Option Plan or other equity-based plan) or authorization of cash payments in exchange for any Company Options, restricted stock, stock bonus or other awards granted under any of such Option Plans or other equity-based plans or (ii) any adoption or amendment by the Company or any of its Subsidiaries of any collective bargaining agreement or Benefit Plan. None of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate.

     (p) Except with respect to changes required by law, there has been no adoption of, amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year ended on September 30, 2000.

     (q) Neither the Company nor any ERISA Affiliate is a party to any agreement or understanding, whether written or unwritten, with the PBGC, the Internal Revenue Service, the Department of Labor or the Health Financing Administration.

     (r) To the knowledge of the Company, no representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Benefit Plan have been made to employees, directors or agents (or any of their representatives or beneficiaries) of the Company which are not in accordance with the terms and conditions of the Benefit Plans.

     (s) No "leased employee," as that term is defined in Section 414(n) of the Code, performs services for the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has used the services or workers provided by third party contract labor suppliers, temporary employees, "leased employees," or individuals who have provided services as independent contractors who have become eligible to participate in the Benefit Plans or used the services of individuals to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of penalties or excise taxes with respect to the Benefit Plans by the Internal Revenue Service, the Department of Labor, the PBGC, or any other Governmental Entity.

     SECTION 4.13 Taxes. As used in this Agreement, "tax" or "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges or assessments of any nature whatsoever as well as any interest, penalties and additions thereto. Except as set forth in Section 4.13 of the Company Disclosure Schedule:

          (a) The Company and each of its Subsidiaries have duly filed all tax returns, statements, reports and forms required to be filed with any taxing authority (collectively, the "Tax Returns") excluding only such Tax Returns as to which any failure to file does not have a Company Material Adverse Effect on the Company and its Subsidiaries and have duly paid or caused to be duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all taxes (as hereinafter defined) for all periods or portions thereof ending through the date hereof. All such Tax Returns are correct and complete and accurately reflect all liability for taxes for the periods covered thereby. All taxes owed and due by the Company and all of its Subsidiaries relating to operations on or prior to September 30, 2001 (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the financial statements. Except as set forth on
     Section 4.13(a) of the Company Disclosure Schedule, since September 30, 2001, the Company had not incurred liability for any taxes other than in the ordinary course of business. Neither the Company nor any of its Subsidiaries has received written notice of any claim made by a governmental authority in a jurisdiction where neither the Company nor any of its Subsidiaries file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction.

          (b) The Company and each of its subsidiaries has withheld and timely paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) The Federal income Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of Federal income taxes for such periods have expired) for all periods through and including September 30, 1997, and no material deficiencies were asserted as a result of such examinations that have not been resolved or fully paid. The Company has provided Parent with correct and complete copies of its Federal income tax returns for taxable years ending September 30, 1996 through September 30, 2000, and examination reports, and statements of deficiencies with respect to Federal income taxes, if any, assessed against or agreed to by the Company and any of its Subsidiaries with respect to Federal income taxes for taxable years ending September 30, 1996 through September 30, 2000.

          (d) As of September 27, 2001, except as set forth on Section 4.13(d) of the Company Disclosure Schedule, no Federal, state, local or foreign audits, examinations or other administrative proceedings had been commenced or, to the Company's knowledge, were pending with regard to any taxes or Tax Returns of the Company or of any of its Subsidiaries. As of September 27, 2001, except as set forth on Section 4.13(d) of the Company Disclosure Schedule, no written notification had been received by the Company or by any of its Subsidiaries that such an audit, examination or other proceeding was pending or threatened with respect to any taxes due from or with respect to or attributable to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any Company Subsidiary. There is no dispute or claim concerning any tax liability of the Company, or any of its Subsidiaries either claimed or raised by any taxing authority in writing.

          (e) As of September 27, 2001, except as set forth on Section 4.13(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries had waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

          (f) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any Company Subsidiary.

          (g) Neither the Company nor any of its Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company's consolidated financial statements most recently filed by the Company with the SEC.

          (h) None of the Company or any of its Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise.

          (i) As of September 30, 2001, the Company had (i) regular net operating loss carryforwards in the amount of approximately $676 million for Federal income tax purposes, (ii) alternative minimum tax net operating loss carryforwards in the amount of approximately $448 million for Federal income tax purposes, and (iii) alternative minimum tax credits of approximately $5 million.

          (j) As of September 27, 2001, Section 4.13(j) of the Company Disclosure Schedule sets forth the net operating loss carryforwards of the Company and each Subsidiary in each state in which the Company and/or each Subsidiary files an income or franchise tax return.

          (k) As of the date hereof, none of the net operating loss carryovers, capital loss carryovers, or tax credits of any kind of the Company or any Subsidiary were subject to any limitation on its use under Section 382, 383 or 1502 of the Code, or any provision of any regulation (whether final or temporary) promulgated under such Code provisions.

          (l) The Company has maintained records and made the required determinations contemplated by the regulations (final and temporary) promulgated under Section 382 of the Code with respect to testing dates, owner shifts, and the determination of whether or not an ownership change has occurred. Except as disclosed on Section 4.13(l) of the Company Disclosure Schedule, no ownership change within the meaning of Code Section 382 had occurred with respect to the Company or any Subsidiary.

          (m) As of September 27, 2001, the Company had properly computed any restructuring reductions due to bankruptcy to its regular and alternative minimum tax net operating loss carry forwards in accordance with Sections 108 and 382(l)(5) of the Code and the regulations promulgated thereunder.

          (n) As of September 30, 2000 the aggregate adjusted tax basis of the assets of the Company and its Subsidiaries (including only those Subsidiaries which are corporations included in the Company consolidated Federal income tax return), excluding (i) stock of members of the affiliated group of which the Company is the parent corporation, (ii) intercompany advances and indebtedness among such members or between any such member and any entity treated as a partnership for Federal income tax purposes, and (iii) the effect of any indebtedness or liability on the tax basis of any equity interest in any entity treated as a partnership for Federal income tax purposes, exceeded $500 million for regular Federal income tax purposes. As of September 27, 2001, Section 4.13(n) of the Company Disclosure Schedule sets forth the aggregate adjusted tax basis of the assets of the Company and including its Subsidiaries as of the close of the Company's fiscal 2000 taxable year for regular Federal income tax purposes.

          (o) As of September 30, 2000, the aggregate adjusted tax basis of the assets of the Company and its Subsidiaries (including only those Subsidiaries which are corporations included in the Company consolidated Federal income tax return), excluding (i) stock of members of the affiliated group of which the Company is the parent corporation, (ii) intercompany advances and indebtedness among such members or between any such member and any entity treated as a partnership for Federal income tax purposes, and (iii) the effect of any indebtedness or liability on the tax basis of any equity interest in any entity treated as a partnership for Federal income tax purposes, exceeded $700 million for Federal alternative minimum tax purposes. As of September 27, 2001, Section 4.13(o) of the Company Disclosure Schedule sets forth the aggregate adjusted tax basis of the assets of the Company and including its Subsidiaries as of the close of the Company's fiscal 2000 taxable year for Federal alternative minimum tax purposes.

          (p) The Company is the parent corporation of an affiliated group of corporations filing a consolidated Federal income tax return.

          (q) For Federal and state income tax purposes, the Company uses a taxable year ending September 30.

          (r) Each partnership (or entity treated as a partnership for Federal income tax purposes) in which the Company or any Subsidiary (including only those Subsidiaries which are corporations included in the Company consolidated Federal income tax return) is a partner has an election under
     Section 754 of the Code in effect.

     SECTION 4.14 State Takeover Statutes; Rights Agreement. (a) The Company Board has approved this Agreement, the Stock Option Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby, including the Offer and the Merger, and such approval constitutes approval of this Agreement, the Stock Option Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby, including the Offer and the Merger by the Company Board under the provisions of Section 203 of the DGCL and represents all the action necessary to ensure that such Section 203 does not apply to Parent or Merger Subsidiary in connection with the transactions contemplated hereby and thereby, including the Offer, the Merger and the option to purchase Shares pursuant to the Company Stock Option. To the knowledge of the Company, no other "fair price", "control share acquisition", "moratorium" or other anti-takeover statute or similar statute or regulation, applies or purports to apply to this Agreement, the Stock Option Agreement or the Stockholders Agreement or the transactions contemplated hereby and thereby, including the Offer and the Merger.

     (b) The Company has amended the Rights Agreement to provide that neither Parent nor any of its affiliates will become an Acquiring Person (defined in the Rights Agreement), that no Distribution Date, Shares Acquisition Date or a Trigger Event (each defined in the Rights Agreement) will occur, and that the Rights will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto, in each case as a result of the execution, delivery or performance of this Agreement, the Stock Option Agreement or the Stockholders Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Stockholders Agreement.

     SECTION 4.15 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Deutsche Banc Alex. Brown Inc., Rothschild Inc. and Mesirow Financial, Inc., the fees of which will be in an aggregate amount not exceeding $10.2 million (and a copy of whose engagement letters and a calculation of the fees that would be due thereunder have been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, the Stock Option Agreement or the Stockholders Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. No such engagement letters obligate the Company to continue to use the services or pay fees or expenses in connection with any future transaction.

     SECTION 4.16 Permits; Compliance with Laws. Each of the Company and its Subsidiaries has in effect all material Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have been, and are, in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders of any Governmental Entity, and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity or any other person that either the Company or any of its Subsidiaries is in violation of, or has violated, any applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders, except such failures to comply or violations as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.17 Environmental Matters. The Company is in compliance in all material respects with applicable Environmental Laws (as defined below), including, without limitation, holding all material permits and authorizations required pursuant to such laws for the ownership and operation of its business as currently conducted and compliance in all material respects with the terms thereof, and has no knowledge of any facts or circumstances that would prevent, interfere with, or materially increase the cost of maintaining such compliance in the future. Neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substance (defined below) on, under, from or at any of the Company's or any of its Subsidiaries' properties or any other properties, other than in a manner that would not require remediation pursuant to applicable Environmental Law, (ii) any knowledge of the presence of any Hazardous Substances that have been released into the environment on, under or at any of the Company's or any of its Subsidiaries' properties other than that which would not require remediation pursuant to applicable Environmental Law, or (iii) received any written notice
(A) of any material violation of any applicable Environmental Law that has not been resolved, (B) of the institution or pendency of any material suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) requiring the response to or remediation of a release of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties, (D) alleging non-compliance by the Company or any of its Subsidiaries with the terms of any permit required under any Environmental Law in any manner reasonably likely to require material expenditures or to result in material liability or
(E) demanding payment of a material amount for response to or remediation of a release of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties. There are no past or present facts or circumstances that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not have a Company Material Adverse Effect. All material permits and other governmental authorizations currently held or required to be held by the Company and its Subsidiaries as of September 27, 2001 pursuant to any Environmental Laws are identified in Section 4.17 of the Company Disclosure Schedule. The Company has provided to Parent all material assessments, reports, data, results of investigations or audits, and other material information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company or any of its Subsidiaries with any Environmental Laws. For purposes of this Agreement, the term "Environmental Law" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances as enacted and in effect on or prior to the date hereof; "Hazardous Substance" shall mean any chemical, pollutant, contaminant, waste, petroleum or petroleum product and any material defined as toxic or hazardous or otherwise regulated under any applicable Environmental Law; and "Environmental Claim" shall mean any claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Hazardous Substance at any location whether or not owned or operated by the Company or any of its Subsidiaries, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law.

     SECTION 4.18 Contracts; Debt Instruments. (a) As of September 27, 2001 and except as otherwise disclosed in Section 4.18(a)(i) through (v) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or subject to:

          (i) any union contract;

          (ii) any employment, consulting, severance, termination, or indemnification agreement, contract or arrangement providing for future payments, written or oral, with any current or former officer or director which (1) exceeds $100,000 per annum or (2) requires aggregate annual payments or total payments over the life of such agreement, contract or arrangement to such current or former officer, consultant, director or employee in excess of $100,000 or $500,000, respectively, and is not terminable by it or its Subsidiary on 30 days' notice or less without penalty or obligation to make payments related to such termination;

          (iii) any joint venture contract or similar arrangement or any other agreement not in the ordinary course of business which has involved or is expected to involve a sharing of revenues of $100,000 per annum or more with other persons;

          (iv) any lease for real or personal property in which the amount of payments which the Company is required to make on an annual basis exceeds $100,000;

          (v) to the knowledge of the Company, any material agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment involving revenues to the Company in excess of $500,000 which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated by reason of the execution of this Agreement, the Stock Option Agreement or the Stockholders Agreement or the consummation of the Offer, the Merger or the Notes Tender Offers or the other transactions contemplated by this Agreement, the Stock Option Agreement, the Stockholders Agreement or the documents pursuant to which the Notes Tender Offers will be made; or

          (vi) any agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment that provides for an express non-competition covenant with any person or in any geographic area and which limits in any material respect the ability of the Company to compete in its current business lines.

     (b) All contracts, policies, agreements, leases, licenses, Permits, documents, instruments, arrangements and other commitments listed in Section 4.18(a)(i) through (v) and Section 4.18(c) of the Company Disclosure Schedule or otherwise disclosed in the Company SEC Documents are valid and binding agreements of the Company or a Subsidiary of the Company and are in full force and effect, and neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default in any material respect under the terms of any such contract, plan, arrangement, agreement, lease, license, Permit, instrument or other commitment.

     (c) Set forth in Section 4.18(c) of the Company Disclosure Schedule is (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $1 million is outstanding or may be incurred and (B) the respective principal amounts currently outstanding thereunder. For purposes of this Section 4.18(c), "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person,
(E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (J) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (K) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person; and, except as set forth in Section 4.18(c) of the Company Disclosure Schedule, none of the agreements, instruments or obligations set forth in (A) through (K) above are affected by the consummation of the Offer or the Merger, or the other transactions contemplated hereby.

     SECTION 4.19 Title to Properties. (a) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its tangible properties and assets, except for such assets that are no longer used or useful in the conduct of its business, free and clear of all Liens, except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with the ability of the Company and its Subsidiaries to conduct their business as currently conducted.

     (b) Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

     SECTION 4.20 Labor and Employment Difficulties. As of September 27, 2001 and except as set forth in Section 4.20 of the Company Disclosure Schedule, (a) the Company and all of its Subsidiaries are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) within the past twelve months there has been no unfair labor practice charge or complaint filed against the Company or any of its Subsidiaries, and there is no such charge or complaint presently pending before the National Labor Relations Board or any state labor relations agency; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries; (d) to the knowledge of the Company and its Subsidiaries, no representation question exists respecting any employees of the Company or any of its Subsidiaries; (e) no material grievance or arbitration proceeding arising out of or under any collective bargaining agreements is pending; (f) there are no pending employment lawsuits, no pending administrative charges of employment discrimination before the Equal Employment Opportunity Commission or any state fair employment practices agency, and, to the knowledge of the Company, no such threatened lawsuits or charges; (g) there are no pending actions or investigations against the Company or its subsidiaries by the U.S. Department of Labor, or any state labor relations agency, and, to the knowledge of the Company, no such actions or investigations are threatened; (h) in the past twelve months, neither the Company nor any of its Subsidiaries has experienced any work stoppage; and (i) in the past twelve months, the Company and its Subsidiaries have not effectuated a "plant closing", "mass layoff" or "employment loss" in violation of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act").

     SECTION 4.21 Opinions of Financial Advisors. The Company has received the opinions of Deutsche Banc Alex. Brown Inc. and Rothschild Inc., dated the date hereof, signed, accurate and complete copies of which have been or promptly will be provided to Parent, to the effect that, as of such date, the consideration to be received by the Company's stockholders pursuant to this Agreement is fair to the Company's stockholders from a financial point of view. The Company has been authorized by Deutsche Banc Alex. Brown Inc. and Rothschild Inc. to permit the inclusion of such opinions in their entirety in the Offer Documents, the
Schedule 14D-9 and the Company Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to each of Deutsche Banc Alex. Brown Inc. and Rothschild Inc., as applicable, and its counsel.

     SECTION 4.22 Interests of Officers and Directors. Except as described in the Company SEC Documents, none of the Company's or its Subsidiaries' officers or directors has any material direct or indirect interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or that of its Subsidiaries, or any supplier, distributor or customer of the Company or any of its Subsidiaries.

     SECTION 4.23 Intellectual Property. For purposes of this Section 4.23, "Company Intellectual Property" means all the (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, "Trademarks"), (ii) patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing), (iii) copyrights (including any registrations and applications for any of the foregoing), (iv) Software and (v) technology, trade secrets and other confidential information, know-how, inventions, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets") held for use or used in the conduct of the Company's and each of its Subsidiaries' business as currently conducted or contemplated to be conducted. For purposes of this Section 4.23, "Software" means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, and (iii) all documentation, including user manuals and training materials, relating to any of the foregoing and the content and information contained on any website. The Company Intellectual Property is subsisting, in full force and effect, has not been cancelled, expired or abandoned, and is valid and enforceable.

          (a) As of September 27, 2001, Section 4.23(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following that are owned by the Company or any of its Subsidiaries: (i) patents and patent applications, (ii) trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks, tradenames and service marks, (iii) copyright registrations, copyright applications and material unregistered copyrights and (iv) Software (other than readily-available commercial software having an acquisition price of less than $25,000).

          (b) As of September 27, 2001, Section 4.23(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all agreements (whether oral or written, and whether between the Company, any of its Subsidiaries and third parties or inter-corporate) to which the Company or any of its Subsidiaries is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Company Intellectual Property (other than licenses for readily available commercial software programs having an acquisition price of less than $25,000), or (ii) restricting the Company's or any of its Subsidiaries' rights to use any Company Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the "License Agreements"). The License Agreements are valid and binding obligations of the Company, and, to the knowledge of the Company, all other parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by any party under any such License Agreement. Neither the Company nor any of its Subsidiaries have licensed or sublicensed its rights in any Company Intellectual Property other than pursuant to the License Agreements. No royalties, honoraria or other fees are payable by the Company or any of its Subsidiaries to any third parties for the use of or right to use any Company Intellectual Property except pursuant to the License Agreements.

          (c) Except as set forth on Section 4.23(c) of the Company Disclosure Schedule, the Company or one of its Subsidiaries owns or possesses adequate, valid and enforceable licenses or other rights to use, free and clear of all Liens, all Company Intellectual Property.

          (d) Except as set forth in Section 4.23(d) of the Company Disclosure Schedule, the Company's and its Subsidiaries' ownership, licenses or rights in the Company Intellectual Property (including without limitation its ownership, licenses or rights in Intellectual Property pursuant to the Trademark License Agreement, dated July 7, 1992, between the Company and Mid-America Group Ltd.) will not be affected by the consummation of the Offer or the Merger. The consummation of the Offer or the Merger will not result in the loss or impairment of the Company or any of its Subsidiaries' right to own, use or bring any action for the infringement of, any of the Company Intellectual Property, nor will it require the Consent of any Governmental Entity or third party in respect of any such Company Intellectual Property.

          (e) To the knowledge of the Company, the conduct of the Company and any of its Subsidiaries' business as currently conducted or planned to be conducted does not conflict with or infringe on (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. There is no pending or, to the knowledge of the Company, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction involving the Company Intellectual Property or alleging that the activities or the conduct of the Company's or any Company Subsidiary's businesses infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the Company or any of its Subsidiaries' ownership, use, validity, enforceability or registrability of any Company Intellectual Property, except for claims, suits, arbitrations or proceedings that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations other than the License Agreements which (i) restrict the Company's or any of its Subsidiaries' right to use any Company Intellectual Property, (ii) restrict the Company's or any of its Subsidiaries' businesses in order to accommodate a third party's intellectual property rights or (iii) permit third parties to use any Company Intellectual Property owned or controlled by the Company or any of its Subsidiaries.

          (f) To the knowledge of the Company, no third party is using misappropriating, infringing, diluting or violating any of the Company Intellectual Property, and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third party by the Company or any of its Subsidiaries.

          (g) The Company and each of its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, including requiring their employees and other parties having access thereto to execute written non-disclosure agreements. To the knowledge of the Company, no Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that adequately protects the Company and its applicable Subsidiary's proprietary interests in and to such Trade Secrets. To the knowledge of the Company, no party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof.

     SECTION 4.24 Insurance. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks as is reasonably prudent, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company and its Subsidiaries or any properties owned, occupied or controlled by the Company or any of its Subsidiaries, in such amount as reasonably deemed necessary by the Company or any of its Subsidiaries.

     SECTION 4.25 Customers and Suppliers. Since June 30, 2001, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any of its Subsidiaries with any customer or supplier or group of affiliated customers or suppliers which individually or in the aggregate would result in a Company Material Adverse Effect nor any written notice of intent to so terminate, cancel or materially curtail (and would have such an effect).

     SECTION 4.26 Regulation as a Utility. Except as set forth in Section 4.26 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to regulation as a "holding company," electric utility," "public utility," "public utility holding company," or "public service company" (or similar designations) by the United States, any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

     SECTION 4.27 Qualifying Facility. Each of (i) the approximately 50 megawatt project owned and operated by the Company or one of its Subsidiaries and located at Antioch, California and (ii) the approximately 75 megawatt project owned and operated by the Company or one of its Subsidiaries and located at Bogalusa, Louisiana, meets all requirements for a "qualifying facility" under the Public Utility Regulatory Policies Act of 1978, as amended, the Federal Energy Regulatory Commission regulations implemented thereunder and all administrative and judicial precedents relating thereto, including all applicable requirements as to project size (in megawatts), fuel-type, operating and efficiency standards, ownership and useful thermal output. None of the Company or any of its Subsidiaries owns any other electrical generating facilities.

     SECTION 4.28 Modification of Employment Arrangements. Each of the individuals listed in Section 7.3(b)(v) to the Company Disclosure Schedule, has agreed, pursuant to a letter agreement in the form attached hereto as Exhibit B to which the Parent is a beneficiary, to enter into an agreement prior to the consummation of the Offer, but expressly conditioned upon the consummation of the Offer, to modify his rights under certain employment arrangements and severance agreements and the Company's Supplemental Executive Retirement Plan and Supplemental Retirement Plan in accordance with Section 7.3(b); provided that he has been notified by Parent that all conditions to the consummation to the Offer will likely be satisfied or waived at the Expiration Date of the Offer.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                             AND MERGER SUBSIDIARY

     Parent and Merger Subsidiary jointly and severally hereby represent and warrant to the Company as follows:

     SECTION 5.1 Organization, Standing and Corporate Power. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing (individually or in the aggregate) would not have, or be reasonably expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of Parent and its Subsidiaries taken as a whole, excluding effects from general economic conditions, general securities market conditions, conditions affecting Parent's industry generally or the announcement of this Agreement or the transactions contemplated hereby (a "Parent Material Adverse Effect"). Parent has delivered or made available to the Company complete and correct copies of its and Merger Subsidiary's Certificate of Incorporation and By-Laws, in each case as amended to the date of this Agreement.

     SECTION 5.2  Authority; Noncontravention; Filings and Consents.

     (a) Each of Parent and Merger Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Subsidiary. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming that this Agreement constitutes a legal, valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

     (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, (i) the Certificate of Incorporation or By-Laws of Parent or Merger Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (c) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Subsidiary or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Parent Material Adverse Effect, (y) impair the ability of Parent and Merger Subsidiary to perform their respective obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     (c) No Consent by any Governmental Entity is required by or with respect to Parent or Merger Subsidiary in connection with the execution and delivery by Parent and Merger Subsidiary of this Agreement or the consummation by Parent or Merger Subsidiary of the transactions contemplated by this Agreement, except for
(i) any additional filings required under the HSR Act and any applicable filings under similar foreign antitrust or competition laws and regulations, (ii) the filing with the SEC of (A) the Offer Documents, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Stock Option Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, (iii) such filings as may be required under state securities or "blue sky" laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate would not (x) have a Parent Material Adverse Effect, (y) impair the Parent's or Merger Subsidiary's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     SECTION 5.3 Information Supplied. Neither the Offer Documents nor any of the information supplied or to be supplied by Parent or its Subsidiaries or representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Company Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or, in the case of the Company Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

     SECTION 5.4 Brokers. No broker, investment banker, financial advisor or other person, other than Salomon Smith Barney Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Stockholders Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

     SECTION 5.5 No Prior Activities; Assets of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby and activities, agreements or arrangements in connection with the transactions contemplated hereby, Merger Subsidiary has not and will not have (i) incurred, directly or indirectly through any of its subsidiaries or affiliates, any obligations or liabilities, (ii) engaged in any business or activities of any type or kind whatsoever or (iii) entered into any agreements or arrangements with any person.

     SECTION 5.6 Sufficient Funds. Either Parent or Merger Subsidiary has available, or has obtained commitment letters (copies of which have heretofore been provided to the Company) from financial institutions to borrow, sufficient funds to pay the Merger Consideration, to purchase the Notes pursuant to the Notes Tender Offers and to pay all fees and expenses related to the Merger.

     SECTION 5.7 No Vote Required. No vote of any class or series of Parent's or Merger Subsidiary's capital stock is necessary to approve this Agreement, the Offer, the Notes Tender Offers, the Merger or the other transactions contemplated hereby.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

     SECTION 6.1 Conduct of Business. The Company covenants and agrees that prior to the earlier of (i) the Effective Time and (ii) the time the directors designated by the Parent have been elected to, and shall constitute a majority of, the Company Board pursuant to Section 1.4 hereof (the "Appointment Date"), except (i) as expressly provided in this Agreement, (ii) as set forth in Section
6.1 of the Company Disclosure Schedule, or (iii) as agreed in writing by Parent, after the date hereof:

          (a) the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time;

          (b) neither the Company nor any of its Subsidiaries shall (i) amend its Certificate of Incorporation or By-laws or similar organizational document, (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock (1) upon the exercise of Company Options outstanding on the date of this Agreement, (2) upon the exercise of Company Warrants outstanding on the date of this Agreement or (3) pursuant to the Rights Agreement), (iii) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (iv) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (v) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (c) neither the Company nor any of its Subsidiaries shall (i) incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (ii) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

          (d) neither the Company nor any of its Subsidiaries shall (i) incur or assume any indebtedness (either long-term or short-term), except indebtedness under the Company's revolving credit facilities that when added to all other outstanding indebtedness of the Company (as shown on Exhibit C, which shall be updated and delivered to the Parent from time to time pursuant to a request of the Parent) shall not exceed $985 million at any time prior to the Appointment Date, provided, that in no event shall any such indebtedness be used to purchase or repay any of the Notes (other than scheduled interest payments thereon); (ii) modify the terms of any indebtedness or other liability unless agreed to in writing by Parent (which agreement shall not be unreasonably withheld or delayed); (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except as described in Section 6.1(d) of the Company Disclosure Schedule and which are in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to or in wholly owned Subsidiaries of the Company), except in the ordinary course of business and consistent with past practice to employees for reasonable Company related expenses (e.g., reasonable travel advances and moving expenses); or (v) enter into any material commitment or transaction (including, but not limited to, any capital expenditure or purchase, sale or lease of assets or real estate), except capital expenditures no greater than $10 million in the aggregate between September 30, 2001 and March 15, 2002 and except for sales of inventory in the ordinary course of business and consistent with past practice;

          (e) neither the Company nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice;

          (f) except as shall be required by any applicable employment agreement or collective bargaining agreement in effect on the date hereof and set forth in Section 6.1(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or affiliates in the ordinary course of business consistent with past practice) or to persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees (except as permitted in Section 6.1(d)), affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

          (g) neither the Company nor any of its Subsidiaries shall (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present (for the avoidance of doubt, nothing in this Section 6.1(g)(ii) shall prevent the Company from making ordinary payments of salary and fulfilling contractual obligations existing on the date hereof); or (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

          (h) neither the Company nor any of its Subsidiaries shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except policies providing coverage for losses not in excess of $100,000;

          (i) neither the Company nor any of its Subsidiaries shall enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with prior practices;

          (j) neither the Company nor any of its Subsidiaries shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries;

          (k) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

          (l) neither the Company nor any of its Subsidiaries will (i) change any of the accounting methods used by it unless required by GAAP, the Code or Regulation S-X promulgated under the Exchange Act or (ii) make any material election relating to taxes, change any material election relating to taxes already made, adopt any material accounting method relating to taxes, change any material accounting method relating to taxes unless required by GAAP or the Code, enter into any closing agreement relating to taxes, settle any claim or assessment relating to taxes or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

          (m) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in Annex I or any of the conditions to the Merger set forth in Article IX not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Subsidiary or the holders of Shares to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation;

          (n) neither the Company nor any of its Subsidiaries will plan, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries;

          (o) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing; and

          (p) the Company shall take all reasonable actions to obtain judicial approval of the Settlement Agreement.

     SECTION 6.2 State Takeover Statutes. The Company and the Company Board shall (i) take all reasonable actions necessary to ensure that no "fair price", "control share acquisition", "moratorium" or other anti-takeover statute, or similar statute or regulation, is or becomes applicable to this Agreement, the Stock Option Agreement or the Stockholders Agreement, or the Offer, the Merger or any of the other transactions contemplated hereby or thereby and (ii) if any "fair price", "control share acquisition", "moratorium" or other anti-takeover statute, or similar statute or regulation, becomes applicable to this Agreement, the Stock Option Agreement or the Stockholders Agreement, or the Offer, the Merger or any other transaction contemplated hereby or thereby, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby and thereby, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated hereby and thereby.

     SECTION 6.3 Access to Information. Subject to applicable law and upon reasonable request, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, full access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel (including for the purpose of interviewing such personnel in connection with the integration process) and records and their accountants' work papers and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (ii) a copy of each material tax return, report and information statement filed by it during such period, and (iii) all other information concerning its business, assets, properties and personnel as Parent may reasonably request; provided that no investigation pursuant to this Section 6.3 shall affect any representation or warranty given by the Company to Parent hereunder. Any investigation pursuant to this Section 6.3 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company. Unless otherwise required by law and until the Effective Time, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement. Following the execution of this Agreement, Parent and the Company shall cooperate with each other and make all reasonable efforts to minimize any disruption to the business which may result from the announcement of the transactions contemplated hereby.

     SECTION 6.4  No Solicitation by the Company.

     (a) Neither the Company nor any of its Subsidiaries or affiliates shall (and the Company shall cause the officers, directors, employees, representatives and agents of the Company, each of its Subsidiaries and each affiliate of the Company, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than Parent, any of its affiliates or representatives) concerning any Acquisition Proposal (defined below in Section 6.4(c)), except that nothing contained in this Section 6.4 or any other provision hereof shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company stockholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by Section 6.4(b), withdraw or modify, or propose to withdraw or modify, the Recommendations or its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if:

          (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company Board relating to any such transaction which the Company Board determines in good faith, represents a superior transaction to the transactions contemplated hereby and which is not subject to the receipt of any necessary financing; and

          (y) in the opinion of the Company Board such action is required to discharge the Company Board's fiduciary duties under applicable law, determined only after receipt of

             (i) advice from the Company's investment banking firm that the Acquisition Proposal is superior, from a financial point of view, to the Offer and the Merger (which advice may include analysis of the enterprise value if the Company's Board has been advised by independent legal counsel that its fiduciary duties requires them to do so), and

             (ii) advice from independent legal counsel to the Company that the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board to violate its fiduciary duties under applicable law.

The Company will promptly, but in any event within one business day, notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company, and the Company will promptly, but in any event within one business day, communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will immediately provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent.

     (b) Except as set forth below in this subsection (b), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the Recommendations or the approval by the Company Board or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company Board may withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal (as defined in Section 6.4(c)), or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms.

     (c) As used herein, "Acquisition Proposal" shall mean any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any of its Subsidiaries or 15% or more of any capital stock of the Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company. "Superior Proposal" shall mean an Acquisition Proposal which satisfies both subsection (x) and subsection (y) of Section 6.4(a).

     SECTION 6.5 Litigation. The Company shall give Parent the opportunity to participate (at Parent's own cost) in the defense of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, the Stock Option Agreement and the Stockholders Agreement.

     SECTION 6.6 Rights Agreement. Except as expressly required by this Agreement, the Company shall not, without the prior consent of Parent, amend the Rights Agreement or take any other action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate an Acquisition Proposal.

                                  ARTICLE VII

                   COVENANTS OF PARENT AND MERGER SUBSIDIARY

     SECTION 7.1 Indemnification. From and after the Effective Time, the Surviving Corporation will indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company and its wholly-owned Subsidiaries and Gaylord Container de Mexico, S.A. de C.V. (the "Indemnified Parties") in respect of claims made within six years following the Effective Time for acts or omissions occurring on or prior to the Effective Time to the extent provided in the Company's Certificate of Incorporation, By-Laws and indemnity agreements in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Parent will cause to be maintained for a period of not less than four years from the Effective Time, at Parent's election either (i) the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all

Indemnified Parties, (ii) a new policy providing substantially similar coverage, or (iii) a "tail" policy on the Company's existing D&O Insurance, so long as the annual premium therefor would not be in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent, on terms and conditions substantially similar to the existing D&O Insurance. If the existing D&O Insurance cannot be maintained, expires or is terminated or canceled during such four-year period, Parent will use reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess 150% of the amount per annum the Company paid in its last full fiscal year, on terms and conditions substantially similar to the existing D&O Insurance. This Section 7.1 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. This Section 7.1 shall not limit or otherwise adversely affect any rights any Indemnified Party may have under any agreement with the Company or under the Company's Certificate of Incorporation or By-Laws. If Parent, Merger Subsidiary or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent, Merger Subsidiary or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 7.1.

     SECTION 7.2 Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement (including ensuring that Merger Subsidiary will at the appropriate times have sufficient funds to consummate the Offer and the Merger) and to consummate the Offer, the Notes Tender Offers and the Merger on the terms and conditions set forth in this Agreement.

     SECTION 7.3  Employees.

     (a) During the period commencing on the Effective Time and ending on the first anniversary thereof, Parent shall cause the Surviving Corporation to provide employees of the Company and the Company's Subsidiaries who were employees of the Company or the Company's subsidiaries immediately before the Effective Time with employee benefits that are substantially no less favorable in the aggregate than either those currently provided by the Company and the Company's Subsidiaries to such employees as of the date of this Agreement or those provided from time to time by Parent and its Subsidiaries to their other similarly situated employees; provided, however, that, during such one-year period, the benefit provided to any such employee under any tax-qualified defined benefit pension plan in which the employee participates shall be no less than that determined under the formula in effect under the Gaylord Container Retirement Plan as in effect on the date hereof taking into account both (i) the years of service recognized for such employee under such Retirement Plan as of the Closing Date and (ii) such employee's service with Parent, the Surviving Corporation, or any Subsidiary of Parent after the Closing Date during such one-year period; provided, further, that nothing in this Section 7.3 shall restrict Parent's or the Surviving Corporation's ability to change any Benefit Plans in the future.

     (b) To the extent that any benefit would become payable in respect of consummation of the Offer under any Benefit Plan required to be disclosed in
Section 4.12(m) of the Company Disclosure Schedule, the Company shall, prior to any initial acceptance for payment of Shares in the Offer, take all actions necessary: (i) to the extent it may unilaterally do so, to amend all such Benefit Plans to provide that any benefit that would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger; (ii) to the extent not amended under the preceding clause (i), to amend all Benefit Plans with respect to each individual listed on Section 7.3(b)(ii) of the Company Disclosure Schedule such that any benefit that would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger; (iii) to amend the Company's Supplemental Executive Retirement Plan and the phantom stock grants to the extent such Benefit Plans apply to any individuals not listed on Section 7.3(b)(ii) of the Company Disclosure Schedule, such that any benefit that would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger, but, with respect to the Supplemental Executive Retirement Plan, providing such individuals with a payment for the time value of money in respect of the period between the Offer and the Merger using a discount rate based on U.S. treasuries with the most comparable maturities such that no benefit under that plan has been reduced (provided that nothing in this Agreement shall prohibit the Company from continuing to make periodic payments under and in accordance with the Supplemental Executive Retirement Plan to any individual listed on Section 7.3(b)(iii) of the Company Disclosure Schedule who is receiving such periodic payments as of the date of this Agreement until such time as such individual's benefit is paid out in full by reason of the consummation of the Merger); and
(iv) to use commercially reasonable efforts to obtain the consent of each affected individual to amend the Company's Management Incentive Plan and each Severance Compensation Agreement (as amended) with respect to such individual, to the extent it applies to any individuals not listed on Section 7.3(b)(ii) of the Company Disclosure Schedule, such that any benefit that would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger (it being understood that the failure to obtain the consent of any such beneficiary, after a good faith effort, shall not be deemed a breach of this clause (iv)). After the Appointment Date and prior to the Effective Date, Parent agrees not to, and to cause the Company not to, terminate the employment of any of the individuals listed in Section 7.3(b)(iv) of the Company Disclosure Schedule or any individual who consents to the amendments described in clause (iv) above. In addition, the Company shall (and shall cause the individuals listed on Section 7.3(b)(v) of the Company Disclosure Schedule to agree prior to consummation of the Offer (it being understood that the failure of any such individual to execute such agreement shall not be construed as a willful breach by the Company of this covenant so long as the Company has made good faith efforts to satisfy this covenant)) to enter into an agreement to
(i) modify such individuals' rights under certain employment arrangements and severance agreements of, and the Company's Supplemental Executive Retirement Plan and Supplemental Retirement Plan with respect to, each individual listed on
Section 7.3(b)(v) of the Company Disclosure Schedule, to reduce, in the amounts set forth in Section 7.3(b)(v) and by an aggregate amount of at least $16,895,606, the benefits that they would be entitled to receive under such agreements and plans in respect of the Merger or in respect of the Merger in connection with another event (as such agreements or plans are amended in accordance with this Section 7.3(b)) without causing any other benefit available to such individual to be increased, and (ii) make payable at the consummation of the Merger all obligations (as if the employment of all such individuals listed on Section 7.3(b)(v) of the Company Disclosure Schedule who are employees of the Company is terminated at such time) under such agreements and plans, as amended in accordance with this Section 7.3(b), provided that the aggregate amount of such payments does not exceed $23.3 million.

     (c) From and after the Effective Time, Surviving Corporation and its wholly-owned Subsidiaries, as applicable, shall honor each Benefit Plan that provides for severance (including without limitation change of control and termination agreements) in accordance with its terms (as amended in accordance with subsection (b) above, if applicable); provided that nothing in this subsection (c) shall prevent Parent or the Surviving Corporation from causing such Benefit Plan to be amended or terminated in accordance with its terms.

     (d) For purposes of any employee benefit plan or arrangement maintained by Parent, the Surviving Corporation or any Subsidiary of Parent, Parent shall recognize (or cause to be recognized) service with the Company and the Company's Subsidiaries and any predecessor entities (and any other service credited by the Company under similar benefit plans) for purposes of vesting and eligibility to participate; provided that the retirement benefit shall be calculated as provided in Section 7.3(a) hereof.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

     SECTION 8.1  Stockholder Approval; Preparation of Company Proxy
Statement. (a) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, the Company shall, as promptly as practicable following the acceptance of Shares pursuant to the Offer, prepare and file with the SEC the Company Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC will be made by the Company without providing the Parent with a reasonable opportunity to review and comment thereon. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Company Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

     (b) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, the Company shall as promptly as practicable following the acceptance of Shares pursuant to the Offer duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of considering and taking action upon this Agreement and the Merger. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting (other than for the absence of a quorum) without the consent of Parent. Subject to the Company's right, pursuant to Section 6.4(b) hereof, to withdraw or modify the Recommendations, the Company Board shall include in the Company Proxy Statement a copy of the Recommendations as such Recommendations pertain to the Merger and this Agreement. Notwithstanding the foregoing, the Company Board shall submit this Agreement and the Merger for approval to the Company's stockholders whether or not the Company Board determines in accordance with Section 6.4(b) after the date hereof that this Agreement and the Merger are no longer advisable and recommends that the stockholders of the Company reject it. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of this Agreement and the Merger and shall take all other actions necessary or advisable to secure the vote or consent of stockholders required by the DGCL to effect the Merger.

     (c) Notwithstanding the foregoing clauses (a) and (b) above, in the event that Merger Subsidiary shall acquire at least 90% of the outstanding Shares in the Offer, the parties hereto shall take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with
Section 253 of the DGCL.

     SECTION 8.2 HSR Act Filings; Reasonable Efforts; Notification. (a) To the extent any additional filings are required under the HSR Act or any other Antitrust Laws (as defined in Section 8.2(b)), each of Parent and the Company shall (i) promptly make or cause to be made the filings required of such party or any of its Subsidiaries under the HSR Act and any other Antitrust Laws with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Stockholders Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act or such other Antitrust Laws for additional information, documents, or other material received by such party or any of its Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings, the Offer, the Merger or such other transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws with respect to any such filing, the Offer, the Merger or such other transactions. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, the Offer, the Merger or such other transactions. Neither party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

     (b) Each of Parent and the Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Offer, the Merger or any other transactions provided for in this Agreement, the Stock Option Agreement or the Stockholders Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders, decrees or other form of law that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of competition (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transactions provided for in this Agreement or the Stockholders Agreement as violative of any Antitrust Law, and, if by mutual agreement, Parent and the Company decide that litigation is in their best interests, each of Parent and the Company shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Offer, the Merger or any such other transactions. Each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Offer, the Merger and such other transactions as promptly as possible after the execution of this Agreement.

     (c) Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Notes Tender Offers, the Merger, and the other transactions contemplated by this Agreement and the Stockholders Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation of the Offer Documents, the Schedule 14D-9 and, if necessary, the Company Proxy Statement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stockholders Agreement.

     (d) Notwithstanding anything to the contrary in Section 8.2(a), (b) or (c),
(i) neither Parent nor any of its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, (ii) neither Parent nor any of its Subsidiaries shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Parent Material Adverse Effect, (iii) neither the Company nor its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Company Material Adverse Effect,
(iv) no party shall be required to agree to the imposition of or to comply with, any condition, obligation or restriction on Parent or any of its Subsidiaries or on the Surviving Corporation or any of its Subsidiaries of the type referred to in subclause (iii) or (iv) of clause (a) of Annex I, and (v) neither Parent nor Merger Subsidiary shall be required to waive any of the conditions to the Offer set forth in Annex I and none of the Parent, Merger Subsidiary or the Company shall be required to waive any of the conditions to the Merger set forth in
Article IX.

     (e) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (f) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of:

          (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, the Stock Option Agreement or the Stockholders Agreement;

          (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, the Stock Option Agreement or the Stockholders Agreement; and

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Article IV or which relate to the consummation of the transactions contemplated by this Agreement, the Stock Option Agreement or the Stockholders Agreement.

     SECTION 8.3 Public Announcements. Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer, the Notes Tender Offers and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be a joint press release acceptable to Parent and the Company.

     SECTION 8.4 Confidentiality. Until the termination of this Agreement, each of Parent and the Company agree to, and will cause its Representatives (defined in the Confidentiality Agreement, dated January 19, 2000 (the "Confidentiality Agreement"), between Parent and the Company) to continue to be bound by the terms of the Confidentiality Agreement (as if such agreement were still in full force and effect).

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

     SECTION 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

          (a) Stockholder Approval. If required by the DGCL, this Agreement and the Merger shall have been approved and adopted by the Company Stockholder Vote.

          (b) Purchase of Shares in the Offer. Merger Subsidiary shall have accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

          (c) HSR Approval. The applicable waiting period under the HSR Act and any applicable foreign antitrust or competition laws and regulations shall have expired or been terminated.

          (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing or prohibiting consummation of the Merger.

                                   ARTICLE X

                                  TERMINATION

     SECTION 10.1 Termination. The transactions contemplated by this Agreement may be terminated or abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) Subject to Section 1.4(c), by the mutual written consent of Parent and the Company;

          (b) By either of the Company or Parent:

             (i) if (x) the Offer shall have been terminated or expired without any Shares being purchased pursuant thereto or (y) Merger Subsidiary shall not have accepted for payment any Shares pursuant to the Offer by March 15, 2002; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Merger Subsidiary to purchase the Shares pursuant to the Offer on or prior to such date; or

             (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

          (c) By the Company:

             (i) in connection with entering into a definitive agreement as permitted by Section 6.4(b), provided the Company has complied with all provisions thereof, including the notice provisions therein, and that the Company makes simultaneous payment to Parent of funds as required by
        Section 11.1(b); or

             (ii) if Parent or Merger Subsidiary shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 10 days after the giving of written notice of such breach to Parent or Merger Subsidiary, as applicable.

          (d) By Parent:

             (i) if, prior to the purchase of Shares by Merger Subsidiary pursuant to the Offer, the Company Board shall have withdrawn, modified or changed in a manner adverse to Parent or Merger Subsidiary the Recommendations or its approval of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, Merger Subsidiary or their affiliates; or

             (ii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in paragraph (f) or (g) of Annex I hereto; or

             (iii) the Offer is not commenced within 5 business days after the first public announcement of this Agreement because of the failure of any of the conditions set forth in Annex I being satisfied.

     SECTION 10.2 Effect of Termination. In the event of the termination or abandonment of the transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the transactions is made, and there shall be no liability on the part of the Parent, Merger Subsidiary or the Company except (A) for fraud or willful breach of this Agreement prior to such termination or abandonment of the transactions and (B) as set forth in Section 11.1.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     SECTION 11.1  Fees and Expenses.

     (a) Except as specifically provided to the contrary in this Agreement, including Section 11.1(b), all costs and expenses incurred in connection with this Agreement and the consummation of the transactions shall be paid by the party incurring such expenses.

     (b) In the event that:

          (i) the Company shall terminate or abandon the transactions pursuant to Section 10.1(c)(i); or

          (ii) (x) either the Company or Parent terminates or abandons the transactions pursuant to Section 10.1(b)(i) and prior thereto there shall have been publicly announced another Acquisition

     Proposal; or (y) Parent shall terminate or abandon the transactions pursuant to Section 10.1(d)(i) or (ii);

then the Company shall pay to Parent an amount equal to $20 million (the "Termination Fee") plus an amount equal to Parent's actual and reasonably documented out-of-pocket fees and expenses incurred by Parent and Merger Subsidiary in connection with the Offer, the Notes Tender Offers, the Merger, this Agreement and the consummation of the transactions contemplated hereby up to a maximum amount of $2.5 million in the aggregate (the "Expense Reimbursement"). The Termination Fee and Expense Reimbursement shall be paid in same day funds concurrently with the execution of an agreement referred to in subsection (i) above or in the case of clause (ii) above no later than the date of consummation of any Acquisition Proposal within 12 months of the termination of this Agreement; provided, however, if an Acquisition Proposal is not consummated within 12 months of the termination of this Agreement, no such payments required by clause (ii) above shall be required to be paid. Notwithstanding anything herein to the contrary, no Termination Fee or Expense Reimbursement shall be payable if Parent or Merger Subsidiary was in material breach of its representations, warranties or obligations under this Agreement at the time its right to terminate this Agreement accrued.

     SECTION 11.2  Amendment and Modification.  Subject to applicable law and
Section 1.4(c), this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.4(c)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

     SECTION 11.3 Extension; Waiver. Subject to Section 1.4(c), at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 11.2, waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     SECTION 11.4 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.4 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 11.5 Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by telecopy (with copies by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to Parent or Merger Subsidiary, to

        Temple-Inland Inc.
        303 South Temple Drive
        Diboll, TX 75941
        Attention: M. Richard Warner
        Fax: 936-829-3333
          with a copy to (which shall not constitute notice):

          Skadden, Arps, Slate, Meagher & Flom LLP
        1440 New York Avenue, N.W.
        Washington, DC 20005
        Attention: Stephen W. Hamilton, Esq.
        Fax: 202-393-5760

     (b)  if to the Company, to

        Gaylord Container Corporation
        500 Lake Cook Road
        Suite 400
        Deerfield, IL 60015
        Attention: Daniel P. Casey
        Fax: 847-405-5628

        with a copy to (which shall not constitute notice):

        Kirkland & Ellis
        200 East Randolph Drive
        Chicago, IL 60601
        Attention: William S. Kirsch, P.C.
                   John A. Schoenfeld
        Fax: 312-861-2200

     SECTION 11.6 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". References herein to the "knowledge of the Company" shall mean the knowledge of the executive officers of the Company after reasonable inquiry.

     SECTION 11.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 11.8 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Stock Option Agreement, the Stockholders Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Section 7.1 are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder.

     SECTION 11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     SECTION 11.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; any instrument purporting to make such assignment shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 11.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

     SECTION 11.12 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          TEMPLE-INLAND INC.

                                          By:     /s/ M. RICHARD WARNER
                                            ------------------------------------
                                            Name: M. Richard Warner
                                            Title:  Vice President and Chief
                                                    Administrative Officer

                                          TEMPLE-INLAND ACQUISITION CORPORATION

                                          By:     /s/ M. RICHARD WARNER
                                            ------------------------------------
                                            Name: M. Richard Warner
                                            Title:  Vice President

                                          GAYLORD CONTAINER CORPORATION

                                          By:    /s/ MARVIN A. POMERANTZ
                                            ------------------------------------
                                            Name: Marvin A. Pomerantz
                                            Title:  Chairman

                                                                         ANNEX I

     Certain Conditions of the Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Merger Subsidiary's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act or any applicable foreign antitrust or competition laws has not expired or terminated,
(ii) the Minimum Stock Condition has not been satisfied, (iii) the Minimum Note Condition has not been satisfied, or (iv) at any time on or after the date of the Agreement and before the acceptance for payment of Shares, any of the following events shall occur and be continuing:

          (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Parent's or Merger Subsidiary's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or Merger Subsidiary or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or Merger Subsidiary of any Shares under the Offer or pursuant to the Stock Option Agreement or the Stockholders Agreement or the acquisition by Parent or Merger Subsidiary of any Notes pursuant to the Notes Tender Offers, seeking to restrain or prohibit the making or consummation of the Offer, the Merger, the Notes Tender Offers or the performance of any of the other transactions contemplated by the Merger Agreement, the Stock Option Agreement, the Stockholders Agreement or the agreements and documents governing the Notes Tender Offers, or seeking to obtain from the Company, Parent or Merger Subsidiary any damages that are material in relation to the Company and its Subsidiaries taken as a whole,
     (iii) seeking to impose material limitations on the ability of Merger Subsidiary, or rendering Merger Subsidiary unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger or some or all of the Notes pursuant to the Notes Tender Offers,
     (iv) seeking to impose material limitations on the ability of Merger Subsidiary or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders or to exercise full rights of ownership of the Notes, or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect; or

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (v) of paragraph (a) above; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or in the Nasdaq National Market, for a period in excess of three hours (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index for a period of less than two days and suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions, (v) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) there shall have occurred a Company Material Adverse Effect, and in considering whether a Company Material Adverse Effect has occurred, Parent or Merger Subsidiary may consider any items that would or should have been included in a Section of the Company Disclosure Schedule had the related representation and warranty been given as of the date of the Merger Agreement and as of the date of expiration of the Offer and not as of some other date (regardless of whether such items were disclosed to Parent, Merger Subsidiary or publicly (in an SEC filing or otherwise) subsequent to such other date); or

          (e) the Company Board or any committee thereof (i) shall have withdrawn, modified or changed in a manner adverse to Parent or Merger Subsidiary its approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) shall have recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Merger Subsidiary or their affiliates, or (iii) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Merger Subsidiary or their affiliates; or

          (f) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the date of the expiration of the Offer (without regard in each case to any other date for which any of the representations and warranties are explicitly made), such that the aggregate effect of all such breaches of representations and warranties shall have had or is reasonably likely to have a Company Material Adverse Effect and such breach has not been cured within 10 days after Parent gives written notice thereof to the Company or the representations and warranties set forth in Sections 4.12(m) and 4.15 and the last sentence of Section 4.11 of the Merger Agreement shall not be true and correct; or

          (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement and such breach has not been cured within 10 days after Parent gives written notice thereof to the Company; or

          (h) all consents necessary to the consummation of the Notes Tender Offers, the Offer or the Merger including, without limitation, consents from parties to loans, contracts, leases or other agreements shall not have been obtained, other than consents the failure of which to obtain would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole; or

          (i) the Merger Agreement shall have been terminated in accordance with its terms; or

          (j) the Company shall not have delivered documents satisfactory to the Parent evidencing that the Company's obligations in respect of (i) the benefits disclosed in Attachment 4.12(m)(i) of the Company Disclosure Schedule, following the amendments to such benefits required by the final sentence of Section 7.3(b), do not exceed $39 million and (ii) broker's and advisory fees as referred to in Section 4.15 do not exceed $10.2 million; or

          (k) Parent shall have determined by delivery of written notice to the Company within ten days of the date hereof that the 60-Day Notice of Intent to Sue Under California Health and Safety Code sent by the Citizens for Responsible Business, Inc. on December 27, 2001, to the Company's former California East mill and Antioch boxplant, referenced on Section 4.17 of the Company Disclosure Schedule, could reasonably result in a potential liability (whether by an adverse judgment, civil fines, settlement, remediation or retooling in lieu of providing any public notice or as part of a settlement or an adverse judgment, any combination thereof or otherwise, including follow-on suits) in an amount in excess of $5 million;

which in the sole judgment of Parent or Merger Subsidiary, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Merger Subsidiary) giving rise to such condition makes it inadvisable to proceed with the Notes Tender Offers or the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary, may be waived by Parent or Merger Subsidiary, in whole or in part, at any time and from time to time in the sole discretion of Parent or Merger Subsidiary. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                         ANNEX B

    SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW -- APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by as separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the rights of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C

                   OPINION OF DEUTSCHE BANC ALEX. BROWN INC.

                  [DEUTSCHE BANC ALEX. BROWN INC. LETTERHEAD]

                                                                January 21, 2002

The Board of Directors
Gaylord Container Corporation
500 Lake Cook Road, Suite 400
Deerfield, Illinois 60015

Members of the Board:

     Deutsche Banc Alex. Brown Inc. ("Deutsche Banc Alex. Brown") has acted as financial advisor to Gaylord Container Corporation ("Gaylord" or the "Company") in connection with the Agreement and Plan of Merger (the "Merger Agreement") dated January 21, 2002, among the Company, Temple-Inland Inc. ("Temple-Inland") and Temple-Inland Acquisition Corporation, a wholly owned subsidiary of Temple-Inland ("Merger Sub"), which provides, among other things, for Merger Sub to commence a cash tender offer for all the outstanding shares of the common stock, par value $.0001 per share, of the Company ("Company Common Stock"), including the associated Preferred Share Purchase Rights issued pursuant to the Rights Agreement, dated as of June 12, 1995, between the Company and Harris Trust and Savings Bank, as Rights Agent, at a purchase price of $1.17 per share, net to the seller in cash (the "Consideration"), to be followed by a merger of Merger Sub with and into the Company (the cash tender offer and the merger collectively, the "Transaction") whereby each share of Company Common Stock not owned directly or indirectly by the Company or Temple-Inland will be converted into the right to receive the Consideration, and as a result, the Company will become a wholly owned subsidiary of Temple-Inland. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested Deutsche Banc Alex. Brown's opinion, as investment bankers, as to the fairness of the Consideration, from a financial point of view, to the stockholders of Gaylord.

     In connection with Deutsche Banc Alex. Brown's role as financial advisor to the Company, and in arriving at its opinion, Deutsche Banc Alex. Brown has reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. Deutsche Banc Alex. Brown has also held discussions with members of the senior management of the Company regarding the business and prospects of the Company. In addition, Deutsche Banc Alex. Brown has (i) reviewed the reported prices and trading activity for Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     Deutsche Banc Alex. Brown has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Banc Alex. Brown has assumed and relied upon the accuracy and completeness of all such information and Deutsche Banc Alex. Brown has not conducted a physical inspection of any of the properties or assets, and has not prepared any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections made available to Deutsche Banc Alex. Brown and used in its analyses, Deutsche Banc Alex. Brown has assumed that they have been reasonably prepared on bases reflecting the best current available estimates and judgments of the management of the Company, as to the matters covered thereby. In rendering its opinion, Deutsche Banc Alex. Brown expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Banc Alex. Brown's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

     For purposes of rendering its opinion, Deutsche Banc Alex. Brown has assumed that, in all respects material to its analysis, the representations and warranties of the Company, Temple-Inland, and Merger Sub contained in the Merger Agreement are true and correct, the Company, Temple-Inland and Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company, Temple-Inland and Merger Sub to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Banc Alex. Brown has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained.

     This opinion is for the use and benefit of the Board of Directors of Gaylord and is not a recommendation to the stockholders as regards the Transaction or as to whether they should tender their shares of Company Common Stock or vote in favor of the adoption of the Merger Agreement. This opinion is limited to the fairness, from a financial point of view, to the stockholders of Gaylord of the Consideration, and Deutsche Banc Alex. Brown expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction. In addition, we do not offer any opinion as to the Notes Tender Offers, as defined in the Merger Agreement. This opinion may be reproduced in full in any Schedule TO, Schedule 14D-9, offer to purchase, proxy or information statement mailed to stockholders of the Company in connection with the Transaction but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

     Deutsche Banc Alex. Brown will be paid a fee for its services as financial advisor to Gaylord in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Banc AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking and other financial services to the Company for which it has received compensation, including acting as administrative agent for the Company's Term Loan Facility and Revolving Credit Facility, and facility agent for the Company's Accounts Receivable Revolving Credit Facility. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and Temple-Inland for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

     Based upon and subject to the foregoing, it is Deutsche Banc Alex. Brown's opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to the stockholders of Gaylord.

                                          Very truly yours,

                                          /s/ DEUTSCHE BANC ALEX. BROWN INC.
                                          --------------------------------------
                                          DEUTSCHE BANC ALEX. BROWN INC.

                                                                         ANNEX D

                           OPINION OF ROTHSCHILD INC.

                          [ROTHSCHILD INC. LETTERHEAD]

                                                                January 21, 2002

CONFIDENTIAL

Board of Directors
Gaylord Container Corporation
500 Lake Cook Road, Suite 400
Deerfield, Illinois 60015

Members of the Board of Directors:

     You have asked us to advise you with respect to the fairness to the holders of common stock of Gaylord Container Corporation (the "Company"), from a financial point of view, of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated January 21, 2002 (the "Merger Agreement"), among the Company, Temple-Inland Inc. (the "Acquiror"), and Temple-Inland Acquisition Corporation (the "Sub"). The Merger Agreement provides, among other things, that (i) the Sub will commence a cash tender offer to acquire all of the issued and outstanding common shares of the Company's common stock, par value $0.001 per share (the "Common Shares"), including the associated Preferred Share Purchase Rights issued pursuant to the Rights Agreement, dated as of June 12, 1995, between the Company and Harris Trust and Savings Bank, as Rights Agent, at a purchase price of $1.17 per Common Share, net to the seller in cash (the "Offer"); (ii) promptly following consummation of the Offer, the Sub will be merged with and into the Company with the Company as the surviving corporation (the "Merger"); (iii) the Company will become a wholly-owned subsidiary of the Acquiror as a result of the Merger; and
(iv) each of the then outstanding Common Shares not owned directly or indirectly by the Company or the Acquiror will be converted into the right to receive $1.17 in cash.

     In arriving at our opinion, we have, among other things, (i) reviewed the Merger Agreement and certain related documents; (ii) reviewed certain publicly available business and financial information relating to the Company; (iii) reviewed certain audited and unaudited financial statements relating to the Company and certain other financial and operating data, including financial forecasts, concerning the Company's business provided to or discussed with us by the management of the Company; (iv) held discussions with Company management regarding past and current operations and financial condition and prospects of the Company; (v) compared the financial performance of the Company with those of certain publicly traded companies in the paper and packaging industry; (vi) reviewed, to the extent publicly available, the financial terms of certain paper and packaging industry transactions; (vii) discussed the proposed Offer with the management of the Company and their other advisors and consultants; and (viii) considered such other factors and information as we deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify any information utilized, or considered by us in formulating our opinion and have relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for the Company provided to or otherwise discussed with us, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of the management of the Company, as the case may be, as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. We also have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates on which the most recent financial statements or other financial and business information relating to the Company were made available to us. We further have assumed that the Merger will be consummated in all material respects in accordance with the terms and conditions described in the Merger Agreement without any waiver or modification thereof. Rothschild has also assumed that the material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained. We have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company. Our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligations to update, revise or reaffirm this opinion.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. In the ordinary course of business, we and our affiliates may trade the securities of the Company and the Acquiror for our own and/or their own accounts or for the accounts of customers and may, therefore, at any time hold a long or short position in such securities.

     This opinion is for the information of the Board of Directors of the Company in connection with its evaluation of the Offer and the Merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger or whether such stockholder should tender shares pursuant to the Offer. This opinion is limited to the fairness from a financial point of view, to the stockholders of the Company of the consideration pursuant to the Offer, and we express no opinion as to the merits of the underlying decision by the Company to engage in the Merger. In addition we do not offer any opinion as to the Notes Tender Offers, as defined in the Merger Agreement. This opinion may be reproduced in full in any Schedule TO, Schedule 14D-9, offer to purchase, proxy or information statement mailed to stockholders of the Company in connection with the Offer and Merger but may not otherwise be disclosed publicly in any manner without prior written approval and must be treated as confidential.

     Based upon the foregoing and other factors we deem relevant and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by the holders of common stock of the Company pursuant to the Offer and the Merger is fair, from a financial point of view, to such stockholders.

                                          Very truly yours,

                                          /s/ ROTHSCHILD INC.
                                          --------------------------------------
                                          ROTHSCHILD INC.

                                       D-2